Exhibit 10.1

Execution Version

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

among

MACK-CALI REALTY, L.P.

and

JPMORGAN CHASE BANK, N.A.

BANK OF AMERICA, N.A.

and

OTHER LENDERS WHICH MAY BECOME

PARTIES TO THIS AGREEMENT

with

JPMORGAN CHASE BANK, N.A.
AS ADMINISTRATIVE AGENT, SWING LENDER AND FRONTING BANK,

and

BANK OF AMERICA, N.A., AS SYNDICATION AGENT,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
U.S. BANK NATIONAL ASSOCIATION, and
DEUTSCHE BANK AG NEW YORK BRANCH, AS DOCUMENTATION AGENTS,

and

SUNTRUST BANK, PNC BANK, NATIONAL ASSOCIATION,
CITIBANK, N.A., COMERICA BANK,
THE BANK OF NEW YORK MELLON, CAPITAL ONE, N.A., and
THE BANK OF TOKYO - MITSUBISHI UFJ, LTD., AS MANAGING AGENTS,

and

J.P. MORGAN SECURITIES LLC
and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, AS JOINT LEAD
ARRANGERS AND JOINT BOOKRUNNERS

Dated as of July 16, 2013

v

EXHIBITS

A	Form of Revolving Credit Note/Swing Loan Note
B	Form of Subsidiary Guaranty
C	Form of Revolving Credit Loan/Swing Loan/Letter of Credit Request
D	Form of Compliance Certificate
E	Form of Closing Certificate
F	Form of Assignment and Assumption Agreement
G	Form of Competitive Bid Note
H	Form of Competitive Bid Quote Request
I	Form of Invitation for Competitive Bid Quotes
J	Form of Competitive Bid Quote
K	Form of Notice of Acceptance or Non-acceptance
L	Form of Notice of Continuation/Conversion
M	Form of Designated Bank Note
N	Form of Designation Agreement
O-1	Form of U.S. Tax Compliance Certificate
O-2	Form of U.S. Tax Compliance Certificate
O-3	Form of U.S. Tax Compliance Certificate
O-4	Form of U.S. Tax Compliance Certificate

SCHEDULES

SCHEDULE CBD	CBD Properties
SCHEDULE EMPL	List of Employee Agreements with Key Management Individuals
SCHEDULE EG	List of Eligible Ground Leases as of Closing Date
SCHEDULE SG	List of Subsidiary Guarantors
SCHEDULE 1.2	Lenders’ Commitments
SCHEDULE 3.7	Existing Letters of Credit
SCHEDULE 6.1(b)	Capitalization; Outstanding Securities, Etc.
SCHEDULE 6.3(a)	Unencumbered Properties
SCHEDULE 6.3(c)	Partially Owned Real Estate Holding Entities
SCHEDULE 6.7	Litigation
SCHEDULE 6.15	Certain Transactions
SCHEDULE 6.18	Environmental Compliance
SCHEDULE 6.19	Subsidiaries

FOURTH AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made as of the 16th day of July, 2013, by and among MACK-CALI REALTY, L.P., a Delaware limited partnership (“MCRLP” or the “Borrower”), having its principal place of business at 343 Thornall Street, Edison, New Jersey 08837-2206, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), having its principal place of business at 270 Park Avenue, New York, New York  10017, BANK OF AMERICA, N.A. (“Bank of America”), a national banking association having an address at 901 Main Street, Dallas, Texas  75202, and the other lending institutions party hereto or which may become parties hereto pursuant to §18 (individually, a “Lender” and collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as the swing lender, fronting bank and administrative agent for itself and each other Lender, and BANK OF AMERICA, N.A., as the syndication agent.

RECITALS

A.            The Borrower and its Subsidiaries are primarily engaged in the business of owning, purchasing, developing, constructing, renovating and operating office, office/flex, industrial/warehouse and multifamily residential properties in the United States.

B.            Mack-Cali Realty Corporation, a Maryland corporation (“MCRC”), is the sole general partner of MCRLP, holds in excess of 87% of the partnership interests in MCRLP as of the date hereof, is qualified to elect REIT status for income tax purposes, and has agreed to guaranty the obligations of the Borrower hereunder.

C.            The Borrower, certain of the Lenders, certain other lending institutions, and the Administrative Agent are parties to a Third Amended and Restated Revolving Credit Agreement dated as of October 21, 2011 (the “2011 Agreement”), which amended and restated in its entirety a Second Amended and Restated Revolving Credit Agreement dated as of November 23, 2004, as amended, which, in turn, amended and restated in its entirety an Amended and Restated Revolving Credit Agreement dated as of September 27, 2002, which, in turn, amended and restated in its entirety that certain Revolving Credit Agreement dated as of April 16, 1998.

D.            The Borrower, the Lenders and the Administrative Agent wish to amend and restate the 2011 Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION.

§1.1.       Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

2011 Agreement.  As defined in the recitals.

Absolute Competitive Bid Loan.  See §2A.3(a).

Accountants.  In each case, nationally-recognized, independent certified public accountants reasonably acceptable to the Administrative Agent.  The Lenders hereby acknowledge that PricewaterhouseCoopers LLP and the other major national accounting firms are acceptable accountants.

Acquisition Property.  Any Real Estate that either (a) has been owned for fewer than eight (8) fiscal quarters or (b) in the case of Real Estate developed by the Borrower or any Property Owning Subsidiary, has been in service for fewer than eight (8) fiscal quarters, in each case ((a) or (b)) unless the Borrower has made a one-time election to no longer treat such Real Estate as an Acquisition Property for purposes of this Agreement.

Adjusted Unencumbered Property NOI.  With respect to any fiscal period for any Unencumbered Property, the net income of such Unencumbered Property during such period, as determined in accordance with GAAP, before adjustment for (a) gains (or losses) from debt restructurings, any impairments, non-cash valuation charges or extraordinary items relating to such Unencumbered Property, (b) minority interests, not inconsistent with the wholly-owned Subsidiary requirements for Unencumbered Properties and (c) income taxes; plus (x) interest expense relating to such Unencumbered Property and (y) depreciation and amortization relating to such Unencumbered Property and (z) the noncash portion of executive stock award rights and stock purchase rights relating to the Unencumbered Property in question included in written executive employment agreements, written employee plans or other written non-monetary employment compensation provisions to the extent excluded from net income, as determined in accordance with GAAP; minus a recurring capital expense reserve equal to (x) in the case of Unencumbered Properties that are office, office-flex or industrial properties, one and one-half percent (1.5%) of total revenue (excluding interest income) of such Unencumbered Property for such period and (y) in the case of Unencumbered Properties that are multi-family residential properties, $250 per apartment unit for each fiscal year, all after adjustments to eliminate the effect of the straight-lining of rents affecting such Unencumbered Property.

Administrative Agent.  JPMorgan acting as administrative agent for the Lenders, or any successor administrative agent, as permitted by §14.

Administrative Agent’s Head Office.  The Administrative Agent’s head office located at 270 Park Avenue, New York, New York  10017, or at such other location as the Administrative Agent may designate from time to time pursuant to §19 hereof, or the office of any successor Administrative Agent permitted under §14 hereof.

Administrative Questionnaire.  An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate.  With reference to any Person, (i) any director or executive officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person (other than a mutual fund which owns 10% or more of the common stock of MCRC) and (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agreement.  This Fourth Amended and Restated Revolving Credit Agreement, including the schedules and exhibits hereto, as the same may be from time to time amended and in effect.

Alternate Base Rate.  For any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) assuming that on such day a LIBOR Rate Loan was being made, the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

Alternate Base Rate Loans.  Those Revolving Credit Loans bearing interest calculated by reference to the Alternate Base Rate, including a Loan converted from a Swing Loan in accordance with §2.1(b)(ii).

Anti-Terrorism Laws.  Any law, rule or regulation related to terrorism financing, economic sanctions or money laundering, including: 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

Applicable L/C Percentage.  As of any date of determination, a per annum percentage equal to the Applicable Margin for Revolving Credit LIBOR Rate Loans then in effect.

Applicable Margin.  The applicable margin (if any) over the then Alternate Base Rate or LIBOR Rate, as applicable to the Revolving Credit Loan(s) in question, as set forth below, which is used in calculating the interest rate applicable to Revolving Credit Loans and which shall vary from time to time in accordance with MCRLP’s debt ratings, if any.  The Applicable Margin to be used in calculating the interest rate applicable to Alternate Base Rate Loans or Revolving Credit LIBOR Rate Loans shall vary from time to time in accordance with MCRLP’s then applicable (if any) (x) Moody’s debt rating and/or (y) S&P debt rating, as set forth below in this definition, and the Applicable Margin shall be adjusted effective on the next Business Day following any change in MCRLP’s Moody’s debt rating or S&P debt rating, as the case may be.  MCRLP shall notify the Administrative Agent in writing promptly after becoming aware of any change in any of its debt ratings.  In order to qualify for an Applicable Margin based upon a debt rating, MCRLP shall maintain debt ratings from Moody’s or S&P so long as such Persons are in the business of providing debt ratings for the REIT industry; provided that if MCRLP fails to maintain at least one debt rating from Moody’s or S&P, the Applicable Margin shall be based upon an S&P rating of less than BBB- in the table below.  If at any time of determination of the Applicable Margin, (a) MCRLP has then current debt ratings from both Moody’s and S&P, then the Applicable Margin shall be based on the higher of such ratings and (b) MCRLP has then current debt ratings from only one of Moody’s or S&P, then the Applicable Margin shall be based on such rating.

The applicable debt ratings and the Applicable Margins are set forth in the following table:

S&P Rating	Moody’s Rating	Applicable Margin for Revolving Credit LIBOR Rate Loans	Applicable Margin for Alternate Base Rate Loans
No rating or less than BBB-	No rating or less than Baa3	1.70%	0.70%
BBB-	Baa3	1.30%	0.30%
BBB	Baa2	1.10%	0.10%
BBB+	Baa1	1.00%	0%
A- or higher	A3 or higher	0.925%	0%

Arrangers. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Assignment and Assumption.  See §18.1.

Bankruptcy Event. With respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Borrower.  As defined in the preamble hereto.

Building.  Individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate.

Business Day.  Any day on which banking institutions in New York, New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries or any Partially-Owned Entity is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capitalized Unencumbered Property NOI.  As of any date of determination with respect to an Unencumbered Property (other than an Acquisition Property), an amount equal to the Revised Adjusted Unencumbered Property NOI for such Unencumbered Property for the most recent two (2) complete fiscal quarters multiplied by two (2), with the product being divided by 7.75%, except with respect to (x) CBD Properties, which shall be divided by 6.75% and (y) multi-family residential properties, which shall be divided by 6.0%; provided that if such Unencumbered Property has been owned for fewer than two (2) complete fiscal quarters, the Revised Adjusted Unencumbered Property NOI for such Unencumbered Property shall be calculated by using the actual results for the period that such Unencumbered Property has been owned and adjusting such results for a period of two (2) complete fiscal quarters.

CBD Property(ies).  Collectively, (a) any Real Estate listed on Schedule CBD attached hereto, (b) any improved Real Estate which is located in the borough of Manhattan in New York, New York, Jersey City, New Jersey, or Washington, D.C. which is acquired or developed after the Closing Date, and (c) any other improved Real Estate which is located in markets with characteristics similar to those identified in clause (b) and is designated by the Agent and the Borrower as a CBD Property from time to time, but excluding in all cases any multi-family residential properties.

CERCLA.  See §6.18.

Change in Law.  (a) The adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any

Lender or the Fronting Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Fronting Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, implemented or issued.

Closing Date.  July 16, 2013, which is the date on which all of the conditions set forth in §10 have been satisfied or waived in accordance with §25.

Code.  The Internal Revenue Code of 1986, as amended and in effect from time to time.

Commitment.  With respect to each Lender, the amount set forth from time to time on Schedule 1.2 hereto as the amount of such Lender’s Commitment to make Revolving Credit Loans and Refunded Swing Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower.

Commitment Percentage.  With respect to each Lender, a percentage equal to such Lender’s Commitment divided by the Total Commitment.

Competitive Bid Loan Accounts.  See §2A.2(a).

Competitive Bid Loans.  A borrowing hereunder consisting of one or more loans made by any of the participating Lenders whose offer to make a Competitive Bid Loan as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in §2A hereof.

Competitive Bid Margin.  See §2A.5(b)(iv).

Competitive Bid Notes.  See §2A.2(b).

Competitive Bid Quote.  An offer by a Lender to make a Competitive Bid Loan in accordance with §2A.5 hereof.

Competitive Bid Quote Request.  See §2A.3.

Competitive Bid Rate.  See §2A.5(b)(v).

Completed Revolving Credit Loan Request.  A loan request accompanied by all information required to be supplied under the applicable provisions of §2.5.

Completed Swing Loan Request.  A loan request accompanied by all information required to be supplied under the applicable provisions of §2.5.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of MCRC and its subsidiaries (including the Borrower and its Subsidiaries) or MCRLP and its subsidiaries, as the case may be, consolidated in accordance with GAAP, excluding the effects of consolidation of investments in non-wholly owned subsidiaries under Accounting Standard Codification 810 of the Financial Accounting Standards Board.

Consolidated Adjusted Net Income.  For any period, an amount equal to the consolidated net income of MCRC, the Borrower and their respective Subsidiaries for such period, as determined in accordance with GAAP, before (a) gains (or losses) from the sale of real property or interests therein, debt restructurings, extinguishment or forgiveness of debt, write-ups or write-downs, deduction of acquisition costs for consummated acquisitions, non-cash valuation charges and other extraordinary or non-recurring items, (b) minority interests of said Persons in other Persons and (c) income taxes; plus (w) interest expense, (x) depreciation and amortization, (y) the noncash portion of executive stock award rights and stock purchase rights included in written executive employment agreements, written employee plans or other written non-monetary employment compensation provisions, and (z) certain non-recurring cash payments made pursuant to certain written employment agreements, written employee plans or other written employment compensation provisions with key management individuals existing as of the date hereof and described on Schedule EMPL hereto and their successors (as such agreements, plans and provisions may be amended from time to time) in an amount not to exceed $20,000,000 in the aggregate during any fiscal year; minus a recurring capital expense reserve in an amount equal to (x) in the case of office, office-flex and industrial properties, one and one-half percent (1.5%) of consolidated total revenue (excluding interest income) of MCRC, the Borrower and their respective Subsidiaries and (y) in the case of multi-family residential properties, $250 per apartment unit for each fiscal year; all after adjustments to eliminate the effect of the straight-lining of rents; and all after adjustments for unconsolidated partnerships, joint ventures and other entities.

Consolidated Capitalized NOI.  As of any date of determination, an amount equal to Revised Consolidated Adjusted Net Income for the most recent two (2) completed fiscal quarters multiplied by two (2), with the product being divided by 7.75%, except with respect to (x) CBD Properties, which shall be divided by 6.75% and (y) multi-family residential properties, which shall be divided by 6.0%; provided that if any Real Estate has been owned for fewer than two (2) complete fiscal quarters, the Revised Consolidated Adjusted Net Income for such Real Estate shall be calculated by using the actual results for the period that such Real Estate has been owned and adjusting such results for a period of two (2) complete fiscal quarters.

Consolidated Fixed Charges.  For any fiscal period, the sum of (a) Consolidated Total Interest Expense, plus (b) the aggregate amount of all scheduled principal payments on all Indebtedness of MCRC, the Borrower and their respective Subsidiaries required to be made during such period, excluding optional prepayments and balloon principal payments due at maturity, plus (c) the aggregate of all Distributions payable on the preferred stock of or other preferred beneficial interests in the Borrower, MCRC or any of their respective Subsidiaries during such period.

Consolidated Secured Indebtedness.  As of any date of determination, the aggregate principal amount of all Indebtedness of MCRC, the Borrower and their respective Subsidiaries outstanding at such date secured by a Lien on the Real Estate of such Person, without regard to Recourse.

Consolidated Total Capitalization.  As of any date of determination, with respect to MCRC, the Borrower and their respective Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum (without double-counting) of:

(a)           Consolidated Capitalized NOI (other than with respect to (1) Acquisition Properties and (2) Real Estate with a negative Consolidated Capitalized NOI), plus

(b)           the cost of all Acquisition Properties (after taking into account any impairments), including all costs incurred by the Borrower in connection with the development of any Acquisition Properties, plus

(c)           the value of Unrestricted Cash and Cash Equivalents (excluding until forfeited or otherwise entitled to be retained by the Borrower or its Subsidiaries, tenant security and other restricted deposits); provided that no portion of such Unrestricted Cash and Cash Equivalents will be added to Consolidated Total Capitalization if such portion of Unrestricted Cash and Cash Equivalents have been deducted from Consolidated Total Liabilities or Consolidated Secured Indebtedness in the calculation of the financial covenants in §9.1 or §9.2 of this Agreement, plus

(d)           the aggregate costs (after taking into account any impairments) incurred and paid to date by the Borrower and its Subsidiaries with respect to Construction-In-Process, plus

(e)           the value of Indebtedness of third parties to the Borrower and its Subsidiaries for borrowed money which is secured by mortgage liens on real estate (valued in accordance with GAAP at the book value of such Indebtedness and not then more than 90 days past due or declared by the Borrower or its relevant Subsidiary to be past due), plus

(f)            the actual net cash investment by the Borrower and its Subsidiaries in any Other Investments (wherein any such Other Investment (x) does not have any Indebtedness that is then more than 90 days past due or (y) has not been declared to be in default of any monetary or material monetizable obligations), plus

(g)           the book value of Unimproved Non-Income Producing Land; plus

(h)           the value of Eligible Cash 1031 Proceeds;

provided that the value of each of the foregoing items comprising Consolidated Total Capitalization (other than Eligible Cash 1031 Proceeds) shall be subject to the following capped amounts for determining Consolidated Total Capitalization:

(i)                                     the book value of Unimproved Non-Income Producing Land shall be limited to ten (10%) percent of Consolidated Total Capitalization;

(ii)                                  investments in Other Investments shall be limited to fifteen (15%) percent of Consolidated Total Capitalization;

(iii)                               the aggregate Project Costs of all Construction-in-Process shall be limited to fifteen (15%) percent of Consolidated Total Capitalization.  For purposes hereof, Construction-in-Process shall not include so-called “build to suit” properties which are seventy-five (75%) percent pre-leased (by rentable square foot) and a property shall continue to be valued (for financial covenant compliance purposes) as Construction-in-Process until the end of four (4) consecutive calendar quarters following substantial completion of such property;

(iv)                              the value of Indebtedness of third parties to the Borrower, MCRC, or their Subsidiaries for borrowed money which is unsecured or is secured by mortgage liens (valued at the book value of such Indebtedness) shall be limited to fifteen (15%) percent of Consolidated Total Capitalization;

(v)                                 the investments set forth in clauses (i) through (iv) above, taken in the aggregate, shall be limited to thirty (30%) percent of Consolidated Total Capitalization;

(vi)                              investments in Real Estate, other than (x) office, office flex, industrial/warehouse, and/or multi-family residential properties and (y) any such other Real Estate that is part of a mixed-use development consisting of at least 50% office, office flex, industrial/warehouse, and/or multi-family residential properties (by leasable square footage of such development), taken in the aggregate, shall be limited to fifteen (15%) percent of Consolidated Total Capitalization; and

(vii)                           investments in Partially-Owned Entities, including investments in Other Investments, shall be limited to thirty percent (30%) of Consolidated Total Capitalization.

Consolidated Total Interest Expense.  For any fiscal period, the aggregate amount of interest required in accordance with GAAP to be paid or accrued, without double-counting, by MCRC, the Borrower and their respective Subsidiaries during such period on all Indebtedness of

MCRC, the Borrower and their respective Subsidiaries outstanding during all or any portion of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest expenses in respect of any Synthetic Lease but excluding non-cash interest expense in respect of convertible debt.

Consolidated Total Liabilities.  As of any date of determination, without double-counting, all liabilities of MCRC, the Borrower and their respective Subsidiaries, including guaranties of payment for any Other Investment, determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of MCRC, the Borrower and their respective Subsidiaries, and all Indebtedness of MCRC, the Borrower and their respective Subsidiaries, whether or not so classified (excluding, to the extent otherwise included in Consolidated Total Liabilities, restricted cash held on account of tenant security and other restricted deposits).

Consolidated Total Unsecured Interest Expense.  For any fiscal period, Consolidated Total Interest Expense with respect to Consolidated Unsecured Indebtedness only for such period.

Consolidated Unsecured Indebtedness.  As of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of MCRC, the Borrower and their respective Subsidiaries outstanding at such date, including without limitation the aggregate principal amount of all the Obligations under this Agreement as of such date, determined on a consolidated basis in accordance with GAAP, without regard to Recourse.

Construction-In-Process.  Any Real Estate for which the Borrower, any of the Borrower’s Subsidiaries or any Partially-Owned Entity is actively pursuing construction, renovation, or expansion of Buildings and, except for purposes of clause (iii) to the proviso in the definition of Consolidated Total Capitalization in §1.1 hereof, for which construction is proceeding to completion without undue delay from Permit denial, construction delays or otherwise, all pursuant to such Person’s ordinary course of business.  Notwithstanding the foregoing, tenant improvements to previously constructed and/or leased Real Estate shall not be considered Construction-In-Process.

Conversion Request.  A notice given by the Borrower to the Administrative Agent of its election to convert or continue a Revolving Credit Loan in accordance with §2.6.

debt ratings.  Long-term, unsecured, non-credit enhanced debt ratings.

Default.  As of the relevant time of determination, an event or occurrence which solely with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

Defaulting Lender.  Any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Fronting Bank, the Swing Lender and each Lender.

Designated Bank.  A special purpose entity that (i) shall have become a party to this Agreement pursuant to §18.10, and (ii) is not otherwise a Lender.

Designated Bank Notes.  Promissory notes of the Borrower, substantially in the form of Exhibit M hereto, evidencing the obligation of the Borrower to repay Competitive Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” means any one of such promissory notes issued under §18.10.

Designation Agreement.  A designation agreement in substantially the form of Exhibit N attached hereto, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

Disqualifying Environmental Event.  Any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to any Real Estate that is reasonably likely to have a material adverse effect on the value of such Real Estate.

Distribution.

(i)            with respect to the Borrower or its Subsidiaries, any dividend or distribution of cash or other cash equivalent, directly or indirectly, to the partners or other equity interest holders of the Borrower or its Subsidiaries in respect of such partnership or other equity interest or interests so characterizable; or any other distribution on or in respect of any partnership interests of the Borrower or its Subsidiaries; and

(ii)           with respect to MCRC, the declaration or payment of any cash dividend or distribution on or in respect of any shares of any class of capital stock of MCRC.

Dollars or $.  Dollars in lawful currency of the United States of America.

Drawdown Date.  The date on which any Revolving Credit Loan or Swing Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.6.

Eligible Assignee.  Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000, calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting at all times with respect to this Agreement through a branch or agency located in the United States of America, (d) the central bank of any country which is a member of OECD, (e) a financial institution reasonably acceptable to the Administrative Agent which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 and (f) a Lender or a Lender Affiliate; provided that, in any event, Eligible Assignees shall not include any Defaulting Lender or the Borrower, MCRC and their respective Subsidiaries and Affiliates.

Eligible Cash 1031 Proceeds. The cash proceeds held by a “qualified intermediary” from the sale of Real Estate, which proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Real Estate in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds MCRC, the Borrower or any Subsidiary has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in Treasury Regulations Section 1.1031(k)-1(g)(4)) (the “Regulations”)) or until such exchange is terminated.  Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

Eligible Ground Lease.  A ground lease that (a) has a minimum remaining term of thirty (30) years, including tenant controlled options, as of any date of determination, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord’s fee interest, and (c) is otherwise acceptable for Without Recourse leasehold mortgage financing under customary prudent lending requirements.  The Eligible Ground Leases as of the date of this Agreement are listed on Schedule EG.

Embargoed Person.  Any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other law, rule or regulation.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See §6.18(a).

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the weighted average of the rates (expressed as a decimal) at which all of the Lenders subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default.  See §12.1.

Excluded Taxes.  Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other

Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under § 4.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to § 4.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with § 4.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Facility Fee.  See §2.4(f).

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Effective Rate. For any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Fee Letter.  See §2.4(d).

Financial Statement Date.  With respect to the Borrower, MCRC and their respective subsidiaries, December 31, 2012.

Fitch.  Fitch Ratings, a division of Fitch, Inc., and its successors.

Foreign Lender.  (a) If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fronting Bank.  With respect to any letters of credit issued under this Agreement on or after the date hereof, JPMorgan, or with the consent of the Administrative Agent and the Borrower, another Lender.

Funds From Operations.  As defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time, but in any event excluding one-time or non-recurring charges and non-cash valuation charges.

GAAP.  Generally accepted accounting principles in effect from time to time in the United States, consistently applied.

Governmental Authority.  The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or MCRC, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranties.  Collectively, (i) the MCRC Guaranty, (ii) any Subsidiary Guaranty, and (iii) any other guaranty of the Obligations made by an Affiliate of the Borrower in favor of the Administrative Agent and the Lenders.

Guarantors.  Collectively, MCRC, any Subsidiary Guarantors and any other Affiliate of the Borrower executing a Guaranty; provided, however, when the context so requires, Guarantor shall refer to MCRC or such Affiliate, as appropriate.  From and after the release of the Guaranty of any Subsidiary Guarantor pursuant to §5 below, such Subsidiary Guarantor shall no longer be considered a “Guarantor” for purposes of this Agreement.

Hazardous Substances.  See §6.18(b).

Indebtedness.  All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, including, without limitation, (a) all obligations for borrowed money and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, negative pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations under any Capitalized Lease (determined in accordance with §9.9) or any Synthetic Lease; (d) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, (without double counting and in accordance with §9.0) in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase  indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, (e) the obligations to reimburse the issuer in respect of any letters of credit, (f) obligations in respect of banker acceptances, (g) obligations for the deferred purchase price of property to the extent of the value of such property (excluding accounts payable and expenses arising in the ordinary course of business), (h) payment obligations in respect of interest rate contracts, financial derivatives contracts and foreign exchange contracts, net of liabilities owed by the counterparties thereon, and (i) to the extent not otherwise included, obligations of the Borrower under so-called forward equity purchase contracts to the extent that such obligations are not payable solely in equity interests in MCRC; but, in any case, excluding Other Investments.

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Intercompany Secured Debt.  See §8.2(vi).

Interest Payment Date.  (i) As to any Alternate Base Rate Loan and Swing Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (ii) as to any Revolving Credit LIBOR Rate Loan in respect of which the Interest Period is (A) three (3) months or less, the last day of such Interest Period and (B) more than three (3) months, the date that is three (3) months from the first day of such Interest Period, each date that is three (3) months thereafter, and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the following periods (as selected by the Borrower in a Completed Revolving Credit Loan Request or as otherwise in accordance with the terms of this Agreement): (i) for any Alternate Base Rate Loan, the last day of the calendar month, (ii) for any Revolving Credit LIBOR Rate Loan, 1, 2, 3, 6, or 12 (if available from all Lenders) months (provided that the Interest Period for Revolving Credit LIBOR Rate Loans may be shorter than one (1) month, to the extent available, in order to consolidate two (2) or more Revolving Credit LIBOR Rate Loans), (iii) for any Absolute Competitive Bid Loan, a market period not to extend beyond the Maturity Date, (iv) for any LIBOR Competitive Bid Loan, 1, 2, 3, 6, or 12 months, and (v) for any Swing Loan, the date on which it is repaid or converted to an Alternate Base Rate Loan in accordance with §2.1(b) of this Agreement; and (b) thereafter, each period commencing at the end of the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of the applicable period set forth in (a) above as selected by the Borrower in a Conversion Request or as otherwise in accordance with this Agreement; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)          if any Interest Period with respect to an Alternate Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(B)          if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(C)          if the Borrower shall fail to give a Conversion Request as provided in §2.6, the Borrower shall be deemed to have requested a continuation of the affected Revolving Credit LIBOR Rate Loan as a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the last day of the then current Interest Period with respect thereto, other than during the continuance of a Default or an Event of Default;

(D)          any Interest Period relating to any LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subparagraph (E) below, end on the last Business Day of a calendar month; and

(E)           any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investment Grade Credit Rating.  A long-term unsecured, non-credit enhanced debt rating (a) from Moody’s of Baa3 or higher or (b) from S&P of BBB- or higher.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise, but without double-counting): (i) for the acquisition of stock, partnership or other equity interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, any Person; and (ii) for the acquisition of any other obligations of any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

JPMorgan.  As defined in the recitals.

L/C Exposure.  At any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all outstanding Reimbursement Obligations.  The LC Exposure of any Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

Leases.  Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in or on the Buildings or on the Real Estate by persons other than the Borrower, its Subsidiaries or any Partially-Owned Entity, provided that “Leases” shall include any such lease, license or other such agreement with a Partially-Owned Entity if such lease, license or other agreement is at a market level rent and related tenant charges, which are required to be paid monthly or, in the case of non-rent tenant charges, when usually and customarily required to be paid by other tenants of the same Real Estate (and at least annually).

Lender Affiliate.  With respect to any Lender, an Affiliate of such Lender.

Lender Party.  The Administrative Agent, the Fronting Bank, the Swing Lender or any other Lender.

Lenders.  Collectively, the Administrative Agent, any other lenders which may provide additional commitments and become parties to this Agreement, and any other Person who becomes an assignee of any rights of a Lender pursuant to §18 or a Person who acquires all or substantially all of the stock or assets of a Lender.

Letter of Credit.  See §3.1.1.

Letter of Credit Application.  See §3.1.1.

Letter of Credit Collateral.  See §3.8.

Letter of Credit Collateral Account.  See §3.8.

Letter of Credit Fee.  See §3.6.

Letter of Credit Participation.  See §3.1.4.

LIBOR Breakage Costs.  In the case of any LIBOR Rate Loan, such loss, cost or expense to any Lender, which shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had the event described in §4.8 not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the market interest rate which such Lender would bid were it to reasonably bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

LIBOR Competitive Bid Loan(s).  See §2A.3(a).

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100 of one percent) equal to the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate does not appear on such page

(or on any successor or substitute page on such screen or otherwise on such screen), the “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates for Dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

In the event that the Board of Governors of the Federal Reserve System shall impose a reserve requirement with respect to LIBOR deposits of the Lenders, then for any period during which such reserve requirement shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1.00) minus the Eurocurrency Reserve Rate.

LIBOR Rate Loan(s).  Loans bearing interest calculated by reference to the LIBOR Rate.

Lien.  See §8.2.

Loan Documents.  Collectively, this Agreement, the Letter of Credit Applications, the Letters of Credit, the Notes, the Guaranties, and any and all other agreements, instruments or documents now or hereafter identified thereon as a “Loan Document” under this Agreement, and all schedules, exhibits and annexes hereto or thereto, as the same may from time to time be amended and in effect.

Loans.  The Revolving Credit Loans, Swing Loans and the Competitive Bid Loans.

Material Adverse Effect.  Any event or occurrence of whatever nature which:  (a) has a material adverse effect on the business, properties, operations or financial condition of (i) the Borrower or (ii) MCRC or (iii) the Borrower, MCRC and their respective Subsidiaries, taken as a whole, (b) has a material adverse effect on the ability of the Borrower or any Guarantor to perform its payment and other material obligations under any of the Loan Documents, or (c) causes a material impairment of the validity or enforceability of any of the Loan Documents or any material impairment of the rights, remedies and benefits available to the Administrative Agent and the Lenders under any of the Loan Documents.

Material Subsidiary.  Any (x) Property Owing Subsidiary that owns any Real Estate that the Borrower has elected to treat as an Unencumbered Property, (y) any Subsidiary Guarantor, or (z) any other Subsidiary of the Borrower or MCRC which contributes at least $10,000,000 to Consolidated Total Capitalization, other than any such Subsidiary that is only liable for Without Recourse obligations.

Maturity Date. July 31, 2017, or such earlier date on which the Loans shall become due and payable pursuant to the terms thereof.  The Borrower may, by written notice to the Administrative Agent given at least thirty (30) days but not more than one hundred and eighty

(180) days prior to the then scheduled Maturity Date, extend the Maturity Date up to two times for a period of six months per extension (for a total possible extension of one (1) year), provided that no Default or Event of Default (other than a Non-Material Breach) shall have occurred and be continuing on the date of such notice and that the Borrower shall have paid an aggregate extension fee for each extension equal to 0.075% of the Total Commitment (to the Administrative Agent for the ratable benefit of the Lenders) on or prior to the then scheduled Maturity Date.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such maximum aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

MCRC.  As defined in the recitals.

MCRC Guaranty.  The Guaranty reaffirmed as of the date hereof made by MCRC in favor of the Administrative Agent and the Lenders pursuant to which MCRC guarantees to the Administrative Agent and the Lenders the unconditional payment and performance of the Obligations.

MCRC Organizational Change.  See §7.7.

Moody’s.  Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or MCRC, as the case may be, or any ERISA Affiliate.

Non-Material Breach.  A (i) breach of a representation or warranty or covenant contained in §6 or §7 (other than §7.1), (ii) breach of any other representation or warranty or covenant as to which such term “Non-Material Breach” is specifically applied, or (iii) Permitted Event; but only to the extent any such breach under (i) or (ii) or an event under (iii) (other than §7.1), neither (A) singularly or in conjunction with any other existing breaches or events under (iii), materially adversely affect the business, properties or financial condition of (x) MCRC; (y) MCRLP; or (z) the Borrower, MCRC and their Subsidiaries, taken as whole nor (B) singularly or in conjunction with any other existing breaches or events under (iii), materially adversely affect the ability of (x) MCRC; (y) MCRLP; or (z) the Borrower, MCRC and their Subsidiaries, taken as a whole, to fulfill the obligations to the Lenders under the Loan Documents (including, without limitation, the repayment of all amounts outstanding under the Loans, together with interest and charges thereon, when first due) nor (C) has been identified in this Agreement specifically as a matter that does not constitute a Non-Material Breach.  During the continuance of any Permitted Event, the Real Estate (including Unencumbered Property) and other assets of any affected Property Owning Subsidiary shall be excluded from asset (but not liability) and income (but not loss) calculation under §9 which exclusions shall be evidenced in all compliance certificates provided as required by this Agreement.

A breach or event which may constitute a Non-Material Breach shall be identified when first known to the Borrower, MCRC or Subsidiary on the next compliance certificate required to be delivered to the Lenders pursuant to the terms of this Agreement; provided that the identification of such breach or event as a Non-Material Breach by the Borrower, MCRC or any Subsidiary shall not be binding on the Lenders.

Note Record.  A Record with respect to the Notes.

Notes.  The Revolving Credit Notes and the Competitive Bid Notes, including Designated Bank Notes.  Also, if applicable, promissory notes of the Borrower evidencing the obligation of the Borrower to repay Swing Loans.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes or Reimbursement Obligations incurred or the Letter of Credit Applications or the Letters of Credit or other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Operating Subsidiaries.  Those Subsidiaries of the Borrower that, at any time of reference, provide management, construction, design or other services (excluding any such Subsidiary which may provide any such services which are only incidental to that Subsidiary’s ownership of one or more Real Estate), and any successors or assigns of their respective businesses and/or assets which are Subsidiaries of the Borrower or MCRC.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Investment.  An investment made by the Borrower, MCRC or any Subsidiary which has been or is designated by the Borrower at the time of investment or from time to time as an “Other Investment” (including an investment company); provided that (a) such investment would not jeopardize MCRC’s status as a REIT, (b) subject to the next sentence, such investment is Without Recourse to the Person making such investment and the liability of the Person making such investment is limited solely (including in any insolvency proceeding affecting such Person) to the amount so invested, (c) if the Person making such investment exercises any management or control responsibilities, such management and/or control shall be exercised through a so-called “bankruptcy-remote entity” and (d) such investment complies with the requirements of clause (ii) to the proviso in the definition of Consolidated Total Capitalization in §1.1 hereof.  Notwithstanding anything contained in the foregoing definition to the contrary, an investment may still be an Other Investment if it provides for (i) guaranties of completion, (ii) guaranties of payment (which shall be included in Consolidated Total Liabilities), (iii) environmental guaranties and indemnities, and/or (iv) other typical recourse carve-outs from otherwise long-term, non-recourse debt, such as for fraud, waste, misappropriation of proceeds and material misrepresentations.

Other Taxes.  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to § 4.11).

Parent.  With respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

Partially-Owned Entity(ies).  Any of the partnerships, joint ventures and other entities owning real estate assets (other than an Other Investment) in which MCRLP and/or MCRC collectively, directly or indirectly through its full or partial ownership of another entity, own less than 100% of the equity interests, whether or not such entity is required in accordance with GAAP to be consolidated with MCRLP for financial reporting purposes.

Participant.  See §18.5.

Participant Register.  See §18.5.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits.  All governmental permits, licenses, and approvals necessary for the lawful operation and maintenance of the Real Estate.

Permitted Event.  The election by the Borrower to exclude any Real Estate as an Unencumbered Property following a Bankruptcy Event with respect to the Property Owning Subsidiary that owns or leases such Real Estate; provided that the aggregate contribution to Consolidation Total Capitalization made by all Property Owning Subsidiaries subject to such Bankruptcy Event shall not exceed $50,000,000.  Notwithstanding the foregoing, upon the occurrence of any such Bankruptcy Event, the Borrower shall be deemed to have made such election, if permitted by this definition.

Permitted Investments.

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United

States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government (or any Governmental Authority).

Prime Rate.  The rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Project Costs.  With respect to Construction-In-Process, the actual project cost of such Construction-In-Process shown on schedules submitted to the Administrative Agent from time to time; provided that for Construction-In-Process owned by any Partially-Owned Entity, the Project Cost of such Construction-In-Process shall be the Borrower’s or its subsidiaries’ pro-rata share of the actual project cost of such Construction-In-Process (based on the greater of (x) the Borrower’s or its subsidiaries’ percentage equity interest in such Partially-Owned Entity or (y) the Borrower’s or its subsidiaries’ obligation to provide, or liability for providing, funds to such Partially-Owned Entity).

Property Owning Subsidiary.  Any Subsidiary that owns or leases any Real Estate.

Public Debt.  Unsecured Indebtedness, not subordinated to the Obligations (or to the holders thereof), issued by the Borrower and which is either (a) in offerings registered under the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to rule 144A or Regulation B thereunder or listed on non-U.S. securities exchanges or (b) pursuant to the Indenture dated as of March 16, 1999 by and between the Borrower, MCRC and Wilmington Trust Company, a Delaware banking corporation as trustee, or any successor trustee or assignee thereof (collectively, the “Trustee”), as supplemented by Supplemental Indenture No. 8 dated as of February 9, 2004 between the Borrower and the Trustee, by Supplemental Indenture No. 9 dated as of March 22, 2004 between the Borrower and the Trustee, by Supplemental Indenture No. 10 dated as of January 25, 2005 between the Borrower and the Trustee, by Supplemental Indenture No. 12 dated as of November 30, 2005 between the Borrower and the Trustee, by Supplemental Indenture No. 13 dated as of January 24, 2006 between the Borrower and Trustee, by Supplemental Indenture No. 14 dated as of August 14, 2009 between the Borrower and Trustee, by Supplemental Indenture No. 15 dated as of April 19, 2012 between the Borrower and Trustee, by Supplemental Indenture No. 16 dated as of November 20, 2012 between the Borrower and Trustee, and by Supplemental Indenture No. 17 dated as of May 8, 2013 between the Borrower and Trustee, and as the Indenture may be further supplemented and/or amended from time to time.

RCRA.  See §6.18.

Real Estate.  The fixed and tangible properties consisting of land, buildings and/or other improvements owned or ground-leased as a lessee by the Borrower, by any Subsidiary or by any other entity in which the Borrower is the holder of an equity interest (other than Other Investments) at the relevant time of reference thereto, including, without limitation, (i) the Unencumbered Properties at such time of reference, and (ii) the real estate assets owned or ground-leased as a lessee by each of the Partially-Owned Entities at such time of reference.

Recipient. (a) The Administrative Agent, (b) any Lender and (c) the Fronting Bank, as applicable.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan.

Recourse.  With reference to any obligation or liability, any liability or obligation that is not Without Recourse, directly or indirectly.  For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person’s being a general partner of such obligor).

Refunded Swing Loan.  See §2.1(b).

Refunding Date.  See §2.1(b).

Reimbursement Obligation.  The Borrower’s obligation to reimburse the Lenders and the Administrative Agent and the Fronting Bank on account of any drawing under any Letter of Credit as provided in §3.2.  Notwithstanding the foregoing, unless the Borrower shall notify the Administrative Agent of its intent to repay the Reimbursement Obligation on the date of the related drawing under any Letter of Credit as provided in §3.2, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Alternate Base Rate Loan as set forth in §3.3.

REIT.  A “real estate investment trust”, as such term is defined in Section 856 of the Code.

Related Parties.  See §16.

Release.  See §6.18(c)(iii).

Required Lenders.  As of any date, the Lenders whose aggregate Commitments constitute at least fifty-one percent (51%) of the Total Commitment; provided that if the Total Commitment has been terminated by the Lenders the Required Lenders shall be the Lenders holding at least fifty-one percent (51%) of the sum of the outstanding principal amount of the Loans and the Letter of Credit Participations on such date; and provided further that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the amount of the Commitment, Loans, and Letter of Credit Participations of such Lender, as applicable, at such time.

Revised Adjusted Unencumbered Property NOI.  With respect to any fiscal period for any Unencumbered Property, Adjusted Unencumbered Property NOI for such Unencumbered Property for such period; minus (a) interest income relating to such Unencumbered Property and (b) a management fee reserve in an amount equal to three percent (3%) of total revenue (after deduction of interest income of such Unencumbered Property for such period); plus (i) actual general and administrative expenses to the extent included in Adjusted Unencumbered Property NOI relating to such Unencumbered Property for such period and (ii) actual management fees relating to such Unencumbered Property for such period.

Revised Consolidated Adjusted Net Income.  For any period, Consolidated Adjusted Net Income for such period; minus (a) interest income and (b) a management fee reserve in an amount equal to three percent (3%) of consolidated total revenue (after deduction of interest income of MCRC, the Borrower and their respective Subsidiaries for such period), plus (i) actual general and administrative expenses for such period to the extent included in Consolidated Adjusted Net Income and (ii) actual management fees relating to Real Estate for such period.

Revolving Credit Exposure.  With respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

Revolving Credit LIBOR Rate Loan.  A Revolving Credit Loan which is a LIBOR Rate Loan.

Revolving Credit Loan(s).  Each and every revolving credit loan made or to be made by the Lenders to the Borrower pursuant to §2.

Revolving Credit Notes.  Collectively, the separate promissory notes of the Borrower in favor of each Lender in substantially the form of Exhibit A hereto, in the aggregate principal amount of the Total Commitment, dated as of the date hereof or as of such later date as any Person becomes a Lender under this Agreement, and completed with appropriate insertions, as each of such notes may be amended and/or restated from time to time.

S&P.  Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and its successors.

SARA.  See §6.18.

SEC Filings.  Collectively, (a) the MCRC’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and (b) MCRC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC pursuant to the Exchange Act.

Section 9.6 Sum.  See §9.6.

Secured Indebtedness.  All Indebtedness of any Person that is secured by a Lien on any asset of such Person.

Single Asset Entity.  A Person (other than an individual) that (a) only owns a single Real Estate asset; (b) is engaged only in the business of owning, developing and/or leasing such Real Estate asset; and (c) receives substantially all of its gross revenues from such Real Estate asset.  In addition, if the assets of a Person consist solely of (i) equity interests in one other Single Asset Entity and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity.

subsidiary.  Any entity required to be consolidated with its direct or indirect parent in accordance with GAAP.

Subsidiary.  Any corporation, association, partnership, limited liability company, trust, or other business entity of which the designated parent shall at any time own directly, or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes or controlling interests) of the outstanding voting interests or at least a majority of the economic interests (including, in any case, the Operating Subsidiaries and any entity required to be consolidated with its designated parent in accordance with GAAP; but, in any case, specifically excluding any

Other Investments).  Unless the context otherwise requires and/or otherwise specified, a Subsidiary shall be deemed to be a Subsidiary of the Borrower or MCRC.

Subsidiary Guarantor.  Any Property Owning Subsidiary of the Borrower that provides a guaranty of the Obligations so that Real Estate owned by such Subsidiary shall qualify as Unencumbered Property.  The Subsidiary Guarantors on the Closing Date are listed on Schedule SG hereto.

Subsidiary Guaranty.  A Guaranty made by a Subsidiary Guarantor in favor of the Administrative Agent and the Lenders in substantially the form of Exhibit B hereto, pursuant to which such Subsidiary Guarantor jointly and severally guaranties the unconditional payment and performance of the Obligations.

Swing Lender. JPMorgan, in its capacity as the Swing Lender under the Swing Loan facility described in §2.1(b), and its successors in such capacity.

Swing Loan. A Loan made by the Swing Lender pursuant to §2.1(b).

Swing Loan Commitment. The lesser of (a) $50,000,000 and (b) the aggregate amount of the unused Total Commitments.

Swing Loan Refund Amount. See §2.1(b).

Swingline Exposure.  At any time, the aggregate principal amount of all Swing Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

Syndication Agent.  Bank of America, N.A.

Synthetic Lease.  Any lease which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Commitment.  As of any date, the sum of the then-current Commitments of the Lenders, which shall not at any time exceed $600,000,000, except as such amount may be increased pursuant to §2.2 hereof or reduced pursuant to §2.10 hereof.

Type.  As to any Revolving Credit Loan, its nature as an Alternate Base Rate Loan or a LIBOR Rate Loan.

Unanimous Lender Approval.  The written consent of each Lender that is a party to this Agreement at the time of reference.

Unencumbered Property.  Any Real Estate located in the United States that on any date of determination:  (a) is not subject to any Liens (including any such Lien imposed by the organizational documents of the owner of such asset), but excluding Permitted Liens, as certified to his knowledge by an officer of the Borrower on the Closing Date or such later date on which such Real Estate becomes an Unencumbered Property, (b) is not the subject of a Disqualifying Environmental Event, as certified to his knowledge by an officer of the Borrower on the Closing Date or such later date on which such Real Estate becomes an Unencumbered Property (which certification may be based on third party reports) (c) has been improved with a Building or Buildings which (1) have been issued a certificate of occupancy (where available) or is otherwise lawfully occupied for its intended use, and (2) are fully operational, including in each case, an Unencumbered Property that is being renovated and such renovation is proceeding to completion without undue delay from Permit denial, construction delays or otherwise, (d) is not in violation of the covenant set forth in §7.9 hereof, (e) is wholly owned or ground-leased under an Eligible Ground Lease by (x) the Borrower, (y) a Subsidiary Guarantor that is a wholly-owned Subsidiary or (z) or a Property Owning Subsidiary that is a wholly-owned Subsidiary, that is not a Subsidiary Guarantor and that is not liable for any Recourse Indebtedness (whether secured or unsecured and including any Guarantees of Indebtedness of the Borrower, MCRC, another Subsidiary or any other Person), and (f) has not been the subject of an event or occurrence that has had a Material Adverse Effect on such Property Owning Subsidiary or such Real Estate.

Uniform Customs.  With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or any successor version thereof adopted by the Fronting Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unimproved Non-Income Producing Land.  Any Real Estate consisting of raw land which is unimproved by Buildings and does not generate any rental income or other income for MCRC or the Borrower or any of their respective Subsidiaries.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of unrestricted cash then held by the Borrower or any of its Subsidiaries and (b) the aggregate amount of unrestricted cash equivalents (valued at fair market value) then held by the Borrower or any of its Subsidiaries.  As used in this definition, (i) “unrestricted” means the specified asset is not subject to any Liens in favor of any Person and (ii) “cash equivalents” includes overnight deposits and also means that such asset has a liquid, par value in cash and is convertible to cash within 3 months.  Notwithstanding anything contained herein to the contrary, the term Unrestricted Cash and Cash Equivalents shall not include the Commitments of the Lenders to make Loans under this Agreement or any other commitments from which the access to such cash or cash equivalents would create Indebtedness.

Unsecured Indebtedness.  All Indebtedness of any Person that is not secured by a Lien on any asset of such Person.

U.S. Person.  Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.13(g)(ii)(B)(iii).

wholly-owned Subsidiary.  Any Subsidiary (a) (i) of which MCRLP and/or MCRC shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a controlling majority (by number of votes or controlling interests) of the outstanding voting interests and one hundred percent (100%) of the economic interests, of which at least ninety-five percent (95%) of the economic interests shall be owned by MCRLP and (ii) of which MCRC directly or indirectly (through wholly-owned Subsidiaries) acts as sole general partner or managing member or (b) (i) which shall have elected to be treated as a REIT and (ii) of which MCRLP and/or MCRC shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a controlling majority (by number of votes or controlling interests) of the outstanding voting interests and substantially all of the economic interests.

Withholding Agent.  The Borrower and the Administrative Agent.

Without Recourse or without recourse.  With reference to any obligation or liability of any Person, (a) any obligation or liability for which such Person is not liable or obligated other than as to its interest in a designated Real Estate or other specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability or (b) if such Person is a Single Asset Entity, any liability or obligation of such Person.

§1.2.       Rules of Interpretation.

(i)              A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms (and so amended, modified or supplemented in accordance with this Agreement) or the terms of this Agreement.

(ii)             The singular includes the plural and the plural includes the singular.

(iii)            A reference to any law includes any amendment or modification to such law.

(iv)            A reference to any Person includes its permitted successors and permitted assigns.

(v)             Accounting terms (a) not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer and (b) shall not provide for double counting of items included within such term.

(vi)            The words “include”, “includes” and “including” are not limiting.

(vii)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in New York, have the meanings assigned to them therein.

(viii)          Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(ix)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(x)             Any provision granting any right to the Borrower or any Guarantor during the continuance of (a) an Event of Default shall not modify, limit, waive or estopp the rights of the Lenders during the continuance of such Event of Default, including the rights of the Lenders to accelerate the Loans under §12.1 and the rights of the Lenders under §§12.2 or 12.3, or (b) a Default, shall not extend the time for curing same or modify any otherwise applicable notice regarding same.

(xi)            As applied to Real Estate, the word “owns” includes the ownership of the fee interest in such Real Estate or the tenant’s interest in a ground lease of such Real Estate.

§2.          THE CREDIT FACILITY.

§2.1.       Commitment to Lend.

(a)  Revolving Credit Loans.  Subject to the provisions of §2.5 and the other terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from each Lender from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.5 hereof, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the Maximum Drawing Amount; provided that the sum of the outstanding amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) and the Competitive Bid Loans plus the Maximum Drawing Amount shall not at any time exceed the Total Commitment in effect at such time.

The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  Each request for a Revolving Credit Loan or Swing Loan made pursuant to §2.5 hereof shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 have been satisfied or waived in accordance with §25 and that the conditions set forth in §11 have been satisfied on the date of such request and will be satisfied on the proposed Drawdown Date of the requested Revolving Credit Loan or Swing Loan, provided that the making of such representation and warranty by the Borrower shall not limit the right of any Lender not to lend if such conditions have not been met.  No Revolving Credit Loan or Swing Loan shall be required to be made by any Lender, or the Swing Lender, as the case may be, unless all of the conditions contained in §10 have been satisfied or waived in accordance with §25 and all of the conditions set forth in §11 have been met at the time of any request for a Revolving Credit Loan or Swing Loan.

(b)  Swing Loans.

(i)            Basic Terms.  During the term of this Agreement, the Swing Lender agrees, on the terms and conditions set forth in this Agreement, to make certain loans to the Borrower (each, a “Swing Loan”) pursuant to this §2.1(b)(i) from time to time in amounts such that after giving effect to such loan (A) the aggregate principal amount of Swing Loans does not at any time exceed the Swing Loan Commitment, and (B) the outstanding amount of all Revolving Credit Loans, Swing Loans, Competitive Bid Loans and the Maximum Drawing Amount on all Letters of Credit outstanding shall not exceed the Total Commitment in effect at such time.  Each Swing Loan shall be in an aggregate principal amount of at least $2,000,000 (except that any Swing Loan may be in the aggregate available amount of Swing Loans determined in accordance with the immediately preceding sentence).  Within the foregoing limits, the Borrower may borrow under this §2.1(b)(i), repay or, to the extent permitted by §2.9, prepay Swing Loans and reborrow at any time during the term of this Agreement under this §2.1(b)(i).  Notwithstanding anything to the contrary contained herein, the Swing Lender shall not make a Swing Loan after the occurrence and during the continuance of a Default or an Event of Default.  No Swing Loan may be outstanding on the last Business Day of any calendar quarter.

(ii)           Conversion of Swing Loans to Revolving Credit Loans.  The Swing Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swing Lender to act on its behalf), on notice given by the Swing Lender no later than 12:00 noon (New York City time), on the Business Day on or immediately following the funding of any Swing Loan, request each Lender to make, and each Lender (including the Swing Lender) hereby agrees to make, an Alternate Base Rate Loan, in an amount (with respect to each Lender, its “Swing Loan Refund Amount”) equal to such Lender’s Commitment Percentage of the aggregate principal amount of the Swing Loans (the “Refunded Swing Loans”) outstanding on the date of such notice, to repay the Swing Lender.  Unless any of the events described in §§12.1(g) or (h) with respect to the Borrower shall have occurred and be continuing or Revolving Credit Loans cannot otherwise be made on such date (in which case the terms of §2.1(b)(iii) shall govern), each Lender shall make such Alternate Base Rate Loan available to the Administrative Agent at its address specified in or pursuant to §19(b) in immediately available funds, not later than 1:00 P.M. (New York City time), on the Business Day immediately following the date of such notice.  The Swing Lender shall be deemed to have made such Alternate Base Rate Loan in an amount equal to (x) the amount of such Swing Loan less (y) the aggregate amount of the Swing Loan Refund Amount of all other Lenders.  The Administrative Agent shall pay the proceeds of such Alternate Base Rate Loans to the Swing Lender, which shall immediately apply such proceeds to repay Refunded Swing Loans.  Effective on the day such Alternate Base Rate Loans are made, the portion of the Swing Loans so paid (or deemed paid in the case of the Swing Lender) shall no longer be outstanding as Swing Loans, shall no longer be due as Swing Loans under the Note held by the Swing Lender, and shall be due as Alternate Base Rate Loans under the respective Notes issued to the Lenders (including the Swing Lender) in accordance with each Lender’s Swing Loan Refund Amount.  The Borrower authorizes the Swing Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swing Loans.

(iii)          Purchase of Participations in Swing Loans.  If, prior to the time Revolving Credit Loans would have otherwise been made pursuant to §2.1(b)(ii), any of the events described in §§12.1(g) or (h) with respect to the Borrower shall have occurred and be continuing or Revolving Credit Loans cannot otherwise be made on such date, each Lender shall, on the date such Revolving Credit Loans were to have been made pursuant to the notice referred to in §2.1(b)(ii) (the “Refunding Date”), purchase an undivided participating interest in the Swing Loans in an amount equal to such Lender’s Swing Loan Refund Amount.  On the Refunding Date, each Lender shall transfer to the Swing Lender, in immediately available funds, such Lender’s Swing Loan Refund Amount, and upon receipt thereof the Swing Lender shall deliver to such Lender a Swing Loan participation certificate dated the date of the Swing Lender’s receipt of such funds and in the Swing Loan Refund Amount of such Lender.

(iv)          Payments on Participated Swing Loans.  Whenever, at any time after the Swing Lender has received from any Lender such Lender’s Swing Loan Refund Amount pursuant to §2.1(b)(iii), the Swing Lender receives any payment on account of the Swing Loans in which the Lenders have purchased participations pursuant to §2.1(b)(iii), the Swing Lender will promptly distribute to each such Lender its ratable share (determined on the basis of the Swing Loan Refund Amounts of all of the Lenders) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Lender is required to be returned, such Lender will return to the Swing Lender any portion thereof previously distributed to it by the Swing Lender.

(v)           Obligations to Refund or Purchase Participations in Swing Loans Absolute.  Each Lender’s obligation to transfer the amount of a Swing Loan made in accordance with §2.1(b)(i) to the Swing Lender as provided in §2.1(b)(ii) or to purchase a participating interest pursuant to §2.1(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such Lender, the Borrower or any other Person may have against the Swing Lender or any other Person, other than the Swing Lender’s gross negligence or willful misconduct in connection with making any such Swing Loan, (B) the occurrence or continuance of a Default or an Event of Default or the termination or reduction of the Commitments, (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (D) any breach of this Agreement by the Borrower, any other Lender or any other Person, or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

§2.2.       Increase of Total Commitment.  Unless a Default or an Event of Default has occurred and is continuing, the Borrower, by written notice to the Administrative Agent, may request on up to four (4) occasions during the term of this Agreement that the Total Commitment be increased by an amount not less than $25,000,000 per request and not more than $400,000,000 in the aggregate (such that the Total Commitment after such increase shall never exceed $1,000,000,000); provided that for any such request (a) the Borrower shall not have requested any extension of the Maturity Date pursuant to the definition thereof, (b) any Lender which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Commitment but shall not have any obligation to so increase its Commitment, and (c) in the event that each Lender does not elect to increase its Commitment, the Arrangers shall use commercially reasonable efforts to locate additional lenders willing to hold commitments for the requested increase, and the Borrower may also identify additional lenders willing to hold commitments for the requested increase, provided that the Administrative Agent, the Swing Lender and the Fronting Bank shall have the right to approve any such additional lender, which approval will not be unreasonably withheld, conditioned or delayed.  In the event that lenders commit to any such increase, the Total Commitment and the Commitments of the committed Lenders shall be increased, the Commitment Percentages of the Lenders shall be adjusted, new Notes shall be issued, the Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Commitments, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Lenders have agreed to increase their respective Commitments or make new Commitments in response to the Borrower’s request for an increase in the Total Commitment pursuant to this §2.2, in each case without the consent of the Lenders other than those Lenders increasing their Commitments.  The fees payable by the Borrower upon any such increase in the Total Commitment shall be agreed upon by the Arrangers and the Borrower.

Notwithstanding the foregoing, nothing in this §2.2 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitment hereunder.

§2.3.       The Notes.  Unless any Lender elects not to receive a Note, the Revolving Credit Loans shall, and Swing Loans may, be evidenced by the Notes.  Return and cancellation of the “Notes” under the 2011 Agreement and issuance of initial Notes under this Agreement shall be governed by §27 hereof.  A Revolving Credit Note shall be payable to the order of each Lender, and a Swing Loan promissory note may, at the Swing Lender’s direction, be payable to the order of the Swing Lender, in an aggregate principal amount equal to such Lender’s Commitment or Swing Lender’s commitment to make Swing Loans, as the case may be.  The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Notes, an appropriate notation on such Lender’s Note Record reflecting the making of such Revolving Credit Loan, Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.  The Administrative Agent hereby agrees to provide the Borrower with a statement concerning the outstanding amount of the Loans, in reasonable detail, on a monthly basis.  Although each Note shall be dated the Closing Date, interest in respect thereof shall be payable only for the periods during which the Loans evidenced thereby to the Borrower are outstanding, and although the stated amount of such Notes shall be equal to the Total Commitment as of the date hereof, such Notes shall be enforceable, with respect to obligations of the Borrower to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Loans to them as of any date of determination.

§2.4.       Interest on Revolving Credit Loans and Swing Loans; Fees.

(a)           Interest on Alternate Base Rate Loans and Swing Loans.  Except as otherwise provided in §4.9, each Alternate Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §2.9) at a rate equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans, if any.

Except as otherwise provided in §4.9, each Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §2.9) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans, if any.

(b)           Interest on Revolving Credit LIBOR Rate Loans.  Except as otherwise provided in §4.9, each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §2.9) at a rate equal to the LIBOR

Rate determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.

(c)           Interest Payments.  The Borrower unconditionally promises to pay interest on each Revolving Credit Loan and Swing Loan in arrears on each Interest Payment Date with respect thereto.

(d)           Structuring Fee.  The Borrower agrees to pay to the Administrative Agent, the Syndication Agent and the Arrangers that certain arrangement fee as set forth in that certain letter agreement dated as of May 31, 2013 between the Borrower, MCRC, the Administrative Agent, Bank of America and the Arrangers (the “Fee Letter”).

(e)           Upfront Fee.  The Borrower agrees to pay to the Administrative Agent on the Closing Date for the accounts of the Lenders in accordance with their respective Commitment Percentages, an upfront fee as set forth in the Fee Letter.

(f)            Facility Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders based on their respective Commitment Percentages, a fee (the “Facility Fee”) which is a percentage per annum of the Total Commitment and which varies based on the Borrower’s debt ratings as set forth in the following table:

S&P Rating	Moody’s Rating	Facility Fee Percentage
No rating or less than BBB-	No rating or less than Baa3	0.35%
BBB-	Baa3	0.30%
BBB	Baa2	0.20%
BBB+	Baa1	0.15%
A- or higher	A3 or higher	0.125%

Such fee shall be payable quarterly, in arrears, for the immediately preceding calendar quarter, on the fifteenth (15th) day of each January, April, July, and October, or, if all of the Commitments are terminated pursuant to the terms hereof, such fee shall be prorated to such termination date from the last date of payment thereof.

The Facility Fee Percentage to be used in calculating the Facility Fee shall vary from time to time in accordance with MCRLP’s then applicable (if any) (x) Moody’s debt rating and/or (y) S&P debt rating, as set forth below in this paragraph, and the Facility Fee Percentage shall be adjusted effective on the next Business Day following any change in MCRLP’s Moody’s debt rating or S&P debt rating, as the case may be.  MCRLP shall notify the Administrative Agent in writing promptly after becoming aware of any change in any of its debt ratings.  In order to qualify for a Facility Fee Percentage based upon a debt rating, MCRLP shall maintain debt ratings from Moody’s or S&P so long as such Persons are in the business of providing debt ratings for the REIT industry; provided that if MCRLP fails to maintain at least one debt rating from Moody’s or S&P, the Facility Fee Percentage shall be based upon an S&P rating of less than BBB- in the table above.  If at any time of determination of the Facility Fee Percentage, (a) MCRLP has then current debt ratings from both Moody’s and S&P, then the Facility Fee Percentage shall be based on the higher of such ratings and (b) MCRLP has then current debt ratings from only one of Moody’s or S&P, then the Facility Fee Percentage shall be based on such rating.

(g)           Administrative Fee.  The Borrower shall pay to the Administrative Agent an administrative fee as set forth in the Fee Letter.

§2.5.       Requests for Revolving Credit Loans and Swing Loans.

The following provisions shall apply to each request by the Borrower for a Revolving Credit Loan or Swing Loan:

(i)            The Borrower shall submit a Completed Revolving Credit Loan Request or Completed Swing Loan Request to the Administrative Agent as provided in this §2.5.  Except as otherwise provided herein, each Completed Revolving Credit Loan Request and Completed Swing Loan Request shall be in a minimum amount of $2,000,000 or an integral multiple of $500,000 in excess thereof.  Each Completed Revolving Credit Loan Request and Completed Swing Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loans requested from the Lenders on the proposed Drawdown Date, unless, in the case of Revolving Credit Loans only, such Completed Revolving Credit Loan Request is withdrawn (x) in the case of a request for a Revolving Credit LIBOR Rate Loan, at least three (3) Business Days prior to the proposed Drawdown Date for such Revolving Credit Loan, and (y) in the case of a request for a Alternate Base Rate Loan, at least one (1) Business Day prior to the proposed Drawdown Date for such Revolving Credit Loan.

(ii)           Each Completed Revolving Credit Loan Request and Completed Swing Loan Request may be delivered by the Borrower to the Administrative Agent by 12:00 p.m. noon (New York City time) on any Business Day.  In the case of Revolving Credit Loans, such delivery shall be at least one (1) Business Day prior to the proposed Drawdown Date of any Alternate Base Rate Loan, and at least three (3) Business Days prior to the proposed Drawdown Date of any Revolving Credit LIBOR Rate Loan; in the case of Swing Loans, such delivery may be on the requested Drawdown Date so long as such delivery is made by 12:00 p.m. noon (New York City time) on the proposed Drawdown Date (and confirmed by telephone by such time).

(iii)          Each Completed Revolving Credit Loan Request and Completed Swing Loan Request shall include a completed writing in the form of Exhibit C hereto specifying: (1) whether such Loan is to be a Revolving Credit Loan or a Swing Loan, (2) the principal amount of the Loan requested, (3) the proposed Drawdown Date of such Loan, (4) if a Completed Revolving Credit Loan Request, the Interest Period applicable to such Revolving Credit Loan, and (5) if a Completed Revolving Credit Loan Request, the Type of such Revolving Credit Loan being requested.

(iv)          No Lender shall be obligated to fund any Revolving Credit Loan or Swing Loan unless:

(a)           a Completed Revolving Credit Loan Request or Completed Swing Loan Request has been timely received by the Administrative Agent as provided in subsection (i) above; and

(b)           both before and after giving effect to the Revolving Credit Loan to be made pursuant to the Completed Revolving Credit Loan Request or, as the case may be, to the Swing Loan to be made pursuant to the Completed Swing Loan Request, all of the conditions contained in §10 shall have been satisfied or waived in accordance with §25 and all of the conditions set forth in §11 shall have been met, including, without limitation, the condition under §11.1 that there be no Default or Event of Default under this Agreement; and

(c)           the Administrative Agent shall have received a certificate in the form of Exhibit D hereto signed by the chief financial officer or senior vice president of finance or other thereon designated officer of the Borrower setting forth computations evidencing compliance with the covenants contained in §§9.1 and 9.6 on a pro forma basis after giving effect to such requested Loan (including, to the extent necessary to evidence compliance thereunder, the estimated results for all Real Estate to be acquired with the proceeds of such requested Loan), and, certifying that, both before and after giving effect to such requested Loan, no Default or Event of Default exists or will exist under this Agreement or any other Loan Document, and that after taking into account such requested Loan, no Default or Event of Default will exist as of the Drawdown Date or thereafter.

(v)           The Administrative Agent will cause the Completed Revolving Credit Loan Request or the Completed Swing Loan Request (and the Certificate in the form of Exhibit D) to be delivered to each Lender in accordance with §14.12 and in any event on the same day that such request is received by the Administrative Agent (in the case of an Alternate Base Rate Loan or Swing Loan) and on the same day or the Business Day following the day a Completed Revolving Credit Loan Request is received by the Administrative Agent (in the case of a Revolving Credit LIBOR Rate Loan).

§2.6.       Conversion Options.

(a)           The Borrower may elect from time to time by delivering a Conversion Request in the form of Exhibit L to convert any outstanding Revolving Credit Loan to a

Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a Revolving Credit LIBOR Rate Loan to an Alternate Base Rate Loan, the Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (ii) with respect to any such conversion of an Alternate Base Rate Loan to a Revolving Credit LIBOR Rate Loan, the Borrower shall give the Administrative Agent at least three (3) LIBOR Business Days prior written notice of such election; (iii) with respect to any such conversion of a Revolving Credit LIBOR Rate Loan into a Alternate Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrower pays the related LIBOR Breakage Costs at the time of such conversion and (iv) no Revolving Credit Loan may be converted into a Revolving Credit LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $2,000,000 or a integral multiple of $500,000 in excess thereof.  Each Conversion Request relating to the conversion of a Alternate Base Rate Loan to a Revolving Credit LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)           Any Revolving Credit Loan of any Type may be continued as such upon the expiration of the Interest Period with respect thereto (i) in the case of Alternate Base Rate Loans, automatically and (ii) in the case of Revolving Credit LIBOR Rate Loans by compliance by the Borrower with the notice provisions contained in §2.6(a) or (c); provided that no Revolving Credit LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Alternate Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.6(b) is scheduled to occur.

(c)           In the event that the Borrower does not notify the Administrative Agent of its election hereunder with respect to the continuation of any Revolving Credit LIBOR Rate Loan as such, the affected Revolving Credit LIBOR Rate Loan shall automatically be continued as a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month at the end of the applicable Interest Period other than during the continuance of a Default or Event of Default, in which case it will be continued as a Alternate Base Rate Loan at the end of the applicable Interest Period.  In such event, the Borrower shall be deemed to have requested a Revolving Credit LIBOR Rate Loan hereunder and shall be subject to all provisions of this Agreement relating to LIBOR Rate Loans, including, without limitation, those set forth in §§4.5, 4.6, and 4.8 hereof.

(d)           The Borrower may not request or elect a Revolving Credit LIBOR Rate Loan pursuant to §2.5, elect to convert a Alternate Base Rate Loan to a Revolving Credit LIBOR Rate Loan pursuant to §2.6(a), elect to continue a Revolving Credit LIBOR Rate Loan pursuant to §2.6(b) or have continued a Revolving Credit LIBOR Rate Loan pursuant to §2.6(c) if, after giving effect thereto, there would be greater than twenty (20) Revolving Credit LIBOR Rate Loans then outstanding.  Any Loan Request for a Revolving Credit LIBOR Rate Loan that would create greater than twenty (20) Revolving Credit LIBOR Rate Loans outstanding shall be deemed to be a Loan Request for a Alternate Base Rate Loan.

§2.7.       Funds for Revolving Credit Loans and Swing Loans.

(a)           Subject to the other provisions of this §2, not later than 12:00 p.m. (New York City time) on the proposed Drawdown Date of any Revolving Credit Loan and not later than 1:00 p.m. (New York City time) on the proposed Drawdown Date of any Swing Loan, each of the Lenders (or in the case of a Swing Loan, the Swing Lender) will make available to the Administrative Agent, at the Administrative Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loan, or, in the case of a Swing Loan, the requested Swing Loan amount; provided that each Lender shall provide notice to the Administrative Agent of its intent not to make available its Commitment Percentage of any requested Revolving Credit Loan as soon as possible after receipt of any Completed Revolving Credit Loan Request, and in any event not later than 4:00 p.m. (New York City time) on (x) the Business Day prior to the Drawdown Date of any requested Alternate Base Rate Loan and (y) the third Business Day prior to the Drawdown Date of any requested Revolving Credit LIBOR Rate Loan.  Upon receipt from each Lender of such amount, the Administrative Agent will make available to the Borrower, in the Borrower’s account with the Administrative Agent or as otherwise directed to the Administrative Agent by the Borrower, the aggregate amount of such Loan made available to the Administrative Agent by the Lenders; all such funds received by the Administrative Agent by the times set forth above will be made available to the Borrower not later than 2:00 p.m. on the same Business Day.  Funds received after such time will be made available by not later than 12:00 p.m. on the next Business Day.  The Administrative Agent hereby agrees to promptly provide the Borrower with a statement confirming the particulars of each Revolving Credit LIBOR Rate Loan, in reasonable detail, when each such Loan is made.  The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent for disbursement to the Borrower the amount of its Commitment Percentage of any requested Revolving Credit Loan but in no event shall the Administrative Agent (in its capacity as Administrative Agent) have any obligation to make any funding (other than amounts advanced to the Administrative Agent by the Lenders pursuant to the subject Loan request) or shall any Lender be obligated to fund more than its Commitment Percentage of the requested Revolving Credit Loan or to increase its Commitment Percentage on account of such failure or otherwise.

(b)           The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Loan to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, multiplied by (ii) the amount of such Lender’s Commitment Percentage of such Revolving Credit Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Revolving Credit Loan shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.  If the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

§2.8.       Repayment of the Revolving Credit Loans and Swing Loans.  The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all unpaid principal of the Revolving Credit Loans and Swing Loans outstanding on such date, together with any and all accrued and unpaid interest thereon, the unpaid balance of the Facility Fee accrued through such date, and any and all other unpaid amounts due under this Agreement, the Notes or any other of the Loan Documents.

§2.9.       Optional Repayments of Revolving Credit Loans and Swing Loans.  The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, in whole or in part, at any time without penalty or premium; provided that the outstanding amount of any Revolving Credit LIBOR Rate Loans may not be prepaid unless the Borrower pays any LIBOR Breakage Costs for each Revolving Credit LIBOR Rate Loan so prepaid at the time of such prepayment.  The Borrower shall give the Administrative Agent, no later than 11:00 a.m., New York City time, at least one (1) Business Day’s prior written notice of any prepayment pursuant to this §2.9 of any Alternate Base Rate Loans, and at least three (3) LIBOR Business Days’ notice of any proposed prepayment pursuant to this §2.9 of Revolving Credit LIBOR Rate Loans, specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Same day notice is permitted for prepayment pursuant to this §2.9 of Swing Loans so long as such notice is delivered not later than 12:00 p.m. (New York City time).  Each such partial prepayment shall be in an amount of $2,000,000 or integral multiple of $500,000 in excess thereof or, if less, the outstanding balance of the Revolving Credit Loans or Swing Loans then being repaid, shall be accompanied by the payment of all charges outstanding on all Revolving Credit Loans or Swing Loans so prepaid and of all accrued interest on the principal prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Swing Loans, then to Alternate Base Rate Loans and then to the principal of Revolving Credit LIBOR Rate Loans, at the Administrative Agent’s option.  Unless otherwise directed by Borrower, any prepayments made by the Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage (as defined in §7.12), and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time.

§2.10.  Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $10,000,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Total Commitment (with outstanding Letters of Credit and Swing Loans to be considered as being borrowed for the purposes hereof), whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated; provided that unless the Total Commitment is reduced to zero, no reduction shall be made which would reduce the Total Commitment below $100,000,000.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.10, the Administrative Agent will notify the Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Facility Fee then accrued on the amount of the reduction.  No reduction of the Commitments may be reinstated.

§2A.  COMPETITIVE BID LOANS.

§2A.1. The Competitive Bid Options. In addition to the Revolving Credit Loans and Swing Loans made pursuant to §2 hereof, and provided that at the time of such request no Default or Event of Default has occurred and is continuing and the Borrower maintains an Investment Grade Credit Rating from two nationally-recognized rating agencies reasonably acceptable to the Administrative Agent (one of which must be Moody’s or S&P so long as such Persons are in the business of providing debt ratings for the REIT industry), the Borrower may from time to time request Competitive Bid Loans pursuant to the terms of this §2A.  The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept such offers in the manner set forth in this §2A.  Notwithstanding any other provision herein to the contrary, at no time shall the aggregate principal amount of Competitive Bid Loans outstanding at any time exceed the lesser of (a) the Total Commitment minus the sum of (i) the aggregate outstanding principal amount of Revolving Credit Loans and Swing Loans, plus (ii) the Maximum Drawing Amount of Letters of Credit outstanding at such time or (b) 50% of the Total Commitment.

§2A.2.  Competitive Bid Loan Accounts: Competitive Bid Notes.

(a)           The obligation of the Borrower to repay the outstanding principal amount of any and all Competitive Bid Loans, plus interest at the applicable Competitive Bid Rate or the sum of the Competitive Bid Margin plus the applicable LIBOR Rate (as the case may be) accrued thereon, shall be evidenced by this Credit Agreement and by individual loan accounts (the “Competitive Bid Loan Accounts” and individually, a “Competitive Bid Loan Account”) maintained by the Administrative Agent on its books for each of the Lenders, it being the intention of the parties hereto that, except as provided for in paragraph (b) of this §2A.2, the Borrower’s obligations with respect to Competitive Bid Loans are to be evidenced only as stated

herein and not by separate promissory notes and shall hereby constitute an absolute promise to pay when due, without notice, demand, presentment or setoff.

(b)           Any Lender may at any time, and from time to time, request that any Competitive Bid Loans outstanding to such Lender be evidenced by a promissory note of the Borrower in substantially the form of Exhibit G hereto (each, a “Competitive Bid Note”), dated as of the Closing Date and completed with appropriate insertions.  One Competitive Bid Note shall be payable to the order of each Lender in an amount equal to the principal amount of the Competitive Bid Loan made by such Lender to the Borrower, and representing the obligation of the Borrower to pay such Lender such principal amount or, if less, the outstanding principal amount of any and all Competitive Bid Loans made by such Lender, plus interest at the applicable Competitive Bid Rate or the sum of the Competitive Bid Margin plus the applicable LIBOR Rate accrued thereon, as set forth herein.  Upon execution and delivery by the Borrower of a Competitive Bid Note, the Borrower’s obligation to repay any and all Competitive Bid Loans made to them by such Lender and all interest thereon shall thereafter be evidenced by such Competitive Bid Note.

(c)           The Borrower irrevocably authorizes (i) each Lender to make or cause to be made, in connection with a Drawdown Date of any Competitive Bid Loan or at the time of receipt of any payment of principal on such Lender’s Competitive Bid Note in the case of a Competitive Bid Note, and (ii) the Administrative Agent to make or cause to be made, in connection with a Drawdown Date of any Competitive Bid Loan or at the time of receipt of any payment of principal on such Lender’s Competitive Bid Loan Account in the case of a Competitive Bid Loan Account, an appropriate notation on such Lender’s records or on the schedule attached to such Lender’s Competitive Bid Note or a continuation of such schedule attached thereto, or the Administrative Agent’s records, as applicable, reflecting the making of the Competitive Bid Loan or the receipt of such payment (as the case may be) and may, prior to any transfer of a Competitive Bid Note, endorse on the reverse side thereof the outstanding principal amount of Competitive Bid Loans evidenced thereby.  The outstanding amount of the Competitive Bid Loans set forth on such Lender’s record or the Administrative Agent’s records, as applicable, shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of the Borrower hereunder to make payments of principal of or interest on any Competitive Bid Loan when due.

§2A.3.  Competitive Bid Quote Request; Invitation for Competitive Bid Quotes.

(a)           When the Borrower wishes to request offers to make Competitive Bid Loans under this §2A, it shall transmit to the Administrative Agent by telex or facsimile a Competitive Bid Quote Request substantially in the form of Exhibit H hereto (a “Competitive Bid Quote Request”) so as to be received no later than 11:00 a.m. (New York City time) (i) four (4) Business Days prior to the requested Drawdown Date in the case of a Competitive Bid Loan bearing interest calculated by reference to the LIBOR Rate (a “LIBOR Competitive Bid Loan”) or (ii) one (1) Business Day prior to the requested Drawdown Date in the case of an Competitive

Bid Loan bearing interest calculated by reference to a fixed rate of interest (an “Absolute Competitive Bid Loan”), specifying:

(A)  the requested Drawdown Date (which must be a Business Day);

(B)  the aggregate amount of such Competitive Bid Loans, which shall be $5,000,000 or larger multiple of $1,000,000;

(C)  the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(D)  whether the Competitive Bid Quotes requested are for LIBOR Competitive Bid Loans or Absolute Competitive Bid Loans.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.  No new Competitive Bid Quote Request shall be given until the Borrower has notified the Administrative Agent of its acceptance or non-acceptance of the Competitive Bid Quotes relating to any outstanding Competitive Bid Quote Request.

(b)           Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders by telecopy or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit I hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes in accordance with this §2A.

§2A.4.  Alternative Manner of Procedure.  If, after receipt by the Administrative Agent and each of the Lenders of a Competitive Bid Quote Request from the Borrower in accordance with §2A.3, the Administrative Agent or any Lender shall be unable to complete any procedure of the auction process described in §§2A.5 through 2A.6 (inclusive) due to the inability of such Person to transmit or receive communications through the means specified therein, such Person may rely on telephonic notice for the transmission or receipt of such communications.  In any case where such Person shall rely on telephone transmission or receipt, any communication made by telephone shall, as soon as possible thereafter, be followed by written confirmation thereof.

§2A.5.  Submission and Contents of Competitive Bid Quotes.

(a)  Each Lender may, but shall be under no obligation to, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Competitive Bid Quote Request.  Each Competitive Bid Quote must comply with the requirements of this §2A.5 and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices as specified in or pursuant to §19 not later than (i) 10:00 a.m. (New York City time) on the third LIBOR Business Day prior to the proposed Drawdown Date, in the case of a LIBOR Competitive Bid Loan or (ii) 10:00 a.m. (New York City time) on the proposed Drawdown Date, in the case of an Absolute Competitive Bid Loan, provided that

Competitive Bid Quotes may be submitted by the Administrative Agent in its capacity as a Lender only if it submits its Competitive Bid Quote to the Borrower not later than (x) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Competitive Bid Loan or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Competitive Bid Loan.  Subject to the provisions of §§10 and 11 hereof, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(b)  Each Competitive Bid Quote shall be in substantially the form of Exhibit J hereto and shall in any case specify:

(i)  the proposed Drawdown Date;

(ii)  the principal amount of the Competitive Bid Loan for which each proposal is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $1,000,000 or a larger multiple of $500,000, (y) may not exceed the aggregate principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted;

(iii)  the Interest Periods for which Competitive Bid Quotes are being submitted;

(iv)  in the case of a LIBOR Competitive Bid Loan, the margin above or below the applicable LIBOR Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such LIBOR Rate;

(v)  in the case of an Absolute Competitive Bid Loan, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Rate”) offered for each such Absolute Competitive Bid Loan; and

(vi)  the identity of the quoting Lender.

A Competitive Bid Quote may include up to five (5) separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes. Competitive Bid Loans may, as provided in §18.10, be funded by a Lender’s Designated Bank.  A Lender making a Competitive Bid Quote may, but shall not be required to, specify in its Competitive Bid Quote whether the related Competitive Bid Loans are intended to be funded by such Lender’s Designated Bank, as provided in §18.10.

(c)  Any Competitive Bid Quote shall be disregarded if it:

(i)  is not substantially in the form of Exhibit J hereto;

(ii)  contains qualifying, conditional or similar language;

(iii)  proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(iv)  arrives after the time set forth in §2A.5(a) hereof.

§2A.6.  Notice to Borrower.  The Administrative Agent shall promptly notify the Borrower of the terms (a) of any Competitive Bid Quote submitted by a Lender that is in accordance with §2A.5 and (b) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request.  Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote and was received by the Administrative Agent within the time period required in §2A.5(a) for receipt of Competitive Bid Quotes.  The Administrative Agent’s notice to the Borrower shall specify (i) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (ii) the respective principal amounts and Competitive Bid Margins or Competitive Bid Rates, as the case may be, so offered, and the identity of the respective Lenders submitting such offers, and (iii) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

§2A.7.  Acceptance and Notice by Borrower and Administrative Agent.  Not later than 11:00 a.m. (New York City time) on (a) the third Business Day prior to the proposed Drawdown Date, in the case of a LIBOR Competitive Bid Loan or (b) the proposed Drawdown Date, in the case of an Absolute Competitive Bid Loan, the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of each Competitive Bid Quote in substantially the form of Exhibit K hereto.  The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i)  the aggregate principal amount of each Competitive Bid Loan may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii)  acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Rates, as the case may be, and

(iii)  the Borrower may not accept any offer that is described in §2A.5(c) or that otherwise fails to comply with the requirements of this Agreement.

The Administrative Agent shall promptly notify each Lender which submitted a Competitive Bid Quote of the Borrower’s acceptance or non-acceptance thereof.  At the request of any Lender which submitted a Competitive Bid Quote and with the consent of the Borrower, the Administrative Agent will promptly notify all Lenders which submitted Competitive Bid Quotes of (a) the aggregate principal amount of, and (b) the range of Competitive Bid Rates or Competitive Bid Margins of, the accepted Competitive Bid Loans for each requested Interest Period.

§2A.8.  Allocation by Administrative Agent.  If offers are made by two (2) or more Lenders with the same Competitive Bid Margin or Competitive Bid Rate, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not less than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  Determination by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

§2A.9.  Funding of Competitive Bid Loans.  If, on or prior to the Drawdown Date of any Competitive Bid Loan, the Total Commitment has not terminated in full and if, on such Drawdown Date, the applicable conditions of §§10 and 11 hereof are satisfied, and the Administrative Agent shall have received a certificate in the form of Exhibit D hereto, the Lender or Lenders whose offers the Borrower has accepted will fund each Competitive Bid Loan so accepted.  Such Lender or Lenders will make such Competitive Bid Loans by crediting the Administrative Agent for further credit to the Borrower’s specified account with the Administrative Agent, in immediately available funds not later than 1:00 p.m. (New York City time) on such Drawdown Date.

§2A.10.  Funding Losses.  If, after acceptance of any Competitive Bid Quote pursuant to §2A, the Borrower (a) fails to borrow any Competitive Bid Loan so accepted on the date specified therefor, or (b) repays the outstanding amount of the Competitive Bid Loan on or prior to the last day of the Interest Period relating thereto, the Borrower shall indemnify the Lender making such Competitive Bid Quote or funding such Competitive Bid Loan against any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such unborrowed Loans, including, without limitation compensation as provided in §4.8.

§2A.11.  Repayment of Competitive Bid Loans; Interest.  The principal of each Competitive Bid Loan shall become absolutely due and payable by the Borrower on the last day of the Interest Period relating thereto, and the Borrower hereby absolutely and unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders at or before 1:00 p.m. (New York City time) on the last day of the Interest Periods relating thereto the principal amount of all such Competitive Bid Loans, plus interest thereon at the applicable Competitive Bid Rates or the sum of the Competitive Bid Margin plus the applicable LIBOR Rate (as the case may be).  The Competitive Bid Loans shall bear interest at the rate per annum specified in the applicable Competitive Bid Quotes.  Interest on the Competitive Bid Loans shall be payable (a) on the last day of the applicable Interest Periods, and if any such Interest Period is longer than three months, also on the last day of the third month following the commencement of such Interest Period and, if applicable, on the last day of every third month thereafter in such

Interest Period, and (b) on the Maturity Date for all Loans.  Subject to the terms of this Credit Agreement, the Borrower may make Competitive Bid Quote Requests with respect to new borrowings of any amounts so repaid prior to the Maturity Date.  The provisions of §2.6 shall not apply to Competitive Bid Loans.

§2A.12.  Optional Repayment of Competitive Bid Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of any of the Competitive Bid Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Competitive Bid Loan pursuant to this §2A.12 may be made only on the last day of the Interest Period relating thereto, or, if made prior to such date, shall be made subject to the provisions of §2A.10 hereof.  The Borrower shall give the Administrative Agent no less than three (3) Business Days notice of any proposed prepayment pursuant to this §2A.12, specifying the proposed date of prepayment of the Competitive Bid Loan and the principal amount to be prepaid.  Each such partial prepayment of any Competitive Bid Loan shall be in an integral multiple of $500,000, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment.

§3.  LETTERS OF CREDIT.

§3.1.  Letter of Credit Commitments.

§3.1.1.  Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Fronting Bank’s customary form as part of a Completed Revolving Credit Loan Request (a “Letter of Credit Application”), the Fronting Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §3.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and reasonably agreed to by the Fronting Bank; provided, however, that, after giving effect to such Completed Revolving Credit Loan Request, (a) the Maximum Drawing Amount shall not exceed $100,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit and (ii) the amount of all Revolving Credit Loans, Swing Loans and Competitive Bid Loans outstanding shall not exceed the Total Commitment in effect at such time.  The Fronting Bank shall give the Administrative Agent prompt notice of the issuance of each Letter of Credit, and the Administrative Agent shall forward such notice to Lenders in accordance with §14.12.

§3.1.2.  Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Administrative Agent and the Fronting Bank.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement (including provisions applicable to a Completed Revolving Credit Loan Request), then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

§3.1.3.  Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than the earlier of (x) one year from the date of issuance or (y) the date which is thirty (30) days prior to the Maturity Date; provided that such Letter of Credit may have an automatic extension clause (an “Auto-Extension Letter of Credit”) allowing for the extension of the expiration date thereof if a notice of non-extension is not given from the Fronting Bank to the Letter of Credit beneficiary by a specified date within a twelve-month period.  Notwithstanding any other provision of this Agreement, if requested by the Borrower, the Fronting Bank shall issue a Letter of Credit with, and/or not give a notice of non-extension of an Auto-Extension Letter of Credit to Letter of Credit beneficiaries thereby providing, an expiration date that is up to one (1) year after the Maturity Date, provided that no later than thirty (30) days prior to the Maturity Date, the Borrower provides a cash deposit as cash collateral for the Borrower’s Reimbursement Obligations in the full amount available to be drawn under all Letters of Credit with expiration dates after the Maturity Date and all Auto-Extension Letters of Credit for which the Fronting Bank has not given a notice of non-extension to the Letter of Credit beneficiary.  Any such additional cash collateral shall be held by the Administrative Agent, for the benefit of the Lenders, in accordance with the terms of §3.8.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

§3.1.4.  Reimbursement Obligations of Lenders.  Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the Fronting Bank on demand pursuant to §3.3 for the amount of each draft paid by the Fronting Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §3.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

§3.2.  Reimbursement Obligation of the Borrower.  In order to induce the Fronting Bank to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees, except as contemplated in §3.3 below, to reimburse or pay to the Fronting Bank, for the account of the Fronting Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Fronting Bank hereunder,

(a)  except as otherwise expressly provided in §3.2(b) or §3.3, on each date that any draft presented under such Letter of Credit is honored in accordance with its terms by the Fronting Bank, or the Fronting Bank otherwise makes a payment with respect thereto in accordance with applicable law, (i) the amount paid by the Fronting Bank under or with respect to such Letter of Credit, and (ii) any amounts payable pursuant to §4.5 hereof under, or with respect to, such Letter of Credit, and

(b)  upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §12, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent as cash collateral for the benefit of the Fronting Bank, the Lenders and the Administrative Agent for all Reimbursement Obligations pursuant to §3.8; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in §12.1(g) or §12.1(h).

Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Head Office in immediately available funds.  Interest on any and all amounts not converted to a Revolving Credit Loan pursuant to §3.3 and remaining unpaid by the Borrower under this §3.2 at any time from the date such amounts become due and payable (whether as stated in this §3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent for the benefit of the Lenders on demand at the rate specified in §4.9 for overdue principal on the Revolving Credit Loans.

§3.3.  Letter of Credit Payments; Funding of a Loan.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Fronting Bank shall notify the Borrower and the Lenders of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment, and, except as provided in this §3.3, the Borrower shall reimburse Administrative Agent, as set forth in §3.2 above.  Notwithstanding anything contained in §3.2 above or this §3.3 to the contrary, however, unless the Borrower shall have notified the Administrative Agent and the Fronting Bank prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Completed Revolving Credit Loan Request pursuant to §2.5 to the Administrative Agent, requesting a Alternate Base Rate Loan on the date on which such drawing is honored and in an amount equal to the amount of such drawing.  The Borrower may thereafter convert any such Alternate Base Rate Loan to a Revolving Credit Loan of another Type in accordance with §2.6.  Each Lender shall, in accordance with §2.7, make available such Lender’s Commitment Percentage of such Revolving Credit Loan to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Bank for the amount of such draw.  In the event that any Lender fails to make available to the Administrative Agent the amount of such Lender’s Commitment Percentage of such Revolving Credit Loan on the date of the drawing, the Administrative Agent shall be entitled to recover such amount on demand from such Lender plus any additional amounts payable under §2.7(b) in the event of a late funding by a Lender.  The Fronting Bank is irrevocably authorized by the Borrower and each of the Lenders to honor draws on each Letter of Credit by the beneficiary thereof in accordance with the terms of the Letter of Credit.  The responsibility of the Fronting Bank to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

§3.4.  Obligations Absolute.  The Borrower’s obligations under this §3 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any

Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent, the Fronting Bank, any Lender or any beneficiary of a Letter of Credit.  The Borrower further agrees with the Administrative Agent, the Fronting Bank and the Lenders that the Administrative Agent, the Fronting Bank and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under §3.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon (so long as the documents delivered under each Letter of Credit in connection with such presentment shall be in the form required by, and in conformity in all material respects with, such Letter of Credit), even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any of the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred, or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  If done in good faith and absent gross negligence, the Administrative Agent, the Fronting Bank and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the Administrative Agent, the Fronting Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and absent gross negligence, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent, the Fronting Bank or any Lender to the Borrower.

§3.5.  Reliance by Issuer.  To the extent not inconsistent with §3.4, the Administrative Agent and the Fronting Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or the Fronting Bank.  The Administrative Agent and the Fronting Bank shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this §3 in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

§3.6.  Letter of Credit Fee.  The Borrower shall pay to the Administrative Agent a fee (in each case, a “Letter of Credit Fee”) in an amount equal to (x) a rate per annum equal to the Applicable L/C Percentage minus 0.0625% multiplied by (y) the face amount of each outstanding Letter of Credit, which fee (a) shall be payable quarterly in arrears on the third (3rd) Business Day following the last day of each March, June, September and December for the immediately preceding calendar quarter, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate (which Letter of Credit Fee shall be pro-rated for any calendar quarter in which such Letter of Credit is issued, drawn upon or otherwise reduced or terminated) and (b) shall be for the accounts of the Lenders (including the Fronting Bank) pro rata in accordance with their respective Commitment Percentages.  In respect of each Letter of Credit, the Borrower shall also pay to the Fronting Bank for the Fronting Bank’s own account,

(A) a fronting fee in an amount equal to 0.125% per annum multiplied by the face amount of each outstanding Letter of Credit, which fee shall be payable quarterly in arrears at the same time and in the same manner as the Letter of Credit Fee is payable and (B) at such other time or times as such charges are customarily made by the Fronting Bank, the Fronting Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

§3.7.  Existing Letters of Credit.  Those letters of credit issued for the account of the Borrower by the Fronting Bank under the 2011 Agreement prior to its being amended and restated by this Agreement and which are outstanding on the date hereof, which Letters of Credit are identified on Schedule 3.7 hereto (the “Existing Letters of Credit”), shall for all purposes be deemed to be Letters of Credit issued under this Agreement.

§3.8.  Letter of Credit Collateral Account.  The Borrower hereby agrees that it will, from the time a deposit is required pursuant to §3.1.3, §3.2(b) or §4.12 until the Obligations are satisfied and all Letters of Credit have expired or been terminated or cancelled or as otherwise set forth below, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s Head Office in the name of the Borrower but under the sole dominion and control, including the exclusive right of withdrawal, of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in this §3.8.  Such Letter of Credit Collateral Account shall be funded to the extent required by §3.1.3, §3.2(b) or §4.12.  In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of itself, the Fronting Bank and the Lenders, a properly perfected security interest in and lien on the Letter of Credit Collateral Account, any cash or other funds, notes, certificates of deposit and other instruments that may hereafter be on deposit in the Letter of Credit Collateral Account, any certificates or instruments from time to time evidencing or representing the Letter of Credit Collateral Account, all interest, dividends and other property distributed in respect of or in exchange for the foregoing, and the proceeds thereof (the “Letter of Credit Collateral”), all to secure the payment and performance of the Obligations as set forth below.  The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this §3.8.  The Letter of Credit Collateral shall not bear interest other than any interest earned on the investment of the Letter of Credit Collateral, which investments shall be made only in Permitted Investments (x) so long as no Default or Event of Default has occurred and is continuing, at the option and direction of the Borrower and (y) if a Default or Event of an Default has occurred and is continuing, at the option and sole, but reasonable, discretion of the Administrative Agent and, in each case, at the Borrower’s risk and expense.  Interest or profits, if any, on such investments shall accumulate in the Letter of Credit Collateral Account.  Moneys in the Letter of Credit Collateral Account shall be applied by the Administrative Agent to reimburse the Fronting Bank for any drawing under such Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower at such time; provided that if all Letters of Credit have expired or have been terminated or cancelled, no Reimbursement Obligations are outstanding and the maturity of the Loans has been accelerated, moneys in the

Letter of Credit Collateral Account may be applied to satisfy other Obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default in accordance with §3.2(b), such amount and any interest thereon (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the Obligations have been paid in full and the Commitments and all Letters of Credit have been terminated.  So long as no Default or Event of Default then exists, if Letter of Credit Collateral was provided in accordance with §3.1.3, such remaining Letter of Credit Collateral, with any interest earned thereon, will be returned to the Borrower (and shall be returned from time to time with respect to any applicable Letter of Credit) on the earlier of (a) the date that the applicable Letter of Credit or Letters of Credit expire in accordance with their terms, and (b) the date that the applicable Letter of Credit or Letters of Credit are terminated or cancelled.  So long as no Default or Event of Default then exists, the portion of Letter of Credit Collateral provided to cover the unfunded LC Exposure of a Defaulting Lender pursuant to §4.12 shall be released promptly following the elimination of the applicable unfunded LC Exposure (including by the termination of the Defaulting Lender status of the applicable Lender) or the Administrative Agent’s good faith determination that there exists excess Letter of Credit Collateral.

§4.          CERTAIN GENERAL PROVISIONS.

§4.1.  Funds for Payments.

(a)           All payments of principal, interest, fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the Lenders or (as the case may be) the Administrative Agent, at the Administrative Agent’s Head Office, in each case in Dollars and in immediately available funds.

(b)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim.

(c)           If any Lender shall fail to make any payment required to be made by it pursuant to §2.1(b)(ii), §2.1(b)(iii), §2.7(a), §2.7(b), §3.3, or §14.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Lender or the Fronting Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) so long as such Lender is a Defaulting Lender, hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

§4.2.  Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the Note Records from time to time shall constitute prima facie evidence of the principal amount thereof.

§4.3.  Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Lenders.  In such event (a) any Loan Request or Competitive Bid Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Alternate Base Rate Loans (in the case of Revolving Credit Loans) or Absolute Competitive Bid Loans (in the case of Competitive Bid Loans), (b) each Revolving Credit LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become an Alternate Base Rate Loan, and (c) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent reasonably determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Lenders.

§4.4.  Illegality.  Subject to §§4.10 and 4.11 hereof, but notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or change in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances (which shall be conclusive and binding on the Borrower) to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Alternate Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Commitment Percentage of Revolving Credit LIBOR Rate Loans then outstanding shall be converted automatically to Alternate Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Lender to make or maintain LIBOR Rate Loans.  Subject to §§4.10 and 4.11 hereof, the Borrower hereby agrees to promptly pay the Administrative Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion required by this §4.4 prior to the last day of an Interest Period with respect to a LIBOR Rate Loan, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

§4.5.  Additional Costs, Etc.  Subject to §§4.10 and 4.11 hereof, if any Change in Law shall:

(a)           subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b)           materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to the Administrative Agent or any Lender under this Agreement or the other Loan Documents, or

(c)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d)           impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part;

and the result of any of the foregoing is:

(i)  to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

(ii)  to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii)  to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then; the Borrower will, within thirty (30) days after demand made by such Lender or (as the case may be) the Administrative Agent pay to such Lender such additional amounts as such Lender from time to time and as often as the occasion therefor may arise shall determine in good faith to be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or other sum, provided that (a) the Borrower shall not be required to compensate a Lender or Fronting Bank pursuant to this §4.5 for any increased costs incurred or reductions suffered more than twelve (12) months prior to the date that such Lender or Fronting Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve-month period referred to above shall be extended to include the period of retroactive effect thereof) and (b) such Lender is generally imposing similar charges on its other similarly situated borrowers.  For purposes of this §4.5, the term “Lender” shall include the Fronting Bank.

§4.6.  Capital Adequacy.  Subject to §§4.10 and 4.11 hereof, if after the date hereof any Lender or the Administrative Agent determines in good faith that any Change in Law regarding capital adequacy or capital or liquidity requirements has the effect of reducing the return on such Lender’s or the Administrative Agent’s Commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and liquidity and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Alternate Base Rate, the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent the amount of such reduction in the return on capital as and when such reduction is determined, within thirty (30) days after presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §4.7 hereof which certificate shall be presented within the shorter of such maximum allowable period as permitted by law or such Lender’s internal policies (but no longer than one year or the occurrence of the Maturity Date, if sooner; provided that such Lender or the Administrative Agent may deliver such certificate after the Maturity Date with respect to amounts outstanding prior to the Borrower’s satisfaction of all Obligations).  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.  For purposes of this §4.6, the term “Lender” shall include the Fronting Bank.

§4.7.  Certificate.  A certificate setting forth any additional amounts payable pursuant to §§4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by any Lender, the Fronting Bank or the Administrative Agent to the Borrower shall be prima facie evidence that such amounts are due and owing.

§4.8.  Indemnity.  In addition to the other provisions of this Agreement regarding such matters, the Borrower agrees to indemnify the Administrative Agent and each Lender and to hold the Administrative Agent and each Lender harmless from and against any loss, cost or expense (including LIBOR Breakage Costs, but excluding any loss of Applicable Margin on the relevant Loans) that the Administrative Agent or such Lender may sustain or incur as a consequence of (a) the failure by the Borrower to pay any principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from any increase in interest or any fees payable by the Administrative Agent or such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) the failure by the Borrower to make a borrowing or conversion after the Borrower has given or is deemed pursuant to §2.6(c) to have given a Completed Revolving Credit Loan Request or Competitive Bid Request for a LIBOR Rate Loan or a Conversion Request to convert a Alternate Base Rate Loan into a LIBOR Rate Loan, and (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Alternate Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Administrative Agent or a Lender to lenders of funds obtained by it in order to maintain any such LIBOR Rate Loans.

§4.9.  Interest During Event of Default.  During the continuance of an Event of Default, outstanding principal and (to the extent permitted by applicable law) interest on the Loans and all other amounts payable hereunder or under any of the other Loan Documents shall bear interest at a rate per annum equal to four percent (4%) above the rate otherwise then in effect until such amount shall be paid in full.

§4.10.  Reasonable Efforts to Mitigate.  Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under §§4.4, 4.5 or 4.6, such Lender will give notice thereof to the Borrower, with a copy to the Administrative Agent and, to the extent so requested by the Borrower and not inconsistent with regulatory policies applicable to such Lender, such Lender shall use reasonable efforts and take such actions as are reasonably appropriate (including the changing of its lending office or branch) if as a result thereof the additional moneys which would otherwise be required to be paid to such Lender pursuant to such sections would be reduced other than for de minimis amounts, or the illegality or other adverse circumstances which would otherwise require a conversion of such Loans or result in the inability to make such Loans pursuant to such sections would cease to exist, and in each case if, as determined by such Lender in its sole discretion, the taking such actions would not adversely affect such Loans.

§4.11.  Replacement of Lenders.  If any Lender (an “Affected Lender”) (i) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to §§4.4, 4.5 or 4.6, (ii) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in §4.4, or (iii) becomes a Defaulting Lender, the Borrower may, within 90 days of receipt of such demand, notice (or the receipt of notice of occurrence of such other event causing a Lender to become an Affected Lender) as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (A) request the Affected Lender to cooperate with the  Borrower in obtaining a replacement lender satisfactory to the Administrative Agent and the  Borrower (the “Replacement Lender”); (B) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment, and/or participate in Letters of Credit, as provided herein, but none of such Lenders shall be under an obligation to do so; or (C) designate a Replacement Lender which is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent other than when an Event of Default has occurred and is continuing and absolutely satisfactory to the Administrative Agent when an Event of Default has occurred and is continuing.  If any satisfactory Replacement Lender shall be obtained, and/or any of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, and/or participate in Letters of

Credit, then such Affected Lender shall assign, in accordance with §18, all of its Commitment, Loans, Notes and other rights and obligations under this Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (x) such assignment shall be in accordance with the provisions of §18, shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (y) prior to any such assignment, the Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§4.4, 4.5, 4.6 and 4.8.

§4.12.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to §2.4(f);

(b)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to §25); provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate owing to a Defaulting Lender or extends the Maturity Date shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure or unfunded LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            so long as the conditions set forth in §11 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), all or any part of the Swingline Exposure and unfunded LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and unfunded LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) such reallocation does not cause a non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (x) within two Business Days following notice by the Administrative Agent prepay such Swingline Exposure (or the portion remaining after a partial reallocation as aforesaid) and (y) within five Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Fronting Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s unfunded LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in §3.8 for so long as such unfunded LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s unfunded LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees, and such fees shall not accrue, to such Defaulting Lender pursuant to §3.6 with respect to such Defaulting Lender’s unfunded LC Exposure during the period such Defaulting Lender’s unfunded LC Exposure is cash collateralized;

(iv)          if the unfunded LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to §3.6 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated Commitment Percentages; and

(v)           if all or any portion of such Defaulting Lender’s unfunded LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Fronting Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such unfunded LC Exposure) under §2.4(f) and Letter of Credit Fees payable under §3.6 with respect to such Defaulting Lender’s unfunded LC Exposure shall be payable to the Fronting Bank until and to the extent that such unfunded LC Exposure is reallocated and/or cash collateralized; and

(d)           so long as such Lender is a Defaulting Lender, the Swing Lender shall not be required to fund any Swing Loan and the Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure to the Swing Lender and the Defaulting Lender’s then outstanding unfunded LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with §4.12(c), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with §4.12(c)(i) (and such Defaulting Lender shall not participate therein).

If a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue, the Swing Lender shall not be required to fund any Swing Loan and the Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding unfunded LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders or the Swing Lender or the Fronting Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Lender or the Fronting Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Lender and the Fronting Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and unfunded LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Bid Loans and Swing Loans) and the funded and unpaid participations of the other Lenders in the Swing Loans and Letters of Credit as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

§4.13  Taxes.

(a)           Fronting Bank.  For purposes of this §4.13, the term “Lender” includes any Fronting Bank.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower under any Loan Document shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it or any Lender for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower.  The Borrower shall  indemnify each Recipient, within 10 days after Borrower’s receipt of written notice of demand therefor together with a certificate specifying the amount of such payment or liability (with a copy to the Administrative Agent), for the full amount of any Indemnified Taxes (including Indemnified

Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this §4.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in §4.13(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a

U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.13 (including by the payment of additional amounts pursuant to this §4.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to file for or pursue any refund of Taxes on behalf of, the indemnifying party or any other Person.

(i)            Survival.  Each party’s obligations under this §4.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

§5.          GUARANTIES.

§5.1.       Guaranties.  The Guarantors will jointly and severally guaranty all of the Obligations pursuant to its Guaranty.  The Obligations are full recourse obligations of the Borrower and each Guarantor, and all of the respective assets and properties of the Borrower and each such Guarantor shall be available for the payment in full in cash and performance of the Obligations (subject to Permitted Liens and senior claims enforceable as senior in accordance with applicable law, without the Lenders hereby agreeing to any such senior claim that is otherwise prohibited by this Agreement).  Other than during the continuance of a Default or Event of Default, at the request of the Borrower, the Guaranty of any Subsidiary Guarantor shall be released by the Administrative Agent if and when (x) all of the Real Estate owned or ground leased by such Subsidiary Guarantor shall cease (not thereby creating a Default or Event of Default) to be owned by such Subsidiary Guarantor or by any other Borrower, Guarantor, Subsidiary or other Affiliate of any of the same or (y) the Borrower at its option elects to no longer treat the Real Estate owned by such Subsidiary Guarantor within the definition of Unencumbered Property, provided the foregoing shall never permit the release of MCRC.

§5.2.       Subsidiary Guaranty Proceeds.  (a) Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the Administrative Agent and the Lenders agree with the Borrower that any funds, claims, or distributions actually received by the Administrative Agent or any Lender for the account of any Lender as a result of the enforcement of, or pursuant to a claim relating solely to the Loans under, any Subsidiary Guaranty, net of the Administrative Agent’s and the Lenders’ expenses of collection thereof (such net amount, “Subsidiary Guaranty Proceeds”), shall be made available for distribution equally and ratably (in proportion of the aggregate amount of principal, interest and other amounts then owed in respect of the Obligations or of the issuance of Public Debt, as the case may be) among the Administrative Agent, the Lenders and the trustee or trustees of any Public Debt so long as the Administrative Agent receives written notice of the amounts then owed under the Public Debt; provided that such agreement to distribute Subsidiary Guaranty Proceeds shall not be effective if the holders of the Public Debt have the benefit of guaranties at any time from the Subsidiaries of the Borrower and have not made a reciprocal agreement to share the proceeds of such guaranties with the Lenders.  The Administrative Agent is hereby authorized, by the Borrower, by each Lender and by the Borrower on behalf of each Subsidiary Guarantor to make such Subsidiary

Guaranty Proceeds available pursuant to the immediately preceding sentence.  No Lender shall have any interest in any amount paid over by the Administrative Agent or any other Lender to the trustee or trustees in respect of any Public Debt (or to the holders thereof) pursuant to the foregoing authorization.  This §5.2 shall apply solely to Subsidiary Guaranty Proceeds, and not to any payments, funds, claims or distributions received by the Administrative Agent or any Lender directly or indirectly from Borrower or any other Person (including a Subsidiary Guarantor) other than from a Subsidiary Guarantor pursuant to the enforcement of, or the making of a claim relating solely to the Loans under, a Subsidiary Guaranty.  The Borrower is aware of the terms of the Subsidiary Guarantees, and specifically understands and agrees with the Administrative Agent, and the Lenders that, to the extent Subsidiary Guaranty Proceeds are distributed to holders of Public Debt or their respective trustees, such Subsidiary Guarantor has agreed that the Obligations under this Agreement and any other Loan Document will not be deemed reduced by any such distributions, and each Subsidiary Guarantor shall continue to make payments pursuant to its Subsidiary Guaranty until such time as the Obligations have been paid in full (and the Commitments have been terminated and any Letter of Credit Participations reduced to zero).

(b)           Nothing contained in this §5.2 shall be deemed (i) to limit, modify, or alter the rights of the Administrative Agent or any of the Lenders under any Subsidiary Guaranty or other Guaranty, (ii) to subordinate the Obligations to any Public Debt, or (iii) to give any holder of Public Debt (or any trustee for such holder) any rights of subrogation.

(c)           This §5.2 and each Guaranty are for the sole benefit of the Administrative Agent, the Lenders and their respective successors and assigns.  Nothing contained herein or in any Guaranty shall be deemed for the benefit of any holder of Public Debt, or any trustee for such holder, nor shall anything contained herein or therein be construed to impose on the Administrative Agent or any Lender any fiduciary duties, obligations or responsibilities to the holders of any Public Debt or their trustees (including, but not limited to, any duty to pursue any Guarantor for payment under its Subsidiary Guaranty).

§6.          REPRESENTATIONS AND WARRANTIES.  The Borrower for itself and for MCRC and each Subsidiary insofar as any such statements relate to MCRC or such Subsidiary represents and warrants to the Administrative Agent and the Lenders all of the statements contained in this §6.

§6.1.       Authority; Etc.

(a)           Organization; Good Standing.

(i)            MCRLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; each Subsidiary of MCRLP that owns Real Estate is duly organized or formed, validly existing and in good standing as a corporation or a partnership or other entity, as the case may be, under the laws of the state of its organization or formation; the Borrower and each of the Borrower’s Subsidiaries that owns Real Estate has all requisite partnership or corporate or other entity, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Borrower and each of the Borrower’s Subsidiaries that owns Real Estate is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Unencumbered Properties or other Real Estate owned or ground-leased by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on any of their respective  businesses, assets or financial conditions.

(ii)           MCRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; each Subsidiary of MCRC that owns Real Estate is duly organized or formed, validly existing and in good standing as a corporation or partnership or other entity, as the case may be, under the laws of the state of its organization or formation; MCRC and each of its Subsidiaries that owns Real Estate has all requisite corporate or partnership or other entity, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and MCRC and each of its Subsidiaries that owns Real Estate is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary (including, as to MCRC, in the State of New Jersey) except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on the business, assets or financial condition of MCRC or such Subsidiary.

(b)           Capitalization.

(i)            The outstanding equity of MCRLP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable as set forth in Schedule 6.1(b) hereto, as of the Closing Date.  All of the issued and outstanding general partner interests of MCRLP are owned and held of record by MCRC.  Except as disclosed in Schedule 6.1(b) hereto, as of the Closing Date there are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any general partnership interests in MCRLP.  Except as disclosed in Schedule 6.1(b), as of the Closing Date, there are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on MCRLP or MCRC which require or could require MCRLP or MCRC to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any general partnership interests of MCRLP.  Except as set forth in the Agreement of Limited Partnership of MCRLP, no general partnership interests of MCRLP are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies, or any other similar agreements or interests (whether written or oral).

(ii)           As of the Closing Date, the authorized capital stock of, or any other equity interests in, each of MCRC’s Subsidiaries are as set forth in Schedule 6.1(b), and the issued and outstanding voting and non-voting shares of the common stock of each of MCRC’s Subsidiaries, and all of the other equity interests in such Subsidiaries, all of which have been duly issued and are outstanding and fully paid and non-assessable, are owned and held of record as set forth in Schedule 6.1(b).  Except as disclosed in Schedule 6.1(b), as of the Closing Date there are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in any of MCRC’s Subsidiaries, and there are no outstanding options, warrants, or other similar rights to acquire any shares of any class in the capital of or any other equity interests in any of MCRC’s Subsidiaries.  Except as disclosed in Schedule 6.1(b), as of the Closing Date there are no outstanding commitments, options, warrants, calls or other agreements or obligations (whether written or oral) binding on any of MCRC’s Subsidiaries to issue, sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any shares of any class in the capital of or other equity interests in any of MCRC’s Subsidiaries.  Except as disclosed in Schedule 6.1(b), as of the Closing Date, no shares of, or equity interests in, any of MCRC’s Subsidiaries held by MCRC are subject to any restrictions on transfer pursuant to any of MCRC’s Subsidiaries’ applicable partnership, charter, by-laws or any shareholder agreements, voting agreements, voting trusts, trust agreements, trust deeds, irrevocable proxies or any other similar agreements or instruments (whether written or oral).

(c)           Due Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any of the Guarantors is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower and such Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower or such Guarantor and any general partner or other controlling Person thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or such Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or such Guarantor, (iv) do not conflict with any provision of the agreement of limited partnership, any certificate of limited partnership, the charter documents or by-laws of the Borrower or such Guarantor or any general partner or other controlling Person thereof, and (v) do not contravene any provisions of, or constitute a default, Default or Event of Default hereunder or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or such Guarantor or any of the Borrower’s or such Guarantor’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower, the Operating Subsidiaries or any Guarantor) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower, the Operating Subsidiaries or any Guarantor.

(d)           Enforceability.  Each of the Loan Documents to which the Borrower or any of the Guarantors is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Borrower and each such Guarantor, as the case may be, subject only to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2.       Governmental Approvals.  The execution, delivery and performance by the Borrower of this Agreement and by the Borrower and each Guarantor of the other Loan Documents to which the Borrower or such Guarantor is a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any Governmental Authority other than those already obtained, or (ii) filing with any Governmental Authority, other than filings which will be made with the SEC when and as required by law.

§6.3.       Title to Properties; Leases.

The Borrower, MCRC and their respective Subsidiaries that own Real Estate each has good title to all of its respective Real Estate purported to be owned by it, including, without limitation, that:

(a)           As of the Closing Date (with respect to Unencumbered Properties designated as such on the Closing Date) or the date of designation as an Unencumbered Property (with respect to Unencumbered Properties acquired and/or designated as such after the Closing Date), and in each case to its knowledge thereafter, (i) the Borrower or a Property Owning Subsidiary holds good and clear record and marketable fee simple or leasehold title to the Unencumbered Properties, subject to no rights of others, including any mortgages, conditional sales agreements, title retention agreements, liens or encumbrances, except for Permitted Liens and, in the case of any ground-leased Unencumbered Property, the terms of such ground lease (which shall be an Eligible Ground Lease), as the same may then or thereafter be amended from time to time in a manner consistent with the requirements for an Eligible Ground Lease and (ii) the Unencumbered Properties satisfy the requirements for an Unencumbered Property set forth in the definition thereof.  Schedule 6.3(a) sets forth a list of all Unencumbered Properties as of the Closing Date.

(b)           The Borrower, MCRC and each of their Subsidiaries will, as of the Closing Date, own all of the assets as reflected in the financial statements of the Borrower and MCRC described in §6.4 or acquired in fee title (or, if Real Estate, leasehold title under an

Eligible Ground Lease) since the date of such financial statements (except property and assets sold or otherwise disposed of in the ordinary course of business since that date).

(c)           As of the Closing Date, each of the direct or indirect interests of MCRC, the Borrower or MCRC’s other Subsidiaries in any Partially-Owned Entity that owns Real Estate is set forth on Schedule 6.3(c) hereto, including the type of entity in which the interest is held, the percentage interest owned by MCRC, the Borrower or such Subsidiary in such entity, the capacity in which MCRC, the Borrower or such Subsidiary holds the interest, and MCRC’s, the Borrower’s or such Subsidiary’s ownership interest therein.  Schedule 6.3(c) will be updated quarterly at the time of delivery of the financial statements pursuant to §7.4(b).

§6.4.       Financial Statements.  The following financial statements have been furnished to each of the Lenders:

(a)           The audited consolidated balance sheet of MCRC and its Subsidiaries (including, without limitation, MCRLP and its Subsidiaries) as of December 31, 2012 and their related consolidated income statements for the fiscal year ended December 31, 2012.  Such balance sheet and income statements have been prepared in accordance with GAAP and fairly present the financial condition of MCRC and its Subsidiaries as of the close of business on the date thereof and the results of operations for the fiscal year then ended.  There are no contingent liabilities of MCRC as of such dates involving material amounts, known to the officers of the Borrower or of MCRC, not disclosed in said financial statements and the related notes thereto.

(b)           The SEC Filings.

§6.5        Fiscal Year.  MCRC, the Borrower and its Subsidiaries each has a fiscal year which is the twelve months ending on December 31 of each calendar year, unless changed in accordance with §8.8 hereof.

§6.6.       Franchises, Patents, Copyrights, Etc.  The Borrower, MCRC and each of their respective Subsidiaries that owns Real Estate possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known material conflict with any rights of others, including all Permits.

§6.7.       Litigation.  Except as stated on Schedule 6.7, as updated at the time of each compliance certificate, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrower, threatened against the Borrower, MCRC or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or materially impair the rights of the Borrower, MCRC or such Subsidiary to carry on their respective businesses substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained, as reflected in the applicable financial statements of MCRLP and

MCRC, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

§6.8.       No Materially Adverse Contracts, Etc.  None of the Borrower, MCRC or any of their respective Subsidiaries is subject to any charter, corporate, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or is reasonably expected to have a Material Adverse Effect.  None of the Borrower, MCRC or any of their respective Subsidiaries that owns Real Estate is a party to any contract or agreement that has or is reasonably expected, in the judgment of their respective officers, to have a Material Adverse Effect.

§6.9.       Compliance With Other Instruments, Laws, Etc.  None of the Borrower, MCRC or any of their respective Subsidiaries that owns Real Estate is in violation of any provision of its partnership agreement, charter documents, bylaws or other organizational documents, as the case may be, or any respective agreement or instrument to which it is subject or by which it or any of its properties (including, in the case of MCRC and MCRLP, any of their respective Subsidiaries) are bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result, individually or in the aggregate, in the imposition of substantial penalties or have a Material Adverse Effect.

§6.10.     Tax Status.

(a)           (i) Each of the Borrower, MCRC and their respective Subsidiaries (A) has timely made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (B) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (C) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes in an aggregate amount in excess of $10,000,000 at any one time claimed to be due by the taxing authority of any jurisdiction for which payment is required to be made in accordance with the provisions of §7.9 and has not been timely made, and the respective officers of the Borrower, MCRC and their respective Subsidiaries know of no basis for any such claim.

(b)           To the Borrower’s knowledge, each Partially-Owned Entity (i) has timely made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the best of the Borrower’s knowledge, except as otherwise disclosed in writing to the Administrative Agent, there are no unpaid taxes in an aggregate amount in excess of $10,000,000 at any one time claimed to be due by the taxing authority of any jurisdiction for which payment is required to be made in accordance with the provisions of §7.9 and has not been timely made by any Partially-Owned Entity, and the officers of the Borrower know of no basis for any such claim.

§6.11.     No Event of Default; No Materially Adverse Changes.  No Default or Event of Default has occurred and is continuing.  Since March 31, 2013 there has occurred no materially adverse change in the financial condition or business of MCRC and its Subsidiaries or MCRLP and its Subsidiaries as shown on or reflected in the SEC Filings or the consolidated balance sheet of MCRC and its Subsidiaries as at March 31, 2013, or the consolidated statement of income for the fiscal quarter then ended, other than changes in the ordinary course of business that have not had a Material Adverse Effect on the Borrower, MCRC and their respective Subsidiaries, taken as a whole.

§6.12.     Investment Company Acts;.  None of the Borrower, MCRC or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13.     Absence of UCC Financing Statements, Etc.  Except for Permitted Liens, as of the Closing Date there will be no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Unencumbered Property.  Neither the Borrower nor MCRC has pledged or granted any lien on or security interest in or otherwise encumbered or transferred any of their respective interests in any Subsidiary (including in the case of MCRC, its interests in MCRLP, and in the case of the Borrower, its interests in the Operating Subsidiaries and the Property Owning Subsidiaries) or in any Partially-Owned Entity.

§6.14.     Absence of Liens  The Borrower or a Property Owning Subsidiary is the owner of or the holder of a ground leasehold interest under an Eligible Ground Lease in the Unencumbered Properties free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

§6.15.     Certain Transactions.  Except as set forth on Schedule 6.15 or for transactions that have been determined by the Board of Directors of the relevant Borrower, MCRC or Subsidiary (or its respective general partner) to be on terms as favorable to such Person as in an arms-length transaction with a third party, none of the officers, partners, directors, or employees of the Borrower, MCRC or any of their respective Subsidiaries is presently a party to any transaction with the Borrower, MCRC or any of their respective Subsidiaries (other than for or in connection with services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural Person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest has a substantial interest or is an officer, director, trustee or partner.

§6.16.     Employee Benefit Plans.

§6.16.1  In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

§6.16.2  Terminability of Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without material liability to any Person other than for claims arising prior to termination.

§6.16.3  Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor MCRC nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid through the Closing Date) has been incurred by the Borrower nor MCRC nor any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $500,000.

§6.16.4  Multiemployer Plans.  Neither the Borrower nor MCRC nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at material risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

§6.17.     Regulations U and X.  The proceeds of the Loans shall be used for the purposes described in §7.12.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224, provided the Borrower may purchase MCRC stock as long as it does not at any time cause the Lenders to be in violation of Regulations U and X and such action does not otherwise constitute a Default or an Event of Default.

§6.18.     Environmental Compliance.  The Borrower has caused environmental assessments to be conducted and/or taken other steps to investigate the past and present environmental condition and usage of the Real Estate and the operations conducted thereon.  Based upon such assessments and/or investigation, except as set forth on Schedule 6.18 or in any update to Schedule 6.18 in the case of any new Real Estate that becomes an Unencumbered Property under this Agreement after the Closing Date, to the Borrower’s knowledge, the Borrower represents and warrants that as of the Closing Date as to all Real Estate held by it as of the Closing Date and as of the date any new Real Estate becomes an Unencumbered Property under this Agreement as to such new Unencumbered Property:

(a)           None of the Borrower, MCRC, any of their respective Subsidiaries or any operator of the Real Estate or any portion thereof, or any operations thereon is in violation, or alleged violation (in writing), of any judgment, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance or order relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation or alleged violation (in writing) has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a Material Adverse Effect or constitutes a Disqualifying Environmental Event.

(b)           None of the Borrower, MCRC or any of their respective Subsidiaries has received notice from any third party, including, without limitation, any federal, state or local Governmental Authority, (i) that it has been identified by the United States Environmental

Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, MCRC or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; which event described in any such notice would have a Material Adverse Effect or constitutes a Disqualifying Environmental Event.

(c)           (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrower, MCRC, their respective Subsidiaries or to the knowledge of the Borrower, without any independent inquiry other than as set forth in the environmental assessments, the operators of the Real Estate, or any ground or space tenants on any Real Estate, no Hazardous Substances have been generated or are being used on such Real Estate except in accordance  with applicable Environmental Laws, (iii) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, (iv) to the knowledge of the Borrower without any independent inquiry other than as set forth in the environmental assessments, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on such Real Estate, and (v) any Hazardous Substances that have been generated by the Borrower or MCRC or any of their respective Subsidiaries at any of the Real Estate have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws; any of which events described in clauses (i) through (v) above would have a Material Adverse Effect, or constitutes a Disqualifying Environmental Event.

(d)           By virtue of the use of the Loans proceeds contemplated hereby, or as a condition to the effectiveness of any of the Loan Documents, none of the Borrower, MCRC, any Subsidiary or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement.

§6.19.     Subsidiaries.  As of the Closing Date, Schedule 6.19 sets forth all of the respective Subsidiaries of MCRC or MCRLP, and Schedule 6.19 will be updated annually at the time of delivery of the financial statements pursuant to §7.4(a) to reflect any changes.

§6.20.     Loan Documents.  All of the representations and warranties of the Borrower and the Guarantors made in this Agreement and in the other Loan Documents or any document or instrument delivered to the Administrative Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.

§6.21.     REIT Status.  MCRC has not taken any action that would prevent it from maintaining its qualification as a REIT or from maintaining such qualification at all times during the term of the Loans.

§6.22.     Subsequent Property Owning Subsidiaries.  The foregoing representations and warranties in §6.3 through §6.20, as the same are true, correct and applicable to each Property Owning Subsidiary that owns any Real Estate that the Borrower has elected to treat as an Unencumbered Property existing on the Closing Date, and shall be true, correct and applicable to each such subsequent Property Owning Subsidiary in all material respects as of the date it becomes a Property Owning Subsidiary that owns any Real Estate that the Borrower has elected to treat as an Unencumbered Property.

§6.23.     Anti-Terrorism Laws.

(a)           None of the Borrower, MCRC, or any of their Subsidiaries, to the knowledge of the Borrower after reasonable due diligence, (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that violates the Anti-Terrorism Laws.

(b)           The funds used by the Borrower to pay the Lenders will, to the knowledge of such Loan Parties after reasonable due diligence, not be derived from activities that violate Anti-Terrorism Laws.

(c)           None of the Borrower, MCRC, or any of their Subsidiaries acting or benefiting in any capacity in connection with the Loans, is an Embargoed Person.

(d)           None of the Borrower, MCRC, or any of their Subsidiaries, to the knowledge of the Borrower after reasonable due diligence, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any Anti-Terrorism Law.

§7.          AFFIRMATIVE COVENANTS OF THE BORROWER .  The Borrower for itself and on behalf of each of MCRC and their respective Subsidiaries (if and to the extent expressly included in Subsections contained in this Section) covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or the Lenders have any obligation or commitment to make any Loans or any Lender has any obligation or commitment to issue, extend or renew any Letters of Credit:

§7.1.       Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest, fees, charges and other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and the Notes, and the other Loan Documents.

§7.2.       Maintenance of Office.  The Borrower and each of the Guarantors will maintain its chief executive office in Edison, New Jersey, or at such other place in the United States of America as each of them shall designate upon written notice to the Administrative Agent to be delivered within five (5) days of such change, where notices, presentations and demands to or upon the Borrower and the Guarantors, as the case may be, in respect of the Loan Documents may be given or made.

§7.3.       Records and Accounts.  The Borrower and MCRC will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP in all material respects, and will cause each of its Subsidiaries that owns Real Estate to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP in all material respects, (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries and (c) at all times engage PricewaterhouseCoopers LLP or other Accountants as the independent certified public accountants of MCRC, MCRLP and their respective Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of MCRC, MCRLP and their respective Subsidiaries and the appointment in such capacity of a successor firm as Accountants.

§7.4.       Financial Statements, Certificates and Information.  The Borrower will deliver and will cause MCRC to deliver to the Administrative Agent:

(a)           as soon as practicable, but in any event not later than ninety (90) days after the end of each of its fiscal years, unless, in the case of MCRC, MCRC has filed for an extension in accordance with §7.4(g) hereof, in which case such annual financial statements shall be due in accordance with the proviso to §7.4(g):

(i)            in the case of MCRLP, the audited consolidated balance sheet of MCRLP and its subsidiaries at the end of such year, the related audited consolidated statements of operations, owner’s equity (deficit) and cash flows for the year then ended, in each case (except for statements of cash flow and owner’s equity) with supplemental consolidating schedules provided by MCRLP; and

(ii)           in the case of MCRC, the audited consolidated balance sheet of MCRC and its subsidiaries (including, without limitation, MCRLP and its subsidiaries) at the end of such year, the related audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended, in each case with supplemental consolidating schedules (except for statements of cash flow and stockholders’ equity) provided by MCRC;

each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and, in each case, accompanied by an auditor’s report prepared by the Accountants without a “going-concern” or like qualification or exception and without any qualification or exception as to the scope of such audit;

(b)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of its first three (3) fiscal quarters:

(i)            in the case of MCRLP, copies of the unaudited consolidated balance sheet of MCRLP and its subsidiaries as at the end of such quarter, the related unaudited consolidated statements of operations, owner’s equity (deficit) and cash flows for the portion of MCRLP’s fiscal year then elapsed, with supplemental consolidating schedules (except with respect to statements of cash flow and owner’s equity) provided by MCRLP; and

(ii)           in the case of MCRC, copies of the unaudited consolidated balance sheet of MCRC and its subsidiaries (including, without limitation, MCRLP and its subsidiaries) as at the end of such quarter, the related unaudited consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the portion of MCRC’s fiscal year then elapsed, with supplemental consolidating schedules (except with respect to statements of cash flow and stockholders’ equity) provided by MCRC;

all in reasonable detail and prepared in accordance with GAAP on the same basis as used in preparation of MCRC’s Form 10-Q statements filed with the SEC, together with a certification by the chief financial officer or senior vice president of finance of MCRLP or MCRC, as applicable, that the information contained in such financial statements fairly presents the financial position of MCRLP or MCRC (as the case may be) and its subsidiaries on the date thereof (subject to year-end adjustments);

(c)           simultaneously with the delivery of the financial statements referred to in subsections (a) (for the fourth fiscal quarter of each fiscal year) above and (b) (for the first three fiscal quarters of each fiscal year), a statement in the form of Exhibit D hereto signed by the chief financial officer or senior vice president of finance of the MCRLP or MCRC, as applicable, and (if applicable) reconciliations to reflect changes in GAAP since the applicable Financial

Statement Date, but only to the extent that such changes in GAAP affect the financial covenants set forth in §9 hereof; and, in the case of MCRLP, setting forth in reasonable detail computations evidencing compliance with the covenants contained in §8.6 and §9 hereof;

(d)           promptly if requested by the Administrative Agent, a copy of each report (including any so-called letters of reportable conditions or letters of no material weakness) submitted to the Borrower, MCRC or any of their respective Subsidiaries by the Accountants in connection with each annual audit of the books of the Borrower, MCRC, or such Subsidiary by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Borrower, MCRC or any other Guarantor or any such Subsidiary;

(e)           contemporaneously with the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness of the Borrower or MCRC (other than the Loans) for borrowed money, to the extent that the information or disclosure contained in such material refers to or could reasonably be expected to have a Material Adverse Effect;

(f)            subject to subsection (g) below, contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of MCRC;

(g)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of MCRC, copies of the Form 10-K statement filed by MCRC with the SEC for such fiscal year, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of MCRC, copies of the Form 10-Q statement filed by MCRC with the SEC for such fiscal quarter, provided that, in either case, if MCRC has filed an extension for the filing of such statements, MCRC shall deliver such statements to the Administrative Agent within ten (10) days after the filing thereof with the SEC which filing shall be within fifteen (15) days of MCRC’s filing for such extension or such sooner time as required to avert a Material Adverse Effect on MCRC;

(h)           from time to time, but not more frequently than once each calendar quarter so long as no Default or Event of Default has occurred and is continuing, such other financial data and information about the Borrower, MCRC, their respective Subsidiaries, the Real Estate and the Partially-Owned Entities as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request, and which is prepared by such Person in the normal course of its business or is required for securities and tax law compliance, including pro forma financial statements described in §9.9(b)(ii), complete rent rolls for the Unencumbered Properties and summary rent rolls for the other Real Estate, and insurance certificates with respect to the Real Estate (including the Unencumbered Properties) and tax returns (following the occurrence of a Default or Event of Default or, in the case of MCRC, to confirm MCRC’s REIT status), but excluding working drafts and papers and privileged documents; and

(i) simultaneously with the delivery of the financial statements referred to in subsections (a) (for the fourth fiscal quarter of each fiscal year) above and (b) (for the first three fiscal quarters of each fiscal year) above, updates to Schedule 6.3(a) and Schedule 6.3(c) hereto, and simultaneously with the delivery of the financial statements referred to in subsection (a) above, updates to Schedule 6.19 hereto.

§7.5.       Notices.

(a)           Defaults.  The Borrower will, and will cause MCRC and each of their respective Subsidiaries, as applicable, to, promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of (x) a claimed default (whether or not constituting a Default or Event of Default under this Agreement) or (y) a claimed default by the Borrower, MCRC or any of their respective Subsidiaries, as applicable, under any note, evidence of Indebtedness, indenture or other obligation for borrowed money to which or with respect to which any of them is a party or obligor, whether as principal, guarantor or surety, and such default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof or otherwise cause the entire Indebtedness to become due, the Borrower, MCRC or such Subsidiary, as the case may be, shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed failure to comply.

(b)           Environmental Events.  The Borrower will, and will cause MCRC and each of their respective Subsidiaries to, promptly give notice in writing to the Administrative Agent (i) upon the Borrower’s, MCRC’s or such Subsidiary’s obtaining knowledge of any material violation of any Environmental Law affecting any Real Estate or the Borrower’s, MCRC’s or such Subsidiary’s operations or the operations of any of their Subsidiaries, (ii) upon the Borrower’s, MCRC’s or such Subsidiary’s obtaining knowledge of any known Release of any Hazardous Substance at, from, or into any Real Estate which it reports in writing or is reportable by it in writing to any Governmental Authority and which is material in amount or nature or which could materially adversely affect the value of such Real Estate, (iii) upon the Borrower’s, MCRC’s or such Subsidiary’s receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws or any matter that may be a Disqualifying Environmental Event, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) the Borrower’s, MCRC’s or such Subsidiary’s or any other Person’s operation of any Real Estate, (B) contamination on, from or into any Real Estate, or (C) investigation or remediation of off-site locations at which the Borrower, MCRC or such Subsidiary or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon the Borrower’s, MCRC’s or such Subsidiary’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which the Borrower, MCRC or such Subsidiary or any Partially-Owned Entity may be liable or for which a lien may be imposed on any Real Estate; provided any of which events described in clauses (i) through (iv) above would have a Material Adverse Effect or constitute a Disqualifying Environmental Event with respect to any Unencumbered Property.

(c)           Notification of Claims against Unencumbered Properties.  The Borrower will, and will cause each Property Owning Subsidiary to, promptly upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims, withholdings or other defenses to which any of the Unencumbered Properties are subject, which (i) would have a material adverse effect on the value of such Unencumbered Property, (ii) would have a Material Adverse Effect, or (iii) with respect to such Unencumbered Property, would constitute a Disqualifying Environmental Event or a Lien which is not a Permitted Lien.

(d)           Notice of Litigation and Judgments.  The Borrower will, and will cause MCRC to, and the Borrower will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing within ten (10) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could reasonably be expected to have a Material Adverse Effect or materially adversely affect any Unencumbered Property, or to which the Borrower, MCRC or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, MCRC or any of their respective Subsidiaries that could reasonably be expected to have a Materially Adverse Effect or materially adversely affect the value or operation of the Unencumbered Properties and stating the nature and status of such litigation or proceedings.  The Borrower will, and will cause each of MCRC and their respective Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower, MCRC or any of their Subsidiaries in an amount in excess of $5,000,000.

§7.6.       Existence of Borrower and Property Owning Subsidiaries; Maintenance of Properties.  The Borrower for itself and for each Property Owning Subsidiary insofar as any of the statements in this §7.6 relate to such Property Owning Subsidiary will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its existence as a limited partnership or its existence as another legally constituted entity, and will do or cause to be done all things necessary to preserve and keep in full force all of its material rights and franchises and those of its Subsidiaries.  The Borrower (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to all Real Estate owned or controlled by it or by any of its Subsidiaries or any Property Owning Subsidiary, all as in the judgment of the Borrower or such Subsidiary or such Property Owning Subsidiary may be necessary so that the business carried on in connection therewith may be properly conducted at all times, subject to the terms of the applicable Leases and partnership agreements or other entity charter documents, (b) will cause all of its other properties and those of its Subsidiaries and the Property Owning Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries or such Property Owning Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, ordinary wear and tear excepted, and (c) will, and will cause each of its Subsidiaries and each Property Owning Subsidiary to, continue to engage primarily in the businesses now conducted by it and in related businesses consistent with the requirements of the fourth sentence of §7.7 hereof; provided that nothing in this §7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder and does not in the aggregate have a Material Adverse Effect on the Borrower, MCRC and their respective Subsidiaries taken as a whole.

§7.7.       Existence of MCRC; Maintenance of REIT Status of MCRC; Maintenance of Properties.  Except as expressly set forth in the second paragraph of this §7.7, the Borrower will cause MCRC to do or cause to be done all things necessary to preserve and keep in full force and effect MCRC’s existence as a Maryland corporation.  The Borrower will cause MCRC at all times to maintain its status as a REIT and not to take any action which could lead to its disqualification as a REIT.  The Borrower shall cause MCRC at all times to maintain its listing on the New York Stock Exchange or any successor thereto.  The Borrower will cause MCRC to continue to operate as a fully-integrated, self-administered and self-managed real estate investment trust which, together with its Subsidiaries (including, without limitation MCRLP) owns and operates an improved property portfolio comprised primarily (i.e., 85% or more by value) of office, office/flex, warehouse, industrial/warehouse and multi-family residential properties.  The Borrower will cause MCRC not to engage in any business other than the business of acting as a REIT and serving as the general partner and limited partner of MCRLP, as a member, partner or stockholder of other Persons and as a Guarantor.  The Borrower shall cause MCRC to conduct all or substantially all of its business operations through MCRLP or through subsidiary partnerships or other entities in which (x) MCRLP directly or indirectly owns at least 95% of the economic interests and (y) MCRC directly or indirectly (through wholly-owned Subsidiaries) acts as sole general partner or managing member.  The Borrower shall cause MCRC not to own real estate assets outside of its interests in MCRLP.  The Borrower will cause MCRC and its Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries.  The Borrower will cause MCRC (a) to cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, ordinary wear and tear excepted, (b) to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of MCRC may be necessary so that the business carried on in connection therewith may be properly conducted at all times, and (c) to cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it and in related businesses, consistent with the requirements of the fourth sentence of this §7.7; provided that nothing in this §7.7 shall prevent MCRC from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of MCRC, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder and does not in the aggregate materially adversely affect the business of MCRC and its Subsidiaries on a consolidated basis.

Notwithstanding the foregoing, MCRC shall be permitted to change its organizational status to become a Maryland business trust (the “MCRC Organizational Change”), provided the following conditions are satisfied: (i) the Borrower gives the Administrative Agent at least ten (10) Business Days prior written notice of such change; (ii) no Event of Default has occurred and is continuing at the time such change occurs and no Default or Event of Default would result therefrom; (iii) such change would not otherwise reasonably be expected to have a Material Adverse Effect; (iv) MCRC reaffirms its obligations under the MCRC Guaranty; (v) counsel for MCRC issues updated legal opinions reasonably acceptable to the Administrative Agent and its counsel as to the consummation of the MCRC Organizational Change and the continued enforceability of the MCRC Guaranty; and (vi) MCRC and the Borrower provide any other documentation reasonably requested by the Administrative Agent.

§7.8.       Insurance.  The Borrower will, and will cause MCRC to, maintain with respect to its properties, and will cause each of its Subsidiaries to maintain with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses.

§7.9.       Taxes.  The Borrower will, and will cause MCRC and each of their respective Subsidiaries to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of the Real Estate; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower or such Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.  If requested by the Administrative Agent, the Borrower will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate in the form of receipted tax bills or other form reasonably acceptable to the Administrative Agent.  Notwithstanding the foregoing, a breach of the covenants in this §7.9 shall only constitute an Event of Default if such breach results in a Material Adverse Effect.

§7.10.     Inspection of Properties and Books.  The Borrower will, and will cause MCRC and each of their respective Subsidiaries to, permit the Lenders, coordinated through the Administrative Agent, (a) on an annual basis as a group, or more frequently if required by law or by regulatory requirements of a Lender or if a Default or an Event of Default shall have occurred and be continuing, to visit and inspect any of the properties of the Borrower, MCRC or any of their respective Subsidiaries, and to examine the books of account of the Borrower, MCRC and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and (b) to discuss the affairs, finances and accounts of the Borrower, MCRC and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals during normal business hours as the Administrative Agent may reasonably request; provided that the Borrower shall only be responsible for the costs and expenses incurred by the

Administrative Agent in connection with such inspections after the occurrence and during the continuance of an Event of Default; and provided further that the Administrative Agent and each Lender agrees to treat any non-public information delivered or made available by the Borrower to it in accordance with the provisions of §30.

§7.11.     Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause MCRC to, comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including, without limitation, all Environmental Laws and all applicable federal and state securities laws, (b) the provisions of its partnership agreement and certificate or corporate charter and other charter documents and by-laws, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Real Estate and the Leases) and (d) all applicable decrees, orders, and judgments; provided that any such decree, order or judgment need not be complied with if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower, MCRC or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower, MCRC or such Subsidiary will comply with any such decree, order or judgment forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

§7.12.     Use of Proceeds.  Subject at all times to the other provisions of this Agreement, the Borrower will use the proceeds of the Loans solely for general working capital needs (including letters of credit) and other general corporate purposes.  Without limiting the right of the Borrower to make requests for Loans as provided in §2.5 hereof, it is agreed by the Lenders that, from time to time, on not less than five (5) Business Days’ notice, the Borrower may request proceeds of the Loans be specifically used to refinance certain secured mortgage Indebtedness of the Borrower and/or its Subsidiaries, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing, at the Borrower’s election, may be secured by an amended and restated mortgage on the property securing the mortgage to be refinanced (a “Refinancing Mortgage”). Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to the Administrative Agent and its counsel, (ii) be consistent in all material respects with the terms of this Agreement, and (iii) subject to being released or assigned by the Administrative Agent at the request of the Borrower (it being understood and agreed that the Administrative Agent shall not be required to give any representations or warranties with respect to any such release or assignment, including with respect to any aspects of the Indebtedness secured thereby).  In addition, in connection with each Refinancing Mortgage, the Administrative Agent, at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements.  No Real Estate that is subject to a Refinancing Mortgage shall qualify as an Unencumbered Property under this Agreement.

§7.13.     Subsidiary Guarantors; Solvency.

(a)           If, after the Closing Date, a Subsidiary elects to provide a Subsidiary Guaranty in order to cause Real Estate owned by such Subsidiary to qualify as Unencumbered

Property hereunder, the Borrower shall cause such Person (which Person must be or become a wholly-owned Subsidiary) to execute and deliver a Subsidiary Guaranty to the Administrative Agent and the Lenders in substantially the form of Exhibit B hereto.  Such Guaranty shall evidence consideration and equivalent value.  The Borrower will not permit any Property Owning Subsidiary that owns or ground leases any Unencumbered Properties to have any Subsidiaries unless such Subsidiary’s business, obligations and undertakings are exclusively related to the business of such Property Owning Subsidiary in the ownership of the Unencumbered Properties.

(b)           The Borrower, MCRC, and each Property Owning Subsidiary that owns any Real Estate that the Borrower has elected to treat as an Unencumbered Property is solvent, other than for Permitted Event(s) permitted by this Agreement which shall be the only Non-Material Breaches under this §7.13(b).  The Borrower and MCRC each acknowledge that, subject to the indefeasible payment and performance in full of the Obligations, the rights of contribution among each of the them and such Property Owning Subsidiaries are in accordance with applicable laws and in accordance with each such Person’s benefits under the Loans and this Agreement.  The Borrower further acknowledges that, subject to the indefeasible payment and performance in full of the Obligations, the rights of subrogation of such Property Owning Subsidiaries as against the Borrower and MCRC are in accordance with applicable laws.

§7.14.     Further Assurances.  The Borrower will, and will cause MCRC and each of their respective Subsidiaries to, cooperate with, and to cause each of its Subsidiaries to cooperate with, the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.15.     Environmental Indemnification.  The Borrower covenants and agrees that it and its Subsidiaries will indemnify and hold the Administrative Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Administrative Agent or any Lender (including all reasonable costs of legal representation incurred by the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding, whether or not the Administrative Agent or any Lender is party thereto, but excluding, as applicable for the Administrative Agent or a Lender, any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which the Borrower, MCRC or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property).  In litigation, or the preparation therefor, the Lenders and the Administrative Agent shall be entitled to select their own counsel and participate in the defense and investigation of such claim, action or proceeding, and the Borrower shall bear the expense of such separate counsel of the Administrative Agent and the Lenders if (i) in the written opinion of counsel to the Administrative Agent and the Lenders, use of counsel of the Borrower’s choice could reasonably be expected to give rise to a conflict of interest, (ii) the Borrower shall not have employed counsel reasonably satisfactory to the Administrative Agent and the Lenders within a reasonable time after notice of the institution of any such litigation or proceeding, or (iii) the Borrower authorizes the Administrative Agent and the Lenders to employ separate counsel at the Borrower’s expense.  It is expressly acknowledged by the Borrower that this covenant of indemnification shall survive the payment of the Loans and shall inure to the benefit of the Administrative Agent and the Lenders and their respective Affiliates, their respective successors, and their respective assigns under the Loan Documents permitted under this Agreement.

§7.16.     Response Actions.  The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate owned by it or any of its Subsidiaries, the Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such Real Estate if necessary to comply with all Environmental Laws.

§7.17.     Environmental Assessments.  If the Required Lenders have reasonable grounds to believe that a Disqualifying Environmental Event has occurred with respect to any Unencumbered Property, after reasonable notice by the Administrative Agent, whether or not a Default or an Event of Default shall have occurred, the Required Lenders may determine that the affected Real Estate no longer qualifies as an Unencumbered Property; provided that prior to making such determination, the Administrative Agent shall give the Borrower reasonable notice and the opportunity to obtain one or more environmental assessments or audits of such Unencumbered Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent, which approval will not be unreasonably withheld, to evaluate or confirm (i) whether any Release of Hazardous Substances has occurred in the soil or water at such Unencumbered Property and (ii) whether the use and operation of such Unencumbered Property materially complies with all Environmental Laws (including not being subject to a matter that is a Disqualifying Environmental Event).  Such assessment will then be used by the Administrative Agent to determine whether a Disqualifying Environmental Event has in fact occurred with respect to such Unencumbered Property.  All such environmental assessments shall be at the sole cost and expense of the Borrower.

§7.18.     Employee Benefit Plans.

(a)           In General.  Each Employee Benefit Plan maintained by the Borrower, MCRC or any of their respective ERISA Affiliates will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

(b)           Terminability of Welfare Plans.  With respect to each Employee Benefit Plan maintained by the Borrower, MCRC or any of their respective ERISA Affiliates which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, the Borrower,

MCRC, or any of their respective ERISA Affiliates, as the case may be, has the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without material liability other than liability to pay claims incurred prior to the date of termination.

(c)           Unfunded or Underfunded Liabilities.  The Borrower will not, and will not permit MCRC or any of their ERISA Affiliates to, at any time, have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

§7.19.     No Amendments to Certain Documents.  The Borrower will not, and will not permit MCRC or any of their respective Subsidiaries to, at any time cause or permit its certificate of limited partnership, agreement of limited partnership, articles of incorporation, by-laws, certificate of formation, operating agreement or other charter documents, as the case may be, to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Administrative Agent, if such changes would adversely affect MCRC’s REIT status or otherwise materially adversely affect the rights of the Administrative Agent and the Lenders hereunder or under any other Loan Document.

§7.20.     Distributions in the Ordinary Course.  In the ordinary course of business MCRLP causes all of its and MCRC’s Subsidiaries to make net transfers of cash and cash equivalents upstream to MCRLP and MCRC, and MCRLP and MCRC shall continue to follow such ordinary course of business.  MCRLP shall not make net transfers of cash and cash equivalents downstream to its and MCRC’s Subsidiaries except for any transfers of cash and cash equivalents in connection with the extension of Intercompany Secured Debt and except in the ordinary course of business consistent with past practice.

§8.          CERTAIN NEGATIVE COVENANTS OF THE BORROWER.  The Borrower for itself and on behalf of MCRC and their respective Subsidiaries covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or any of the Lenders has any obligation or commitment to make any Loans or any Lender has any obligation or commitment to issue, extend or renew any Letters of Credit:

§8.1.       Restrictions on Indebtedness.

The Borrower and MCRC may, and may permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, any Indebtedness other than the specific Indebtedness which is prohibited under this §8.1 and with respect to which each of the Borrower and MCRC will not, and will not permit any Subsidiary to, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, singularly or in the aggregate as follows:

(a)           Indebtedness which would result in a Default or Event of Default under §9 hereof or under any other provision of this Agreement; and

(b)           Guarantees of the Indebtedness of any Other Investment which are not permitted under the definition of “Other Investment” herein.

The terms and provisions of this §8.1 are in addition to, and not in limitation of, the covenants set forth in §9 of this Agreement.

§8.2.       Restrictions on Liens, Etc.  None of the Borrower, MCRC, or any Property Owning Subsidiary will: (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge (which, for clarity, shall exclude any agreement that (x) conditions the ability to encumber assets on the maintenance of one or more specified financial covenant ratios or (y) requires the maintenance of one or more specified financial covenant ratios relating to unencumbered assets, but in each case does not generally prohibit the encumbrance of assets or prohibit the encumbrance of specific assets), charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (the foregoing items (a) through (e) being sometimes referred to in this §8.2 collectively as “Liens”), in each case, with respect to any Real Estate that the Borrower has elected to treat as an Unencumbered Property (or the owner thereof); provided that the Borrower, MCRC and any Subsidiary may create or incur or suffer to be created or incurred or to exist the following Liens with respect to any Real Estate that the Borrower has elected to treat as an Unencumbered Property (or the owner thereof):

(i)            Liens securing taxes, assessments, governmental charges (including, without limitation, water, sewer and similar charges) or levies or claims for labor, material and supplies that are not yet due and payable;

(ii)           deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;

(iii)          encumbrances on properties consisting of easements, rights of way, covenants, notice of use limitations under Environmental Laws, restrictions on the use of real property and defects and irregularities in the title thereto; landlord’s or lessor’s Liens under Leases to which the Borrower, MCRC, or any Subsidiary is a party or bound; purchase options granted at a price not less than the market value of such property; and other similar Liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the owner thereof, and which matters neither (x) individually or in the aggregate have a Material Adverse Effect nor (xx) make title to such property unmarketable by the conveyancing standards in effect where such property is located;

(iv)          any Leases (excluding Synthetic Leases) entered into in good faith with Persons that are not Affiliates; provided that Leases with Affiliates on market terms and with monthly market rent payments required to be paid are Permitted Liens;

(v)           Liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Borrower shall have obtained a bond or insurance with respect thereto to the Administrative Agent’s reasonable satisfaction; and

(vi)          Liens consisting of mortgages, deeds of trust or other security interests granted by a Property Owning Subsidiary to the Borrower, MCRC or a wholly-owned Subsidiary that is not liable for any Recourse Indebtedness to secure intercompany Indebtedness owing from such Property Owning Subsidiary to the Borrower, MCRC or such wholly-owned Subsidiary; provided that at all times such Indebtedness and Liens (sometimes referred to herein collectively as the “Intercompany Secured Debt”) shall be held by the Borrower, MCRC or such wholly-owned Subsidiary and the Borrower’s, MCRC or such wholly-owned Subsidiary’s rights or interests therein shall not be subject to any Liens.

Notwithstanding the foregoing provisions of this §8.2, the failure of any Real Estate to comply with the covenants set forth in this §8.2 shall result in such Real Estate’s no longer qualifying as Unencumbered Property under this Agreement, but such disqualification shall not by itself constitute a Default or Event of Default, unless the cause of such non-qualification otherwise constitutes a Default or an Event of Default.

§8.3.       Merger, Consolidation and Disposition of Assets.

None of the Borrower, MCRC, any Operating Subsidiary, any Property Owning Subsidiary that owns any Real Estate that the Borrower has elected to treat as an Unencumbered Property or any wholly-owned Subsidiary will:

(a)           Become a party to any merger, consolidation or reorganization without the prior Unanimous Lender Approval, except that so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, the merger, consolidation or reorganization of one or more Persons with and into the Borrower, MCRC, any Property Owning Subsidiary, or any wholly-owned Subsidiary, shall be permitted if (i) such action is not hostile, (ii) the Borrower, MCRC, any Property Owning Subsidiary, or any wholly owned Subsidiary, as the case may be, is the surviving entity or such merger, consolidation or reorganization involves only MCRC and its Affiliates and is done in connection with an MCRC Organizational Change otherwise permitted under this Agreement, and (iii) such merger, consolidation or reorganization does not cause a Default or Event of Default under §12.1(m) hereof; provided, that for any such merger, consolidation or reorganization (other than (v) the merger or consolidation of one or more Affiliates of MCRC with and into MCRC, or of MCRC into such Affiliate, in either case in connection with an MCRC Organizational Change otherwise permitted under this Agreement, (w) the merger or consolidation of one or more Subsidiaries of MCRLP with and into MCRLP, (x) the merger or consolidation of two or more Subsidiaries of MCRLP, (y) the merger or consolidation of one or more Subsidiaries of MCRC with and into MCRC, or (z) the merger or consolidation of two or more Subsidiaries of MCRC), the Borrower shall provide to the Administrative Agent a statement in the form of Exhibit D hereto signed by the chief financial officer or senior vice president of finance or other thereon designated officer of the Borrower and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 hereof and certifying that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger, consolidation or reorganization and all liabilities, fixed or contingent, pursuant thereto;

(b)           Sell, transfer or otherwise dispose of (collectively and individually, “Sell” or a “Sale”) or grant a Lien to secure Indebtedness (an “Indebtedness Lien”) on any of its now owned, ground leased or hereafter acquired assets without obtaining the prior written consent of the Required Lenders, except for:

(i)            the Sale of or granting of an Indebtedness Lien on any Unencumbered Property or other Real Estate so long as no Default or Event of Default has then occurred and is continuing, or would occur and be continuing after giving effect to such Sale or Indebtedness Lien;

(ii)           the Sale of or the granting of an Indebtedness Lien on any Unencumbered Property while a Default or Event of Default has then occurred and is continuing; provided, that (A) the Borrower shall (1) apply the net proceeds of each such permitted Sale or Indebtedness Lien to the repayment of the Loans or (2) segregate the net proceeds of such permitted Sale or Indebtedness Lien in an escrow account with the Administrative Agent or with a financial institution reasonably acceptable to the Administrative Agent and apply such net proceeds solely to a qualified, deferred exchange under §1031 of the Code or to another use with the prior written approval of the Required Lenders or (3) complete an exchange of such Unencumbered Property for other real property of equivalent value under §1031 of the Code so long as such other real property becomes an Unencumbered Property upon acquisition, (B) no Default or Event of Default would occur and be continuing after giving effect to such Sale or Indebtedness Lien and (C) prior to the date of such Sale or granting of an Indebtedness Lien for consideration in excess of $25,000,000, and on the date of any release from the escrow account of the proceeds of the qualified, deferred exchange under §1031 of the Code in excess of $25,000,000, the Borrower shall provide to the Administrative Agent a statement in the form of Exhibit D hereto signed by the chief financial officer or senior vice president of finance or other thereon designated officer and setting forth in reasonable detail computations evidencing compliance with the covenant in §9 hereof and certifying the use of the proceeds of such Sale or Indebtedness Lien and certifying that no Default or Event of Default would occur and be continuing after giving effect to such Sale or Indebtedness Lien, and all liabilities fixed or contingent pursuant thereto or to such release of proceeds;

(iii)          the Sale of or the granting of an Indebtedness Lien on any Real Estate (other than an Unencumbered Property) while a Default or Event of Default has then occurred and is continuing; provided, that (A) the Borrower shall (1) apply the net proceeds of each such Sale or  Indebtedness Lien to the repayment of the Loans or (2) segregate the net proceeds of such Sale or Indebtedness Lien in an escrow account with the Administrative Agent or with a financial institution reasonably acceptable to the Administrative Agent and apply such net proceeds solely to a qualified, deferred exchange under §1031 of the Code or to another use with the prior written approval of the Required Lenders or (3) complete an exchange of such Real Estate for other real property of equivalent value under §1031 of the Code, (B) no Default or Event of Default would occur and be continuing after giving effect to such Sale or Indebtedness Lien and (C) prior to the date of any such Sale or granting of an Indebtedness Lien for consideration in excess of $75,000,000, the Borrower shall provide to the Administrative Agent a statement in the form of Exhibit D hereto signed by the chief financial officer or senior vice president of finance or other thereon designated officer of the Borrower and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 hereof and certifying that no Default or Event of Default would occur and be continuing after giving effect to such Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto; and

(iv)          the Sale of or the granting of an Indebtedness Lien on any of its now owned or hereafter acquired assets (other than Real Estate) in one or more transactions.

§8.4.       Negative Pledge.  From and after the date hereof, neither the Borrower nor MCRC will, and will not permit any Subsidiary to, enter into any agreement or permit to exist any agreement by it, containing any provision prohibiting or restricting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or restricting the ability of the Borrower or MCRC to amend or modify this Agreement or any other Loan Document, other than the following prohibitions and restrictions on Liens: (a) prohibitions and restrictions on liens for particular assets (other than an Unencumbered Property) set forth in a security instrument in connection with Secured Indebtedness for such assets and the granting or effect of such liens does not otherwise constitute a Default or Event of Default, (b) restrictions imposed by applicable law, (c) customary provisions in joint venture agreements applicable to joint ventures relating to the assets and equity interests of such joint venture, (d) customary restrictions in leases, subleases, licenses and asset sale or acquisition agreements relating to the assets subject thereto, (e) covenants contained in agreements relating to Unsecured Indebtedness permitted by §8.1 to the extent that such restrictions are not materially more restrictive to the Borrower than the covenants contained in this Agreement, and (f) this Agreement and the other Loan Documents.  The Borrower shall be permitted a period of (i) thirty (30) days to cure any

Non-Material Breach affecting other than MCRC or MCRLP and (ii) ten (10) days to cure any Non-Material Breach affecting MCRC or MCRLP under this §8.4 before the same shall be an Event of Default under §12.1(c).

§8.5.       Compliance with Environmental Laws.  None of the Borrower, MCRC, or any Subsidiary will do any of the following:  (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances except for quantities of Hazardous Substances used in  the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release causing a violation of Environmental Laws or a Material Adverse Effect or a violation of any Environmental Law; provided that a breach of this covenant shall result in the affected Real Estate no longer being an Unencumbered Property, but shall only constitute an Event of Default under §12.1(d) if such breach is not a Non-Material Breach.

§8.6.       Distributions.  During any period when any Event of Default has occurred and is continuing, neither the Borrower nor MCRC will make any Distributions in excess of the Distributions required to be made by it in order to maintain MCRC’s status as a REIT.

§8.7.       Employee Benefit Plans.  None of the Borrower, MCRC or any ERISA Affiliate will

(a)           engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower, MCRC or any of their respective Subsidiaries; or

(b)           permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)           fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower, MCRC or any of their respective Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)           amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307  of ERISA or §401(a)(29) of the Code; or

(e)           permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities;

provided that none of (a) - (e) shall be an Event of Default under §12.1(c) if the prohibited matters occurring are in the aggregate within the Dollar limits permitted within §12.1(l) and are otherwise the subject of the matters that are covered by the Events of Default in §12.1(l)

§8.8.       Fiscal Year.  The Borrower will not, and will not permit MCRC or any of their respective Subsidiaries to, change the date of the end of its fiscal year from that set forth in §6.5; provided that such persons may change their respective fiscal years if they give the Administrative Agent thirty (30) days prior written notice of such change and the parties make appropriate adjustments satisfactory to the Borrower and the Lenders to the provisions of this Agreement (including without limitation those set forth in §9) to reflect such change in fiscal year.

§9.          FINANCIAL COVENANTS OF THE BORROWER.  The Borrower covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or any Lender has any obligation or commitment to make any Loan or any Lender has any obligation or commitment to issue, extend or renew any Letters of Credit:

§9.1.       Leverage Ratio.  As at the end of any fiscal quarter or other date of measurement, the Borrower shall not permit the ratio of Consolidated Total Liabilities (net of, as of such date of determination, the amount of Unrestricted Cash and Cash Equivalents in excess of $35,000,000 to the extent that there is an equivalent amount of Consolidated Total Liabilities that matures within twenty-four (24) months of such date of determination) to Consolidated Total Capitalization to exceed 60%; provided that such ratio may exceed 60% from time to time so long as (a) such ratio does not exceed 65%, (b) such ratio ceases to exceed 60% within 180 days following each date such ratio first exceeded 60%, and (c) the Borrower provides a certificate in substantially the form of Exhibit O hereto to the Administrative Agent when such ratio first exceeds 60% and when such ratio ceases to exceed 60%.

§9.2.  Secured Indebtedness.  As at the end of any fiscal quarter or other date of measurement, the Borrower shall not permit Consolidated Secured Indebtedness (net of, as of such date of determination, the amount of Unrestricted Cash and Cash Equivalents in excess of $35,000,000 to the extent that there is an equivalent amount of Consolidated Secured Indebtedness that matures within twenty-four (24) months of such date of determination) to exceed 40% of Consolidated Total Capitalization.

§9.3.  [Intentionally Deleted].

§9.4.  [Intentionally Deleted.]

§9.5.  Fixed Charge Coverage.  As at the end of any fiscal quarter or other date of measurement, the Borrower shall not permit Consolidated Adjusted Net Income to be less than one and one-half (1.5) times Consolidated Fixed Charges, based on the results of the most recent two (2) complete fiscal quarters.

§9.6.  Unsecured Indebtedness.  As at the end of any fiscal quarter or other date of measurement, the Borrower shall not permit the ratio of (i) Consolidated Unsecured Indebtedness (net of, as of such date of determination, the amount of Unrestricted Cash and Cash Equivalents in excess of $35,000,000 to the extent that there is an equivalent amount of Consolidated Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination) to (ii) the sum (the “Section 9.6 Sum”), without duplication, of (a) aggregate Capitalized Unencumbered Property NOI (other than (1) Acquisition Properties and (2) Unencumbered Properties with a negative Capitalized Unencumbered Property NOI), plus (b) the cost (after taking into account any impairments) of all Unencumbered Properties which are Acquisition Properties, plus (c) the value of all Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Properties to exceed 60%; provided that such ratio may exceed 60% from time to time so long as (x) such ratio does not exceed 65%, (y) such ratio ceases to exceed 60% within 180 days following each date such ratio first exceeded 60%, and (z) the Borrower provides a certificate in substantially the form of Exhibit O hereto to the Administrative Agent when such ratio first exceeds 60% and when such ratio ceases to exceed 60%; and provided further that for purposes of determining the Section 9.6 Sum, the aggregate amount of the Section 9.6 Sum attributable to investments in Real Estate, other than (x) office, office flex, industrial/warehouse and/or multi-family residential properties and (y) any such other Real Estate that is part of a mixed-use development consisting of at least 50% office, office flex, industrial/warehouse and/or multi-family residential properties (by leasable square footage of such development), taken in the aggregate, shall be limited to fifteen (15%) percent of the Section 9.6 Sum.

§9.7.  Unencumbered Property Interest Coverage.  As at the end of any fiscal quarter or other date of measurement, the Borrower shall not permit the aggregate Adjusted Unencumbered Property NOI to be less than two (2) times Consolidated Total Unsecured Interest Expense, based on the results of the most recent two (2) complete fiscal quarters.

§9.8.  [Intentionally Deleted.]

§9.9.  Covenant Calculations.

(a)           For purposes of the calculations to be made pursuant to §§9.1-9.8 (and the defined terms relevant thereto, including, without limitation, those relating to “interest expense” and “fixed charges”), references to Indebtedness or liabilities of the Borrower shall mean Indebtedness or liabilities (including, without limitation, Consolidated Total Liabilities) of the Borrower, plus (but without double-counting):

(i)            all Indebtedness or liabilities of the Operating Subsidiaries, MCRC and any other wholly-owned Subsidiary (excluding any such Indebtedness or liabilities owed to the Borrower or MCRC; provided that, as to MCRC, MCRC has a corresponding Indebtedness or liability to the Borrower),

(ii)           all Indebtedness or liabilities of each Partially-Owned Entity (including for Capitalized Leases), but only to the extent, if any, that said Indebtedness or liability is Recourse to the Borrower, MCRC or their respective Subsidiaries or any of their respective assets (other than their respective interests in such Partially-Owned Entity); provided that Recourse Indebtedness arising from such Person’s acting as general partner or guarantor of collection only (and not of payment or performance) of a Partially-Owned Entity shall be limited to the amount by which the Indebtedness exceeds the liquidation value of the Real Estate and other assets owned by such Partially-Owned Entity if the creditor owed such Indebtedness is required by law or by contract to seek repayment of such Indebtedness from such Real Estate and other assets before seeking repayment from such Person, and

(iii)          Indebtedness or liabilities of each Partially-Owned Entity to the extent of the pro-rata share of such Indebtedness or liability allocable to the Borrower, MCRC or their respective Subsidiaries without double counting.

(b)           For purposes of §§9.1-9.8 hereof, Consolidated Adjusted Net Income, Revised Consolidated Adjusted Net Income, Adjusted Unencumbered Property NOI and Revised Adjusted Unencumbered Property NOI (and all defined terms and calculations using such terms) shall be adjusted (i) to deduct the actual results of any Real Estate disposed of by the Borrower, MCRC or any of their respective Subsidiaries during the relevant fiscal period (for Revised Consolidated Adjusted Net Income and Revised Adjusted Unencumbered Property NOI only), and (ii) to the extent applicable, to include the pro rata share of results attributable to the Borrower from unconsolidated Subsidiaries of MCRC, the Borrower and their respective Subsidiaries and from unconsolidated Partially-Owned Entities; provided that income shall not be included until received without restriction in cash by the Borrower.

(c)           For purposes of §§9.1 - 9.8 hereof, together with each other section of this Agreement that refers or relates to GAAP, if any change in GAAP after the Financial Statement Date results in a change in the calculation to be performed in any such section, solely as a result of such change in GAAP, then (i) the Borrower’s compliance with such covenant(s) or section shall be determined on the basis of GAAP in effect as of the Financial Statement Date until such provision is amended in accordance with clause (ii) below, and (ii) the Administrative Agent and the Borrower shall negotiate in good faith a modification of any such covenant(s) or sections so that the economic effect of the calculation of such covenant(s) or sections using GAAP as so changed is as close as feasible to what the economic effect of the calculation of such covenant(s) or sections would have been using GAAP in effect as of the Financial Statement Date.

(d)           For purposes of §§9.1-9.8 hereof, Consolidated Total Capitalization and the Section 9.6 Sum shall be adjusted (without double-counting) to include the Eligible Cash 1031 Proceeds from any Real Estate disposed of by the Borrower, MCRC or any of their respective Subsidiaries and for which the results have been deducted pursuant to §9.9(b).

§10.        CONDITIONS TO THE CLOSING DATE.  The obligations of the Lenders to make the initial Revolving Credit Loans, of the Swing Lender to make the initial Swing Loans and of the Fronting Bank to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1.     Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

§10.2.     Certified Copies of Organization Documents.  The Administrative Agent shall have received (i) from the Borrower a copy, certified as of a recent date by the Secretary of State of Delaware and certified as of the Closing Date by a duly authorized officer of the Borrower (or its general partner) to be true and complete, of each of its certificate of limited partnership and agreement of limited partnership as in effect on the Closing Date, and (ii) from MCRC a copy, certified as of a recent date by the Secretary of State of Maryland and certified as of a date within thirty (30) days prior to the Closing Date by the appropriate officer of the State of Maryland to be true and correct, of the corporate charter of MCRC, in each case along with any other organization documents of the Borrower (and its general partner) or MCRC, as the case may be, and each as in effect on the date of such certification.

§10.3.     By-laws; Resolutions.  All action on the part of the Borrower and MCRC necessary for the valid execution, delivery and performance by the Borrower and MCRC of this Agreement and the other Loan Documents to which any of them is or is to become a party as of the Closing Date shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.  Without limiting the foregoing, the Administrative Agent shall have received from MCRC true copies of its by-laws and the resolutions adopted by its board of directors authorizing the transactions described herein and evidencing the due authorization, execution and delivery of the Loan Documents to which MCRC and the Borrower are a party, each certified by the secretary as of a recent date to be true and complete.

§10.4.     Incumbency Certificate; Authorized Signers.  The Administrative Agent shall have received from each of the Borrower and MCRC an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party as of the Closing Date; (b) in the case of the Borrower, to make Loan Requests, Conversion Requests and Competitive Bid Requests and to apply for Letters of Credit on behalf of the Borrower; and (c) in the case of the Borrower, to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5.     Certificates of Insurance.  The Administrative Agent shall have received (a) current certificates of insurance as to all of the insurance maintained by the Borrower and its Subsidiaries on the Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms; and (b) such further information and certificates from the Borrower, its insurers and insurance brokers as the Administrative Agent may reasonably request.

§10.6.     Opinion of Counsel Concerning Organization and Loan Documents.  Each of the Lenders and the Administrative Agent shall have received favorable opinions addressed to the Lenders and the Administrative Agent in form and substance reasonably satisfactory to the Lenders and the Administrative Agent from (a) Seyfarth Shaw LLP, as counsel to the Borrower, MCRC and their respective Subsidiaries, with respect to New York and New Jersey law and certain matters of Delaware law and (b) Ballard Spahr LLP, as corporate counsel to MCRC, with respect to Maryland law.

§10.7.     Tax Law Compliance.  Each of the Lenders and the Administrative Agent shall also have received from Seyfarth Shaw LLP, as counsel to the Borrower and MCRC, a favorable opinion addressed to the Lenders and the Administrative Agent, in form and substance satisfactory to each of the Lenders and the Administrative Agent, with respect to the qualification of MCRC as a REIT and certain other tax laws matters.

§10.8.       Certifications from Government Officials.  The Administrative Agent shall have received long-form certifications from government officials evidencing the legal existence, good standing and foreign qualification of the Borrower and MCRC as of a recent date.

§10.9.       Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory  in form and substance to each of the Lenders’, the Borrower’s and the Administrative Agent’s counsel, and the Administrative Agent, each of the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

§10.10.    Fees.  The Borrower shall have paid to the Administrative Agent, for the accounts of the Lenders, Bank of America, the Arrangers or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Closing Date in accordance with this Agreement and the Fee Letter.

§10.11.    Closing Certificate; Compliance Certificate.  The Borrower shall have delivered a Closing Certificate to the Administrative Agent, the form of which is attached hereto as Exhibit E.  The Borrower shall have delivered a compliance certificate in the form of Exhibit D hereto evidencing compliance with the covenants set forth in §9 hereof, the absence of any Default or Event of Default, and the accuracy of all representations and warranties in all material respects.

Without limiting the generality of §14.4, for purposes of determining compliance with the conditions specified in this §10, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

§10A.         Subsequent Subsidiary Guarantors.  As a condition to the effectiveness of any subsequent Subsidiary Guaranty, each subsequent Subsidiary Guarantor shall deliver such documents, agreements, instruments and opinions as the Administrative Agent shall reasonably require as to such Subsidiary Guarantor that are analogous to the deliveries made by the Borrower as of the Closing Date pursuant to §10.2 through §10.4 and §10.8.  For avoidance of doubt, this §10A is not considered a part of §10 for purposes of this Agreement.

§11.        CONDITIONS TO ALL BORROWINGS.  The obligations of the Lenders to make any Loan and of any Lender to issue, extend or renew any Letter of Credit, in each case, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1.     Representations True; No Event of Default; Compliance Certificate.  Each of the representations and warranties of the Borrower and MCRC contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of each Loan or the issuance, extension or renewal of each Letter of Credit, with the same effect as if made at and as of that time (except to the extent (i) of changes resulting from transactions contemplated or not prohibited by this Agreement or the other Loan Documents (ii) of changes occurring in the ordinary course of business, (iii) that such representations and warranties relate expressly to an earlier date and (iv) that such untruth is disclosed when first known to the Borrower or MCRC in the next delivered compliance certificate, and is a Non-Material Breach); and no Default or Event of Default under this Agreement shall have occurred and be continuing on the date of any Loan Request or Competitive Bid Request or on the Drawdown Date of any Loan.  Each of the Lenders shall have received a certificate of the Borrower as provided in §2.5(iv)(c) or §2A.9.

§11.2.     No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Administrative Agent or any Lender would make it illegal for any Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or, in the reasonable opinion of the Administrative Agent, would make it illegal to issue, extend or renew such Letter of Credit.

§11.3.     Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as  such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

§12.        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1.     Events of Default and Acceleration.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; none of the foregoing is a Non-Material Breach.

(b)           the Borrower shall fail to pay any interest on the Loans, the Facility Fee, any Letter of Credit Fee or any other sums due hereunder or under any of the other Loan Documents (including, without limitation, amounts due under §7.15) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure continues for five (5) days; none of the foregoing is a Non-Material Breach.

(c)           the Borrower, MCRC or any of their respective Subsidiaries shall fail to comply with any of their respective covenants contained in: §7.1 within ten (10) days of any such amount being due (except with respect to interest, fees and other sums covered by clause (b) above or principal covered by clause (a) above); §7.6 (as to the legal existence of MCRLP for which no period to cure is granted); §7.7 (as to the legal existence and REIT status of MCRC for which no period to cure is granted); §7.12; §7.19 within ten (10) days of the occurrence of same; §8 (except with respect to §8.4 for Non-Material Breaches only, or §8.5); or §9; none of the foregoing is a Non-Material Breach.

(d)           the Borrower, MCRC or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any other Loan Document (other than those specified elsewhere in this §12) and such failure continues for thirty (30) days (other than a Non-Material Breach (excluding §8.4 for which the Non-Material Breach must be cured within the thirty or ten days, as applicable, provided therein) and such cure period shall not extend any specific cure period set forth in any term, covenant or agreement covered by this §12.1(d)).

(e)           any representation or warranty of the Borrower, MCRC or any of their respective Subsidiaries in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated (other than a Non-Material Breach).

(f)            the Borrower, MCRC or any of their respective Subsidiaries shall (i) fail to pay at maturity, or within any applicable period of grace or cure, any obligation for borrowed money or credit received by it (other than current obligations in the ordinary course of business) or in respect of any Capitalized Leases, in each case only in respect of any Recourse obligations or credit in an aggregate amount in excess of $50,000,000 (determined in accordance with §9.9 hereof) or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received (other than current obligations in the ordinary course of business) or in respect of any Capitalized Leases, in each case only in respect of any Recourse obligations or credit in an aggregate amount in excess of $50,000,000 (determined in accordance with §9.9 hereof), for such period of time

(after the giving of appropriate notice if required) as would permit the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require any such obligations to be prepaid, redeemed, repurchased or defeased prior to the maturity thereof; and none of the foregoing is a Non-Material Breach.

(g)           the Borrower, MCRC, or any Material Subsidiary excluding any Material Subsidiary which is the subject of a Permitted Event) shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, MCRC, or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) or of any substantial part of the properties or assets of the Borrower, MCRC, or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) or shall commence any case or other proceeding relating to the Borrower, MCRC, or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower, MCRC, or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) and (i) the Borrower, MCRC, or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of seventy-five (75) days.

(h)           a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating the Borrower, MCRC or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, MCRC or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) in an involuntary case under federal bankruptcy laws as now or hereafter constituted, and such proceeding, decree or order shall continue undismissed, or unstayed and in effect, for a period of seventy-five (75) days.

(i)            there shall remain in force, undischarged, unsatisfied and unstayed, for a period of more than thirty (30) days, any uninsured final judgment against the Borrower, MCRC or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) that, with other outstanding uninsured final judgments, undischarged, unsatisfied and unstayed, against the Borrower, MCRC or any Material Subsidiary (excluding any Material Subsidiary which is the subject of a Permitted Event) exceeds in the aggregate $10,000,000.

(j)            any of the Loan Documents or any material provision of any Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Administrative Agent, or any Guaranty shall be canceled, terminated, revoked or rescinded at any time or for any reason whatsoever, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries or MCRC or any of its Subsidiaries, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof, other than as any of the same may occur from a Permitted Event permitted by this Agreement.

(k)           any “Event of Default” or default (after notice and expiration of any period of grace, to the extent provided, and if none is specifically provided or denied, then for a period of thirty (30) days after notice), as defined or provided in any of the other Loan Documents, shall occur and be continuing.

(l)            the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $5,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $5,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan; to the extent that any breach of §6.16 or §7.18 is a matter that constitutes a specific breach of a provision of this §12.1(l), the breach of §6.16 or §7.18 shall not be a Non-Material Breach.

(m)          Notwithstanding the provisions of §8.3(a), (x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of voting stock of MCRC in a transaction or a series of related transactions or (y) occupation of a majority of the seats (other than vacant seats) on the board of directors of MCRC by Persons who were neither (i) nominated by the board of directors of MCRC nor (ii) appointed by directors so nominated;

then, and in any such event, so long as the same may be continuing, the Administrative Agent with the consent of the Required Lenders may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower, declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be,

and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and MCRC; provided that in the event of any Event of Default specified in §12.1(g) or §12.1(h) with respect to the Borrower or MCRC, all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the any of Administrative Agent or action by the Lenders or the Administrative Agent.

A Non-Material Breach shall require that the Borrower commence and continue to exercise reasonable diligent efforts to cure such breach (which shall occur within any specific time period for curing a Non-Material Breach elsewhere set forth in this Agreement if any).  Such efforts may include the removal of the affected Property as an Unencumbered Property pursuant to a Permitted Event or otherwise so long as such removal (i) cures such Non-Material Breach (ii) does not otherwise cause a Default or Event of Default, and (iii) does not have a Material Adverse Effect on the Borrower, MCRC, and their respective Subsidiaries, taken as a whole.  Continuing failure of the Borrower to comply with the requirements to commence and continue to exercise reasonable diligent efforts to cure such Non-Material Breach shall constitute a material breach after notice from the Administrative Agent.

§12.2.     Termination of Commitments.  If any one or more Events of Default specified in §12.1(g) or §12.1(h) with respect to the Borrower or MCRC shall occur, any unused portion of the Commitments hereunder shall forthwith terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower and the Administrative Agent and any Fronting Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Administrative Agent with the consent of the Required Lenders may, and upon the request of the Required Lenders shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans, the Administrative Agent and any Fronting Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No such termination of the credit hereunder shall relieve the Borrower or any Guarantor of any of the Obligations or any of its existing obligations to the Lenders arising under other agreements or instruments.

§12.3.     Remedies.  In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Required Lenders may direct the Administrative Agent to proceed to protect and enforce the rights and remedies of the Administrative Agent and the Lenders under this Agreement, the Notes, any or all of the other Loan Documents or under applicable law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and, to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver), and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Administrative Agent and the Lenders under the Loan Documents or applicable law.  No remedy herein conferred upon the Lenders or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

§13.        SETOFF.  Without demand or notice, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch at which such deposits are held, but specifically excluding tenant security deposits, other fiduciary accounts and other segregated escrow accounts required to be maintained by the Borrower for the benefit of any third party) or other sums credited by or due from any of the Lenders to the Borrower or its Subsidiaries or any other property of the Borrower or its Subsidiaries in the possession of the Administrative Agent or a Lender may be applied to or set off against the payment of the Obligations.  Each of the Lenders agrees with each other Lender that (a) if pursuant to any agreement between such Lender and the Borrower (other than this Agreement or any other Loan Document), an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than with respect to the Obligations, such amount shall be applied ratably to such other Indebtedness and to the Obligations, and (b) if such Lender shall receive from the Borrower or its Subsidiaries, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the Obligations by proceedings against the Borrower or its Subsidiaries at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, no Lender shall exercise a right of setoff if such exercise would limit or prevent the exercise of any other remedy or other recourse against the Borrower or its Subsidiaries; and provided further, if a Lender receives any amount in connection with the enforcement by such Lender against any particular assets held as collateral for Secured Indebtedness existing on the date hereof and unrelated to the Obligations which is owing to such Lender by the Borrower, such Lender shall not be required to ratably apply such amount to the Obligations.

§14.        THE ADMINISTRATIVE AGENT.

§14.1.     Authorization.  (a) Each of the Lenders and the Fronting Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative

Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  With the exception of §14.1(b) and §14.9 hereof, the provisions of this §14 are solely for the benefit of the Administrative Agent, the Lenders and the Fronting Bank, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a mater of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in §25), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, MCRC or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

(b)           The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Administrative Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders.  The Lenders shall notify the Borrower of any successor to Administrative Agent in accordance with §14.9 by a writing signed by Required Lenders.

(c)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.2.     Employees and Agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

§14.3.     No Liability.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in §25) or in the absence of its own gross negligence or wilful misconduct.

§14.4.     No Representations.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in §10 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

§14.5.     Payments.

(a)           A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders, as provided herein or in any of the other Loan Documents.  All such payments shall be made on the date received, if before 1:00 p.m., and if after 1:00 p.m., on the next Business Day.  If payment is not made on the day received, interest thereon at the overnight federal funds effective rate shall be paid pro rata to the Lenders.

(b)           If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that interest thereon at the overnight federal funds effective rate shall be paid pro rata to the Lenders.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6.     Holders of Notes.  The Administrative Agent may deem and treat the payee of any Notes or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7.     Indemnity.  The Lenders ratably and severally agree hereby to indemnify and hold harmless the Administrative Agent (in its capacity as such and not in its capacity as a Lender) and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s or such Affiliate’s willful misconduct or gross negligence.  Nothing in this §14.7 shall limit any indemnification obligations of the Borrower hereunder.

§14.8.     Administrative Agent as Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

§14.9.       Successor Administrative Agent.  JPMorgan, or any successor Administrative Agent, may resign as Administrative Agent at any time by giving written notice thereof to the Lenders and to the Borrower.  In addition, the Required Lenders may remove the Administrative Agent in the event of the Administrative Agent’s gross negligence or willful misconduct or in the event that the Administrative Agent ceases to hold a Commitment of at least $20,000,000 or a Commitment Percentage of at least five percent (5%) under this Agreement.  Any such resignation or removal shall be effective upon appointment and acceptance of a successor Administrative Agent, as hereinafter provided.  Subject to the next sentence, in the event of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which is a Lender under this Agreement, provided that so long as no Default or Event of Default has occurred and is continuing the Borrower shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld.  Notwithstanding the preceding sentence, upon the resignation of JPMorgan as the Administrative Agent, the Borrower may elect the Syndication Agent to become the successor Administrative Agent for all purposes under this Agreement and the other Loan Documents.  If, in the case of a resignation by the Administrative Agent, no successor Administrative Agent shall have been so appointed by the Required Lenders and, if applicable, approved by the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint any one of the other Lenders as a successor Administrative Agent; provided that the Administrative Agent shall have first submitted the names of two (2) Lenders to the Borrower and, within ten (10) Business Days of such submission the Borrower shall not have selected one of such Lenders as the successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all further duties and obligations as Administrative Agent under this Agreement.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this §14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

§14.10.    Notices.  Any notices or other information required hereunder to be provided to the Administrative Agent and any formal statement or notice given by the Administrative Agent to the Borrower or any Lender shall be promptly forwarded by the Administrative Agent to each of the other Lenders.

§14.11.    Other Agents.  Anything herein to the contrary notwithstanding, none of the Syndication Agent, Documentation Agents, Managing Agents, Bookrunners, or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, a Swing Lender or a Fronting Bank hereunder and except for the obligations of the Arrangers arising under §2.2 of this Agreement.

§15.        EXPENSES.  The Borrower agrees to pay (a) the reasonable costs of incurred by JPMorgan and Bank of America and the Arrangers in producing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of one outside counsel to both the Administrative Agent and the Syndication Agent, and one local counsel to the Administrative Agent and the Syndication Agent, in each case incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the reasonable fees, expenses and disbursements of the Administrative Agent and the Syndication Agent incurred by the Administrative Agent and the Syndication Agent in connection with the preparation, administration or interpretation of the Loan Documents (including those relating to the Competitive Bid Loans) and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, including, without limitation, the reasonable fees and disbursements (including, without limitation, reasonable photocopying costs) of one counsel to the Administrative Agent and the Syndication Agent in preparing the documentation, (d) the reasonable fees, costs, expenses and disbursements of the Arrangers and their Affiliates incurred in connection with the syndication and/or participations of the Loans, including, without limitation, costs of preparing syndication materials and photocopying costs, subject to the limitations set forth in the Fee Letter, (e) all reasonable expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent or the Syndication Agent, and the fees and costs of appraisers, engineers, investment bankers, surveyors or other experts retained by any Lender or the Administrative Agent or the Syndication Agent in connection with any such enforcement, preservation proceedings or dispute) incurred by any Lender or the Administrative Agent or the Syndication Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or any Guarantor or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Loans), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower, MCRC or any of their respective Subsidiaries, in each case with respect to the Obligations, (f) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches and (g) all costs incurred by the Administrative Agent in the future in connection with its inspection of the Unencumbered Properties after the occurrence and during the continuance of an Event of Default.  The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

§16.        INDEMNIFICATION.  The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Syndication Agent, the Arrangers and each of the Lenders and the shareholders, directors, agents, officers, employees, subsidiaries and affiliates of the Administrative Agent, the Syndication Agent, the Arrangers and each of the Lenders (“Related Parties”) from and against any and all claims, actions and suits sought or brought by a third party, whether groundless or otherwise, and from and against any and all liabilities, losses, settlement payments, obligations, damages and expenses of every nature and character, including reasonable legal fees and expenses, arising out of or resulting in any way from this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with the financing, including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (c) pursuant to §7.15 hereof, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any investigative, administrative or judicial proceeding (whether or not such indemnified Person is a party thereto), provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  In litigation, or the preparation therefor, the Borrower shall be entitled to select counsel reasonably acceptable to the Required Lenders, and the Lenders (as approved by the Required Lenders) shall be entitled to select their own supervisory counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of each such counsel if (i) in the written opinion of counsel to the Administrative Agent, the Syndication Agent, the Arrangers or the Lenders, as the case may be, use of counsel of the Borrower’s choice could reasonably be expected to give rise to a conflict of interest, (ii) the Borrower shall not have employed counsel reasonably satisfactory to the Administrative Agent, the Syndication Agent, the Arrangers or the Lenders, as the case may be, within a reasonable time after notice of the institution of any such litigation or proceeding or (iii) the Borrower authorizes the Administrative Agent, the Syndication Agent, the Arrangers or the Lenders, as the case may be, to employ separate counsel at the Borrower’s expense.  If and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

§17.        SURVIVAL OF COVENANTS, ETC.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents shall be deemed to have been relied upon by the Lenders, the Administrative Agent and the Syndication Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent or any Fronting Bank has any obligation to issue, extend or renew any Letter of Credit.  The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Administrative Agent or the Syndication Agent at any time by or on behalf of the Borrower or any of its Subsidiaries or any Guarantor pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary or such Guarantor hereunder.

§18.        ASSIGNMENT; PARTICIPATIONS; ETC.

§18.1.     Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it, the Competitive Bid Loan Accounts maintained by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) (i) except in the case of an assignment to a Lender, the Administrative Agent, the Swing Lender, and the Fronting Bank each shall have the right to approve any Eligible Assignee, which approval will not be unreasonably withheld or delayed and (ii) and, except (x) in the case of an assignment to a Lender or a Lender Affiliate or (y) if an Event of Default shall have occurred and be continuing, the Borrower shall have the right to approve any Eligible Assignee, which approval shall not be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement as to such interests, rights and obligations under this Agreement so assigned, (c) except in the case of an assignment to a Lender or a Lender Affiliate, each such assignment shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (d) unless the assigning Lender shall have assigned its entire Commitment, each Lender shall have at all times an amount of its Commitment of not less than $10,000,000, (e) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an assignment and assumption, substantially in the form of Exhibit F hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment and (f) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Persons to whom all syndicate-level information (which may contain material non-public information about the Borrower, MCRC and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and thereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in §18.3, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §4.5, §4.6 and §16 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment will constitute a waiver or release of any claim of any party hereto with respect to obligations which arose prior to the effective date of such assignment.  Without limiting the foregoing, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. If the consent of the Borrower is required pursuant to this §18.1, and the Borrower does not respond to the Administrative Agent’s request for consent within ten (10) Business Days of receipt of such written request, the consent shall be deemed given.

§18.2.     Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:  (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any Guarantor or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any of its Subsidiaries or any Guarantor or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §6.4 and §7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (d) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and (i) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

§18.3.     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Loans owing to, the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation other than assignments pursuant to §4.11, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.

§18.4.     New Notes.  Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt written notice thereof to the Borrower and the Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, (i) shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Assumption and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder and (ii) shall deliver an opinion from counsel to the Borrower in substantially the form delivered on the Closing Date pursuant to §10.6 as to such new Notes.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.5.     Participations.  Each Lender may sell participations to one or more banks or other entities (other than the Borrower, MCRC and their respective Subsidiaries and Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents without notice or consent of the Borrower, Administrative Agent or any other party hereto; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and the Administrative Agent and the Lender shall continue to exercise all approvals, disapprovals and other functions of a Lender, (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of, or approvals under, the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term (other than any extension contemplated by the definition of “Maturity Date”) or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, and (c) no participant shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

§18.6.     Pledge by Lender.  Notwithstanding any other provision of this Agreement, any Lender at no cost to the Borrower may at any time pledge or assign, or grant a security interest in, all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any Person. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.7.     Successors and Assigns; No Assignment by Borrower.  This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and permitted assigns.  Notwithstanding the foregoing, the Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without prior Unanimous Lender Approval (and any such attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this §18.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Fronting Bank that issues any Letter of Credit), Participants (to the extent provided in §18.5) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Fronting Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement..

§18.8.     Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, provided that such Lender first obtains a written confidentiality agreement in favor of the Borrower from the recipient of any such information as required by §30 hereof.  Any such disclosed information shall be treated by any assignee or participant and potential assignees or participants with the same standard of confidentiality set forth in §30 hereof.

§18.9.     Syndication.  The Borrower acknowledges that the Administrative Agent and the Syndication Agent intend, and shall have the right, by themselves or through their Affiliates, to syndicate or enter into co-lending arrangements with respect to the Loans and the Total Commitment pursuant and subject to this §18, and the Borrower agrees to reasonably cooperate with the Administrative Agent’s, the Syndication Agent’s and their Affiliates’ syndication and/or co-lending efforts, such cooperation to include, without limitation, the provision of information reasonably requested by potential syndicate members.

§18.10. Designated Banks.  Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Competitive Bid Loans on behalf of such Designating Lender subject to the terms of this §18.10 and the provisions in §§18.1 and 18.5 shall not apply to such designation.  No Lender may designate more than one (1) Designated Bank.  The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated

Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Lender a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Competitive Bid Loans on behalf of its Designating Lender pursuant to §2A after the Borrower has accepted a Competitive Bid Loan (or portion thereof) of such Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations hereunder and any sums otherwise payable to the Borrower by the Designated Bank.  Each Designating Lender shall serve as the administrative agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank.  The Borrower, the Administrative Agent and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same.  No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank.

§19.        NOTICES, ETC.  (a) Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, or mailed by United States registered or certified first class mail, return receipt requested, postage prepaid; or sent by overnight courier; or sent by facsimile and confirmed by delivery via overnight courier or postal service; addressed as follows:

(i)            if to the Borrower or any Guarantor, to it at Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837, Attention:  Mr. Roger W. Thomas, Executive Vice President and General Counsel and Mr. Barry Lefkowitz, Executive Vice President and Chief Financial Officer, with a copy to Louis J. DiFronzo, Jr., Esq., Seyfarth Shaw LLP, 2 Seaport Lane, Suite 300, Boston, Massachusetts 02210-2028 or to such other address for notice as the Borrower or any Guarantor shall have last furnished in writing to the Administrative Agent;

(ii)           if to (i) the Administrative Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, 3rd Floor, Newark, DE 19713-2107, (Telecopy No. (302) 634-4733), with copies to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention: Marc E. Costantino, Executive Director (Telecopy No. (212) 270-3513), JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention: Jacqueline F. Stein, Esq., Vice President and Associate General Counsel (Telecopy No. (212) 270-2930), and Stephen M. Miklus, Esq., Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts 02110, (ii) if to the Fronting Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, 3rd Floor, Newark, DE 19713-2107, (Telecopy No. (302) 634-4733); and (iii) if to the Swing Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, 3rd Floor, Newark, DE 19713-2107, (Telecopy No. (302) 634-4733), or at such other address for notice as the Administrative Agent, Fronting Bank or Swing Lender shall last have furnished in writing to the Person giving the notice; and

(iii)          if to any Lender, at the address set forth in its Administrative Questionnaire, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice, provided that if the Borrower has not been provided with a copy of a Lender’s Administrative Questionnaire or otherwise furnished with such Lender’s address, Borrower shall be permitted to deliver notices to such Lender care of the Administrative Agent at its address set forth above.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), provided that such notice is confirmed by delivery via overnight courier or postal service as required above.  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Fronting Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Fronting Bank pursuant to §2 and §2A if such Lender or Fronting Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent (or the Borrower, in the case of notice to it) otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Platform.

(i)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Fronting Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) in accordance with its obligations under §30.

(ii)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  Except as provided in §24, in no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Fronting Bank by means of electronic communications pursuant to this Section, including through the Platform.

§20.        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE

STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH OF THE BORROWER AND THE GUARANTORS AND THE ADMINISTRATIVE AGENT AND THE LENDERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR THE GUARANTORS OR THE ADMINISTRATIVE AGENT OR THE LENDERS BY MAIL AT THE ADDRESS SPECIFIED IN §19.  EACH OF THE BORROWER AND THE GUARANTORS AND THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVES ANY OBJECTION THAT EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§21.        HEADINGS.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§22.        COUNTERPARTS.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic methods shall be effective as delivery of a manually executed counterpart of this Agreement.

§23.        ENTIRE AGREEMENT, ETC.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, relating to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §25.

§24.        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWER AND THE GUARANTORS AND THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND EACH OF THE GUARANTORS HEREBY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY

DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  NO INDEMNITEE REFERRED TO IN §16 ABOVE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ARISING FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR BREACH OF ITS CONFIDENTIALITY UNDERTAKINGS IN §30 AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT.  EACH OF THE BORROWER AND THE GUARANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGE THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

§25.        CONSENTS, AMENDMENTS, WAIVERS, ETC.  Except as otherwise expressly provided in this Agreement, any acceptance, consent, approval or other authorization required or permitted by this Agreement may be given, and any term of this Agreement or of any of the other Loan Documents may be amended, and the performance or observance by the Borrower or any Guarantor of any terms of this Agreement or the other Loan Documents or the continuance of any default, Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.

Notwithstanding the foregoing, Unanimous Lender Approval shall be required for any amendment, modification or waiver of this Agreement or the other Loan Documents that:

(i)            reduces or forgives any principal of any unpaid Loan or Reimbursement Obligation or any interest thereon (including any interest “breakage” costs) or any fees due any Lender hereunder; or

(ii)           changes the unpaid principal amount of, or the rate of interest on, any Loan or Reimbursement Obligation; or

(iii)          changes the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation (including, without limitation, any extension of the Maturity Date other than in accordance with the second sentence of the definition of “Maturity Date”) or any fees payable hereunder; or

(iv)          changes the amount of any Lender’s Commitment (other than pursuant to an assignment permitted under §18.1 hereof or as consented to by such Lender) or increases the amount of the Total Commitment, except as provided in §2.2; or

(v)           releases or reduces the liability of MCRC pursuant to its Guaranty; or

(vi)          modifies this §25 or any other provision herein or in any other Loan Document which by the terms thereof expressly requires Unanimous Lender Approval; or

(vii)         changes the definitions of Required Lenders or Unanimous Lender Approval; or

(viii)        changes §13 or §14.5 in a manner that would alter the pro rata sharing of payments required thereby;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Fronting Bank or the Swing Lender hereunder (including, without limitation, §4.12) without the prior written consent of the Administrative Agent, the Fronting Bank or the Swing Lender, as the case may be; and provided further that notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (a) subject such Designated Bank to any additional obligations, (b) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Designated Bank Note made payable to the Designated Bank.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or the Lenders or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Administrative Agent or the Lenders.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  No failure or delay by the Administrative Agent, the Fronting Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  Any waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative

Agent, any Lender or the Fronting Bank may have had notice or knowledge of such Default or Event of Default at the time.

§26.        SEVERABILITY.  The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§27.        TRANSITIONAL ARRANGEMENTS.

§27.1.     2011 Agreement Superseded.  This Agreement shall supersede the 2011 Agreement in its entirety, except as provided in this §27 and §3.7.  On the Closing Date, the rights and obligations of the parties under the 2011 Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that any of the “Revolving Credit Loans” (as defined in the 2011 Agreement) outstanding under the 2011 Agreement shall, for purposes of this Agreement, be Revolving Credit Loans hereunder.  The Lenders’ interests in such Revolving Credit Loans and participations in such Letters of Credit shall be allocated on the Closing Date in accordance with each Lender’s applicable Commitment Percentage.  On the Closing Date, (a) the Commitment of each Lender that is a party to the 2011 Agreement but is not a party to this Agreement (an “Exiting Lender”) shall be terminated, all outstanding Obligations owing to the Exiting Lenders under the 2011 Agreement on the Closing Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under this Agreement, and (b) each Person listed on Schedule 1.2 attached to this Agreement shall be a Lender under this Agreement with the Commitment set forth opposite its name on such Schedule 1.2.

§27.2.     Return and Cancellation of Notes.  Upon its receipt of the Revolving Credit Notes to be delivered hereunder on the Closing Date, each Lender will promptly return to the Borrower, marked “Cancelled” or “Replaced”, the notes of the Borrower held by such Lender pursuant to the 2011 Agreement.

§27.3.     Interest and Fees Under 2011 Agreement.  All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the 2011 Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the 2011 Agreement, as if the 2011 Agreement were still in effect.

§28.        USA PATRIOT ACT.  Each Lender hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the names and addresses of the Borrower and the Guarantors and other information that will allow such Lender to identity the Borrower and the Guarantors in accordance with the Act.

§29.        USURY SAVINGS CLAUSE.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

§30.        CONFIDENTIALITY.

(a)           Each of the Administrative Agent, the Fronting Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement running in favor of the Borrower and containing provisions substantially the same as those of this Section including a provision providing that such agreement shall survive any contemplated transaction, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the prior written consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Fronting Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower, MCRC or their respective Subsidiaries relating to the Borrower, MCRC, any such Subsidiary or their respective businesses, other than any such information that is available to the Administrative Agent, the Fronting Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower, MCRC or such Subsidiary; provided that, in the case of information received from the Borrower, MCRC or such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Fronting Bank and the Lenders shall be responsible for any breach of the confidentiality provisions by any Affiliate or other third party to which such party disclosed any Information unless such Affiliate or other third party (other than any third party that is already bound by an ethical or legal duty of confidentiality) has executed and delivered its own confidentiality agreement running in favor of the Borrower and containing provisions substantially the same as those of this Section, including a provision providing that such agreement shall survive any contemplated transaction.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN §30(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, MCRC AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, MCRC AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(d)           The provisions of this §30 shall survive the full repayment of amounts due and the termination of this Agreement for a period of one (1) year.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its general partner

By:	/s/ Barry Lefkowitz
	Name:	Barry Lefkowitz
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank

By:	/s/ Chiara Carter
Name:	Chiara Carter
Title:	Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

BANK OF AMERICA, N.A.

By:	/s/ Steven P. Renwick
Name:	Steven P. Renwick
Title:	Senior Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ Joanna Soliman
Name:	Joanna Soliman
Title:	Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James M. Dunleavy
Name:	James M. Dunleavy
Title:	Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

WELLS FARGO BANK, N.A.

By:	/s/ Sean Armah
Name:	Sean Armah
Title:	Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Michael J. Vergura, Jr.
Name:	Michael J. Vergura, Jr.
Title:	Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

CITIBANK, N.A.

By:	/s/ John C. Rowland
Name:	John C. Rowland
Title:	Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT FOR MACK-CALI REALTY, L.P.

COMERICA BANK

By:	/s/ Sam F. Meehan
Name:	Sam F. Meehan
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ J. Richard Litton
Name:	J. Richard Litton
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ Daniel J. Reddy
Name:	Daniel J. Reddy
Title:	SVP

THE BANK OF NEW YORK MELLON

By:	/s/ Carol Murray
Name:	Carol Murray
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Charles Stewart
Name:	Charles Stewart
Title:	Director

COMPASS BANK

By:	/s/ S. Kent Gorman
Name:	S. Kent Gorman
Title:	Sr. VP

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Eric Searls
Name:	Eric Searls
Title:	Senior Vice President

TD BANK, N.A.

By:	/s/ Mark Santasieri
Name:	Mark Santasieri
Title:	SVP

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Charles J. Cooke Jr.
Name:	Charles J. Cooke Jr.
Title:	SVP

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH

By:	/s/ Luke Hwang
Name:	Luke Hwang
Title:	VP & DGM

Exhibit A

FORM OF REVOLVING CREDIT

NOTE / SWING LOAN NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned MACK-CALI REALTY, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of                                      (the “Lender”) at the Administrative Agent’s Head Office (as defined in the Credit Agreement defined below):

(a)  prior to or on the Maturity Date the principal amount of                                                Dollars ($                          ) or, if less, the aggregate unpaid principal amount of [Revolving Credit Loans/Swing Loans] advanced by the Lender to the Borrower pursuant to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lender, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., as Syndication Agent, and the other parties thereto; and

(b)  interest on the principal balance hereof from time to time outstanding at the times and at the rates provided in the Credit Agreement.

[Include in Revolving Credit Notes: This Note, together with the other Notes issued as of the date hereof under the Credit Agreement (collectively, the “Substitute Notes”), are issued in substitution for the unpaid principal balances outstanding under all of the Notes previously issued by the Borrower under the Third Amended and Restated Revolving Credit Agreement dated as of October 21, 2011, as amended and modified to date (the “2011 Notes”), and which 2011 Notes are outstanding as of the date hereof.  Up to the full amount of the principal balances of the Substitute Notes, the principal balances outstanding under the 2011 Notes shall continue in all respects to be outstanding under the Substitute Notes, and this Note shall not be deemed to evidence a novation or payment and refunding of any part of the outstanding principal balances under the 2011 Notes.  Notwithstanding the date of this Note, the Substitute Notes carry all of the rights to unpaid interest that were carried by the 2011 Notes such that no loss of interest shall result from any such substitution.]

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Lender and any holder hereof pursuant to the Credit Agreement or by operation of law is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the

Exhibit A-1

respective terms thereof.  All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Lender to make or cause to be made, [Include in Revolving Credit Notes: at or about the time of the Drawdown Date of any Revolving Credit Loan or] at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such [Revolving Credit Loan/Swing Loan] or (as the case may be) the receipt of such payment.  The outstanding amount of the [Revolving Credit Loan/Swing Loan] set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any [Revolving Credit Loan/Swing Loan] shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF

Exhibit A-2

THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Exhibit A-3

IN WITNESS WHEREOF, the undersigned has caused this Note to be sealed and signed in its partnership name by its duly authorized officer as of the day and year first above written.

MACK-CALI REALTY, L.P.

WITNESS:	By: Mack-Cali Realty Corporation,
its general partner

By:
	Name:	Barry Lefkowitz
	Title:	Executive Vice President and Chief Financial Officer

Exhibit A-4

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

Exhibit A-5

Exhibit B

FORM OF SUBSIDIARY GUARANTY

Guaranty, dated as of                         , 20     by and among                                   , a                                    (the “Guarantor”), in favor of each of the Lenders (as defined herein) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for itself and for the other financial institutions (collectively, the “Lenders”) which are or may become parties to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 among Mack-Cali Realty, L.P., a Delaware limited partnership (the “Borrower”), the Administrative Agent, and the Lenders (the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

WHEREAS, the Borrower, the Administrative Agent, the Lenders and the other parties thereto have entered into the Credit Agreement;

WHEREAS, the Borrower and the Guarantor are members of a group of related entities, the success of either one of which is dependent in part on the success of the other members of such group;

WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrower by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the Administrative Agent’s and the Lenders’ willingness to extend, and to continue to extend, credit to the Borrower under the Credit Agreement that the Guarantor execute and deliver this Guaranty; and

WHEREAS, the Guarantor wishes to guaranty the Borrower’s obligations to the Lenders and the Administrative Agent under and in respect of the Credit Agreement as herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Guaranty of Payment and Performance of Obligations.  In consideration of the Lenders’ extending credit or otherwise in their discretion giving time, financial or banking facilities or accommodations to the Borrower, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent and each Lender that the Borrower will duly and punctually pay or perform, at the place specified therefor, or if no place is specified, at the Administrative Agent’s Head Office, (i) all indebtedness, obligations and liabilities of the Borrower to any of the Lenders and the Administrative Agent, individually or collectively, under the Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes or other instruments at any time

Exhibit B-1

evidencing any thereof, whether existing on the date of the Credit Agreement or arising or incurred thereafter, direct or indirect, secured or unsecured, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise, including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code; and (ii) without limitation of the foregoing, all reasonable fees, costs and expenses incurred by the Administrative Agent or the Lenders in attempting to collect or enforce any of the foregoing, accrued in each case to the date of payment hereunder (collectively the “Obligations” and individually an “Obligation”).  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Borrower of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that any Lender or the Administrative Agent first attempt to collect any of the Obligations from the Borrower or resort to any security or other means of obtaining payment of any of the Obligations which any Lender or the Administrative Agent now has or may acquire after the date hereof or upon any other contingency whatsoever.  Upon any Event of Default which is continuing by the Borrower in the full and punctual payment and performance of the Obligations, the liabilities and obligations of the Guarantor hereunder shall, at the option of the Administrative Agent, become forthwith due and payable to the Administrative Agent and to the Lender or Lenders owed the same without demand or notice of any nature, all of which are expressly waived by the Guarantor, except for notices required to be given to the Borrower under the Loan Documents.  Payments by the Guarantor hereunder may be required by any Lender or the Administrative Agent on any number of occasions.

2.             Guarantor’s Further Agreements to Pay.  The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to each Lender and the Administrative Agent forthwith upon demand, in funds immediately available to such Lender or the Administrative Agent, all costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Administrative Agent or such Lender in connection with this Guaranty and the enforcement hereof, together with interest on amounts recoverable under this Guaranty from the time after such amounts become due at the default rate of interest set forth in the Credit Agreement; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

3.             Payments.  The Guarantor covenants and agrees that the Obligations will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  Without limiting the generality of the foregoing, the Guarantor’s obligations hereunder with respect to any Obligation shall not be discharged by a payment in a currency other than the currency in which the Obligation is denominated (the “Obligation Currency”) or at a place other than the place specified for the payment of the Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency

Exhibit B-2

and transferred to New York, New York, U.S.A., under normal banking procedures does not yield the amount of Obligation Currency due thereunder.

4.             Taxes.  All payments hereunder shall be made without any counterclaim or set-off, free and clear of, and without reduction by reason of, any taxes, levies, imposts, charges and withholdings, restrictions or conditions of any nature (“Taxes”), which are now or may hereafter be imposed, levied or assessed by the United States or any political subdivision or taxing authority thereof (or any non-United States jurisdiction in which there is Real Estate) on payments hereunder, all of which will be for the account of and paid by the Guarantor.  If for any reason, any such reduction is made or any Taxes are paid by the Administrative Agent or any Lender (except for taxes on income or profits of such Administrative Agent or Lender), the Guarantor agrees to pay to the Administrative Agent or such Lender such additional amounts as may be necessary to ensure that the Administrative Agent or such Lender receives the same net amount which it would have received had no reduction been made or Taxes paid.

5.             Consent to Jurisdiction.  The Guarantor agrees that any suit for the enforcement of this Guaranty or any of the other Loan Documents may be brought in the courts of the State of New York sitting in New York, New York or any federal court sitting in New York, New York and consents to the non-exclusive jurisdiction of such courts and the service of process in any such suit being made upon the Guarantor by mail at the address specified herein.  Except to the extent such waiver is expressly prohibited by law, the Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

6.             Liability of the Guarantor.  The Administrative Agent and each Lender have and shall have the absolute right to enforce the liability of the Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guaranty or against any other Guarantor, and the release or discharge of any Guarantor or other guarantor of any Obligations shall not affect the continuing liability of the Guarantor hereunder.

It is the intention and agreement of the Guarantor, the Administrative Agent and the Lenders that the obligations of the Guarantor under this Guaranty shall be valid and enforceable against the Guarantor to the maximum extent permitted by applicable law.  Accordingly, if any provision of this Guaranty creating any obligation of the Guarantor in favor of the Administrative Agent and the Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Guarantor, the Administrative Agent and the Lenders that any balance of the obligation created by such provision and all other obligations of the Guarantor to the Administrative Agent and the Lenders created by other provisions of this Guaranty shall remain valid and enforceable.  Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Administrative Agent or the Lenders may be otherwise entitled to collect from the Guarantor under this Guaranty to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or

Exhibit B-3

like statute or rule of law) applicable to the Guarantor’s obligations under this Guaranty, it is the stated intention and agreement of the Guarantor, the Administrative Agent and the Lenders that all sums not in excess of those permitted under such applicable law shall remain fully collectible by the Administrative Agent and the Lenders from the Guarantor.  Nothing in the foregoing limits the covenant of the Borrower contained in §7.13(b) of the Credit Agreement.

7.             Representations and Warranties; Covenants.  (a) the Guarantor hereby makes and confirms the representations and warranties made on its behalf by the Borrower pursuant to §6 of the Credit Agreement, as if such representations and warranties were set forth herein.  The Guarantor hereby agrees to perform the covenants set forth in §§7 and 8 of the Credit Agreement (to the extent such covenants expressly apply to the Guarantor) as if such covenants were set forth herein.  The Guarantor acknowledges that it is, on a collective basis with the Borrower and all other “Guarantors” (as defined in the Credit Agreement), bound by the covenants set forth in §9 of the Credit Agreement.  The Guarantor hereby confirms that it shall be bound by all acts or omissions of the Borrower pursuant to the Credit Agreement.  The Guarantor acknowledges and agrees to the terms of §5.1 of the Credit Agreement.

(b)           The Guarantor is a limited liability company, limited partnership, corporation, or other legal entity, as applicable, duly formed or organized, validly existing and in good standing under the laws of the state of its formation or organization and each other state in which its business necessitates it to foreign qualify; the Guarantor has all requisite limited liability company, limited partnership, corporate or other legal entity power, as applicable, to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Guarantor is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Unencumbered Properties or other Real Estate owned or ground-leased by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on any of its businesses, assets or financial condition.  The execution, delivery and performance of this Guaranty and the transactions contemplated hereby (i) are within the authority of the Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Guarantor and any member, manager, general partner or other controlling Person thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Guarantor, (iv) do not conflict with any provision of the Certificate of Organization or Formation, the limited liability company agreement, articles of incorporation, bylaws, or other authority documents of the Guarantor or the authority documents of any controlling Person thereof, and (v) do not contravene any provisions of, or constitute a default, Default or Event of Default hereunder or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Guarantor or any of the Guarantor’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not

Exhibit B-4

materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Guarantor) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Guarantor.

(c)           The Guaranty has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Guarantor, subject only to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d)           The execution, delivery and performance by the Guarantor of this Guaranty and the transactions contemplated hereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law.

8.             Effectiveness.  The obligations of the Guarantor under this Guaranty shall continue in full force and effect and shall remain in operation until all of the Obligations shall have been paid in full or otherwise fully satisfied, and continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrower, or otherwise, as though such payment had not been made or other satisfaction occurred.  No invalidity, irregularity or unenforceability of the Obligations by reason of applicable bankruptcy laws or any other similar law, or by reason of any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations, shall impair, affect, be a defense to or claim against the obligations of the Guarantor under this Guaranty.

9.             Freedom of Lender to Deal with Borrower and Other Parties.  The Administrative Agent and each Lender shall be at liberty, without giving notice to or obtaining the assent of the Guarantor and without relieving the Guarantor of any liability hereunder, to deal with the Borrower and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as the Administrative Agent or such Lender in its sole discretion deems fit, and to this end the Guarantor gives to the Administrative Agent and each Lender full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to the Borrower at such times, in such amounts and on such terms as the Administrative Agent or such Lender may approve, (b) vary the terms and grant extensions of any present or future indebtedness or obligation of the Borrower or of any other party to the Administrative Agent or such Lender, (c) grant time, waivers and other indulgences in respect thereto, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Obligations which the Administrative Agent or any Lender now has or may acquire after the date hereof, (e)

Exhibit B-5

accept partial payments from the Borrower or any such other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Borrower or any such other party.

10.          Unenforceability of Obligations Against Borrower; Invalidity of Security or Other Guaranties.  If for any reason the Borrower has no legal existence or are under no legal obligation to discharge any of the Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Obligations have become irrecoverable from the Borrower by operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal debtor on all such Obligations.  This Guaranty shall be in addition to any other guaranty or other security for the Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security.

11.          Waivers by Guarantor.  The Guarantor waives notice of acceptance hereof, notice of any action taken or omitted by the Administrative Agent or any Lender in reliance hereon, and any requirement that the Administrative Agent or any Lender be diligent or prompt in making demands hereunder, giving notice of any default by the Borrower or asserting any other rights of the Administrative Agent or any Lender hereunder.  The Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses in the nature of suretyship that at any time may be available in respect of the Guarantor’s obligations hereunder by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

12.          Restriction on Subrogation and Contribution Rights.  Notwithstanding any other provision to the contrary contained herein or provided by applicable law, unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full, the Guarantor hereby irrevocably defers and agrees not to enforce any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against the Borrower on account of payments made under this Guaranty, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral which may be held by the Administrative Agent or any Lender or any affiliate of the Administrative Agent or any Lender.  In addition, the Guarantor will not claim any set-off or counterclaim against the Borrower in respect of any liability it may have to the Borrower unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full.

Subject to the foregoing and the indefeasible performance and payment in full of the Obligations, the Guarantor acknowledges that all other “Guarantors” shall have contribution rights against the Guarantor in accordance with applicable law and in accordance with each such Person’s benefits received under the Credit Agreement and the Loans.

Exhibit B-6

13.                               Demands.  Any demand on or notice made or required to be given pursuant to this Guaranty shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)                                 if to the Guarantor, at

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey  08837

Attention:  Mr. Roger W. Thomas and

Mr. Barry Lefkowitz

or at such other address for notice as the Guarantor shall last have furnished in writing to the Administrative Agent with a copy to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, NY 10018

Attention: Blake Hornick, Esq.

or at such other address for notice as the Guarantor shall last have furnished in writing to the Administrative Agent; and

(b)                                 if to the Administrative Agent, at

JP Morgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, Ops Building 2

3rd Floor

Newark, DE 19713-2107,

with copies to,

JP Morgan Chase Bank, N.A.

383 Madison Avenue

24th Floor

New York, New York  10179

Attention:  Marc E. Costantino and

Jacqueline F. Stein, Esq.

or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Guarantor; and

Bingham McCutchen, LLP,

Exhibit B-7

1 Federal Street

Boston, Massachusetts  02110

Attention:  Stephen M. Miklus, Esq.

or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Guarantor; and

(c)                                  if to any Lender, at such Lender’s address as set forth in Schedule 1.2 to the Credit Agreement or as shall have last been furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile or (ii) if sent by registered or certified first-class mail, postage prepaid, return receipt requested, on the fifth Business Day following the mailing thereof.

14.                               Amendments, Waivers, Etc.  No provision of this Guaranty can be changed, waived, discharged or terminated except by an instrument in writing signed by the Administrative Agent and the Guarantor expressly referring to the provision of this Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Obligation which is not expressly dealt with therein.  No course of dealing or delay or omission on the part of the Administrative Agent or the Lenders or any of them in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

15.                               Further Assurances.  The Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Administrative Agent from time to time may reasonably request in order to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Administrative Agent and the Lenders hereunder.

16.                               Miscellaneous Provisions.  This Guaranty is intended to take effect as a sealed instrument to be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Administrative Agent, each Lender and its respective successors in title and assigns permitted under the Credit Agreement, and shall be binding on the Guarantor and the Guarantor’s successors in title, assigns and legal representatives.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

Exhibit B-8

17.                               WAIVER OF JURY TRIAL.  EXCEPT TO THE EXTENT SUCH WAIVER IS EXPRESSLY PROHIBITED BY LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS GUARANTY, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, AMONG THE GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND/OR THE LENDERS.  THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE GUARANTOR, THE ADMINISTRATIVE AGENT OR THE LENDERS AND DELIVERED TO THE ADMINISTRATIVE AGENT OR THE LENDERS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENTS SHALL CONTAIN SUCH A WAIVER OF JURY TRIAL.  THE GUARANTOR CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

[Remainder of Page Intentionally Left Blank]

Exhibit B-9

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first above written.

[GUARANTOR]

By:
Name:
Title:

Exhibit B-10

Exhibit C

FORM OF REVOLVING CREDIT LOAN /

SWING LOAN / LETTER OF CREDIT REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue, 40th Floor

New York, New York  10179

Attention:     Marc E. Costantino     (Fax: 212-270-3513)

This Loan Request is made pursuant to [§2.5 / §3.1.2] of the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 among Mack-Cali Realty, L.P. (the “Borrower”), JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Loan Request have the meanings given them in the Credit Agreement.

1.  The Borrower hereby requests:

         Revolving Credit Loan

         Swing Loan

         Letter of Credit

2.  The principal amount of the Revolving Credit Loan or Swing Loan or the amount of the Letter of Credit requested in this Loan Request is:

$

3.  The proposed Drawdown Date of the Revolving Credit Loan / Swing Loan or date of issue, extension or renewal of the Letter of Credit requested in this Loan Request is:

                           , 20

4.  The Interest Period requested for the Revolving Credit LIBOR Rate Loan requested in this Loan Request (if any) is:

5.  The Type of Revolving Credit Loan being requested in this Loan Request (if any) is:

Exhibit C-1

           Alternate Base Rate Loan

           LIBOR Rate Loan

6.  Please disburse the proceeds of the requested Revolving Credit Loan or Swing Loan as follows:

WITNESS my hand this        day of               , 20    .

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation, its general partner

By:
Name:
Title:

[Chief Financial Officer/Chief Executive Officer/Chief Accounting Officer/Executive Vice President/President]

Exhibit C-2

Exhibit D-1

COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER OR

CHIEF EXECUTIVE OFFICER OR SENIOR VICE PRESIDENT OF

FINANCE OR EXECUTIVE VICE PRESIDENT OR PRESIDENT

(Loan Request)

The undersigned Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President of Mack-Cali Realty Corporation (“MCRC”), the general partner of Mack-Cali Realty, L.P. (the “Borrower”), HEREBY CERTIFIES THAT:

This Compliance Certificate is furnished pursuant to §2.5(iv)(c), §2A.9 and/or §11.1 of the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 among the Borrower, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent, certain other Lenders and other parties as provided therein (as the same may now or hereafter be amended from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the compliance of the Borrower and its subsidiaries (as defined in the Credit Agreement) with the covenants contained in §9.1 and §9.6 of the Credit Agreement on a pro-forma basis after giving effect to the requested Revolving Credit Loan, Swing Loan, Competitive Bid Loan and/or Letter of Credit, all of which data and computations, to the knowledge and belief of the chief financial officer or chief executive officer or chief accounting officer or executive vice president or president executing and delivering this Compliance Certificate on behalf of the Borrower (the “Chief Financial Officer” or “Chief Executive Officer” or “Chief Accounting Officer” or “Executive Vice President” or “President” as the case may be), are true, complete and correct.

The activities of the Borrower, MCRC and their respective Subsidiaries and subsidiaries (as defined in the Credit Agreement) since the date of the last Compliance Certificate submitted by the Borrower to the Agent have been reviewed by the Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President and/or by employees or agents under his/her immediate supervision.  Based upon such review, to the knowledge and belief of the Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President, both before and after giving effect to the requested Revolving Credit Loan, Swing Loan, Competitive Bid Loan and/or Letter of Credit, (1) no Default or Event of Default exists on the date hereof or will exist under the Credit Agreement or any other Loan Document on the Drawdown Date of such Loan or the date of [issue] [extension or renewal] of such

Exhibit D-1-1

Letter of Credit, and (2) after taking into account such requested Loan or Letter of Credit, no Default or Event of Default will exist as of the Drawdown Date or the date of [issue] [extension or renewal] of such Letter of Credit, or thereafter.

To the knowledge and belief of the Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President, each of the representations and warranties of the Borrower and MCRC contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which they were made and is also true at and as of the date hereof and will be true at and as of the time of the making of the requested Loan or the [issuance] [extension or renewal] of the requested Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by the Credit Agreement or the other Loan Documents and changes occurring in the ordinary course of business, and except to the extent that such representations and warranties relate expressly to an earlier date) or to the extent of a Non-Material Breach, the effect of which is included in the Schedule 1 calculations as required by the Credit Agreement.

The Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President certifies that he/she is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

WITNESS our hands this      day of                       , 20    .

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its general partner

By:
Name:
Title:

Exhibit D-1-2

Exhibit D-2

COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER

OR CHIEF ACCOUNTING OFFICER

(MCRLP Financial Statements)

The undersigned Chief Financial Officer/ Chief Accounting Officer of Mack-Cali Realty Corporation (“MCRC”), the general partner of Mack-Cali Realty, L.P. (the “Borrower”), HEREBY CERTIFIES THAT:

This Compliance Certificate is furnished pursuant to §7.4(c) of the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 among the Borrower, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent, certain other Lenders and other parties as provided therein (as the same may now or hereafter be amended from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

As required by §7.4(c) of the Credit Agreement, financial statements of the Borrower and its subsidiaries (as defined in the Credit Agreement) for the [year] [quarter] ended             , 20     (the “Financial Statements”) prepared in accordance with GAAP in all material respects (subject, in the case of quarterly statements, to year-end adjustments none of which are anticipated to be materially adverse, except as specifically disclosed in this Compliance Certificate) accompany this Compliance Certificate.  The Financial Statements present fairly the financial position of the Borrower and its subsidiaries (as defined in the Credit Agreement) as at the date thereof and the results of operations of the Borrower and its subsidiaries for the period covered thereby.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the compliance of the Borrower and its subsidiaries with the covenants contained in §8.6 and §9 of the Credit Agreement, all of which data and computations, to the knowledge and belief of the chief financial officer or chief accounting officer executing and delivering this Compliance Certificate on behalf of the Borrower (the “Chief Financial Officer” or “Chief Accounting Officer”), are true, complete and correct.

The activities of the Borrower and its subsidiaries (as defined in the Credit Agreement) during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer/ Chief Accounting Officer and/or by employees or agents under his immediate supervision.  Based upon such review, during the period covered by the Financial Statements, and as of the date of this Certificate, no Default or Event of Default has occurred and is continuing, except as specifically disclosed in this Compliance Certificate.

Exhibit D-2-1

The Chief Financial Officer/ Chief Accounting Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

WITNESS our hands this      day of                       , 20    .

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its general partner

By:
Name:
Title:

Exhibit D-2-2

Exhibit D-3

COMPLIANCE CERTIFICATE

OF CHIEF FINANCIAL OFFICER OR

CHIEF ACCOUNTING OFFICER

(MCRC Financial Statements)

The undersigned Chief Financial Officer/ Chief Accounting Officer of Mack-Cali Realty Corporation (“MCRC”) HEREBY CERTIFIES THAT:

This Compliance Certificate is furnished pursuant to §7.4(c) of the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 among Mack-Cali Realty, L.P. (the “Borrower”), JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent, certain other Lenders and other parties as provided therein (as the same may now or hereafter be amended from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

As required by §7.4(c) of the Credit Agreement, financial statements of MCRC and its respective subsidiaries (as defined in the Credit Agreement) for the [year] [quarter] ended             , 20     (the “Financial Statements”) prepared in accordance with GAAP in all material respects (subject, in the case of quarterly statements, to year-end adjustments none of which are anticipated to be materially adverse, except as specifically disclosed in this Compliance Certificate) accompany this Compliance Certificate.  The Financial Statements delivered herewith present fairly the financial position of MCRC and its subsidiaries (as defined in the Credit Agreement) as at the date thereof and the results of operations of MCRC and its subsidiaries for the period covered thereby.

The activities of MCRC and its subsidiaries (as defined in the Credit Agreement) during the period covered by the Financial Statements have been reviewed by the chief financial officer/ chief accounting officer of MCRC and/or by employees or agents under his immediate supervision.  Based upon such review, during the period covered by the Financial Statements, and as of the date of this Certificate, no Default or Event of Default has occurred and is continuing, except as specifically disclosed in this Compliance Certificate.

Exhibit D-3-1

WITNESS our hands this      day of                       , 20    .

MACK-CALI REALTY CORPORATION

By:
Name:
Title:

Exhibit D-3-2

Exhibit D-4

COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER OR

CHIEF EXECUTIVE OFFICER OR SENIOR VICE PRESIDENT OF

FINANCE OR EXECUTIVE VICE PRESIDENT OR PRESIDENT

[(Merger, Consolidation or Reorganization)] [(Disposition of Unencumbered Property or Disposition of other Real Estate)] [(Closing Compliance Certificate)]

The undersigned Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President of Mack-Cali Realty Corporation (“MCRC”), the general partner of Mack-Cali Realty, L.P. (the “Borrower”), HEREBY CERTIFIES THAT:

This Compliance Certificate is furnished pursuant to [§8.3(a)], [§8.3(b)(ii)], [§8.3(b)(iii)] or [§10.11] of the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 among the Borrower, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent, certain other Lenders and other parties as provided therein (as the same may now or hereafter be amended from time to time, the “Credit Agreement”).  The Borrower hereby gives the Administrative Agent notice of [a merger, consolidation or reorganization pursuant to §8.3(a) of the Credit Agreement] [the intention to Sell an Unencumbered Property or to grant an Indebtedness Lien on an Unencumbered Property pursuant to §8.3(b)(ii) or for other Real Estate in the case of § 8.3(b)(iii) of the Credit Agreement or to release from an escrow account Eligible Cash 1031 Proceeds from the exchange of Real Estate under §1031 of the Code pursuant to §8.3(b)(ii)](1).  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings described in the Credit Agreement.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the compliance of the Borrower and its subsidiaries (as defined in the Credit Agreement) with the covenants contained in §9 of the Credit Agreement on a pro forma basis after giving effect to [such merger, consolidation or reorganization] [such proposed Sale or Indebtedness Lien] [the Closing Date] and all liabilities, fixed or contingent, pursuant thereto, all of which data and computations, to the knowledge and belief of the chief financial officer or chief executive officer or chief accounting officer or executive vice president or president executing and delivering this Compliance Certificate on behalf of the Borrower (the “Chief Financial Officer” or “Chief Executive Officer” or “Chief Accounting Officer” or “Executive Vice President” or “President”, as the case may be), are true, complete and correct.

(1)  Omit this sentence for Compliance Certificate delivered at closing pursuant to §10.11 of the Credit Agreement

Exhibit D-4-1

The activities of the Borrower, MCRC and their respective Subsidiaries and subsidiaries (as defined in the Credit Agreement) have been reviewed by the Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President and/or by employees or agents under his/her immediate supervision.  Based upon such review, to the best knowledge and belief of the Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President,

[(for §8.3(b)(ii) or (iii)) a Default or Event of Default has occurred and is continuing, but (a) the Borrower intends to (i) apply the net proceeds of the proposed Sale or Indebtedness Lien to the repayment of the Loan, (ii) segregate the net proceeds in an escrow account and apply them solely to a qualified, deferred exchange under §1031 of the Code or (iii) complete an exchange for other real property of equivalent value under §1031 of the Code, which real property will become an Unencumbered Property upon acquisition and (b) after serving effect to the proposed Sale or Indebtedness Lien, no Default or Event of Default would occur and be continuing.]

The Chief Financial Officer/ Chief Executive Officer/ Chief Accounting Officer/ Executive Vice President/ President certifies that he/she is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower and MCRC.

WITNESS our hands this      day of                       , 20    .

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its general partner

By:
Name:
Title:
Title:

Exhibit D-4-2

Exhibit E

FORM OF CLOSING CERTIFICATE

[LETTERHEAD OF MACK-CALI REALTY, L.P.]

July 16, 2013

JPMorgan Chase Bank, N.A., individually

and as Administrative Agent, and the other

lending institutions party to the Credit

Agreement described below

383 Madison Avenue, 24th Floor

New York, New York  10179

Re:                             Closing Certificate under the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (the “Credit Agreement”)

Ladies and Gentlemen:

The undersigned hereby certifies to you, in accordance with the provisions of §10.11 of the Credit Agreement, that (a) the representations and warranties of the Borrower contained in the Credit Agreement and in each document and instrument delivered pursuant to or in connection therewith are true as of the date hereof, (b) no Default or Event of Default has occurred and is continuing on the date hereof, and (c) all Real Estate which is an Unencumbered Property on the date hereof, to the knowledge of the undersigned, (i) is not subject to any Liens (including any such Liens imposed by the organizational documents of the owner of such asset but excluding Permitted Liens), (ii) is not the subject of a Disqualifying Environmental Event and (iii) otherwise qualifies as an Unencumbered Property pursuant to the definition thereof.

Unless otherwise defined herein, the terms used in this Closing Certificate have the meanings given them in the Credit Agreement.

Very Truly Yours,

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its general partner

By:
Name:
Title:

Exhibit E-1

Exhibit F

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between                                                  (the “Assignor”) and                                                    (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, or modified and in effect from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

Subject to the terms and conditions of this Assignment and Assumption Agreement and §18.1 and §18.2 of the Credit Agreement, for an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), provided, however, that the Assignor shall retain its rights to be indemnified pursuant to §16 of the Credit Agreement with respect to any claims or actions arising prior to the Effective Date and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above, except to the extent related to or arising out of the rights that the Assignor retained pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of (2)]

(2)  Select Lender as applicable.

Exhibit F-1

3.	Borrower:	MACK-CALI REALTY, L.P.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A.,
as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Fourth Amended and Restated Revolving Credit Agreement, dated as of July 16, 2013, among the Borrower, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent, certain other Lenders and other parties as provided therein.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders (including LC Disbursements)*	Amount of Commitment/Loans Assigned (including participations in Letters of Credit)*	Percentage Assigned of Commitment/Loans(3)

Commitment	$	$		%

Revolving Loans	$	$		%

Competitive Bid Loans	$	$		%

Letter of Credit Participations Interest	$	$		%

Swingline Loan Participations Interest	$	$		%

[7.	Trade Date:	](4)

8.	Fee:	The [Assignor/Assignee] shall pay the Administrative Agent the fee required by the Credit Agreement prior to the Effective Date.

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
acting in its capacity as Administrative Agent, Swing Lender and Fronting Bank

By:
Name:
Title:

Consented to:

MACK-CALI REALTY, L.P.

By:
Name:
Title:

Exhibit F-3

ANNEX 1

Reference is made to the Fourth Amended and Restated Revolving Credit Agreement, dated as of July 16, 2013, among the Borrower, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent, certain other Lenders and other parties as provided therein (as the same may now or hereafter be amended from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment and Assumption to which this annex is attached and if not defined therein, shall have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1                   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of MCRC, the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by MCRC, the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, and it is an Eligible Assignee, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §§6.4 and 7.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (iv) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and

Exhibit F-4

executed by the Assignee, and (v) if the Assignee is not already a Lender under the Credit Agreement, attached to this Assignment and Assumption is an Administrative Questionnaire duly completed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.              Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.              General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit F-5

Exhibit G

FORM OF COMPETITIVE BID NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned MACK-CALI REALTY, L.P., a Delaware limited partnership (the “Borrower”), promises to pay to the order of                                      (the “Lender”) at the Administrative Agent’s Head Office (as defined in the Credit Agreement referred to below):

(a)  on [insert applicable maturity, which is last day of Interest Period] (the “Bid Maturity Date”) the principal amount of                                  DOLLARS ($                            ) or, if less, the aggregate unpaid principal amount of Competitive Bid Loans advanced by the Lender to the Borrower pursuant to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lender, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., individually and as Syndication Agent, and the other parties thereto; and

(b)  interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the Bid Maturity Date hereof at the times provided in the Credit Agreement and at the rate of             %.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Lender and any holder hereof pursuant to the Credit Agreement or by operation of law is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Competitive Bid Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Competitive Bid Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Competitive Bid Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Competitive Bid Loans shall be prima facie evidence of the

Exhibit G-1

principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

Exhibit G-2

IN WITNESS WHEREOF, the undersigned have caused this Competitive Bid Note to be signed in its name and its seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its General Partner

By:
Name:
Title:

Exhibit G-3

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

Exhibit G-4

Exhibit H

FORM OF COMPETITIVE BID QUOTE REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue, 40th Floor

New York, New York  10179

Attention:                                         Marc E. Costantino                                      (Fax: 212-270-3513)

Re:                             Competitive Bid Quote Request

This Competitive Bid Quote Request is given in accordance with §2A.3 of the Fourth Amended and Restated Revolving Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of July 16, 2013 by and among (a) Mack-Cali Realty, L.P. (the “Borrower”), (b) JPMorgan Chase Bank, N.A., Bank of America, N.A. and the other lending institutions listed on Schedule 1.2 thereto (collectively, the “Lenders”) (c) JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the Lenders, Swing Lender and Fronting Bank (the “Administrative Agent”) and (d) Bank of America, N.A., individually and as Syndication Agent.  Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

The Borrower hereby requests that the Agent obtain quotes for a [LIBOR][Absolute] Competitive Bid Loan based upon the following:

1.                                      The requested Drawdown Date of the Competitive Bid Loan shall be                                     , 20      .(5)

2.                                      The aggregate amount of the Competitive Bid Loans shall be $                              .(6)

3.                                      The duration of the Interest Period applicable hereto shall be                               .(7)

(5)                   The date must be a Business Day.

(6)                   This amount shall be $5,000,000 or larger multiple of $1,000,000.

(7)                   The stated Interest Period is subject to the provisions of the definition of Interest Period.

Exhibit H-1

Very truly yours,

MACK-CALI REALTY, L.P.
By: Mack-Cali Realty Corporation, its General Partner

Name:
Title:

[Chief Financial Officer/Chief Executive Officer/Chief Accounting Officer/Executive Vice President/President]

Exhibit H-2

Exhibit I

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

                              , 20

[Name of Lender]

[Address]

Attn:

Re:                             Invitation for Competitive Bid Quotes

Reference is hereby made to that certain Fourth Amended and Restated Revolving Credit Agreement (as amended and in effect from time to time, the “Credit Agreement”) dated as of July 16, 2013 by and among (a) Mack-Cali Realty, L.P. (the “Borrower”), (b) JPMorgan Chase Bank, N.A., Bank of America, N.A. and the other lending institutions listed on Schedule 1.2 thereto (collectively, the “Lenders”) (c) JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the Lenders, Swing Lender and Fronting Bank (the “Administrative Agent”) and (d) Bank of America, N.A., individually and as Syndication Agent.  Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2A.3 of the Credit Agreement, you are invited to submit a competitive bid quote to the Borrower for the following proposed [LIBOR][Absolute] Competitive Bid Loan(s):

Requested Drawdown Date	Principal Amount	Interest Period

Such Competitive Bid Quotes should specify a Competitive Bid Margin in the case of a requested LIBOR Competitive Bid Loan, or a Competitive Bid Rate in the case of a requested Absolute Competitive Bid Loan.

All Competitive Bid Quotes must be submitted to the Administrative Agent by telex or facsimile transmission at its offices as specified in or pursuant to §19 of the Credit Agreement not later than (a) 10:00 a.m. (New York City time) on the third LIBOR Business Day prior to the proposed Drawdown Date, in the case of a LIBOR Competitive Bid Loan, or (b) 10:00 a.m. (New York City time) on the proposed Drawdown Date in the case of an Absolute Competitive Bid Loan.(8)  Quotes received after these deadlines will not be forwarded to the Borrower.

(8)    The Administrative Agent may submit Competitive Bid Quotes in its capacity as a Lender only if submitted to the Borrower not later than (a) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Competitive Bid Loan or (b) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Competitive Bid Loan.

Exhibit I-1

Submitted bids must be for $1,000,000 or a larger multiple of $500,000 and may not exceed the aggregate principal amount of Competitive Bid Loans for which offers were requested.  All Competitive Bid Quotes should be submitted in substantially the form of Exhibit J to the Credit Agreement.  Please follow-up your submitted written bids with telephone verification to confirm receipt.

Very truly yours,

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

By:
Name:
Title:

Exhibit I-2

Exhibit J

FORM OF COMPETITIVE BID QUOTE

JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue, 40th Floor

New York, New York  10179

Attention:                                         Marc E. Costantino                                      (Fax: 212-270-3513)

Re:                             Competitive Bid Quote to Mack-Cali Realty, L.P.

This Competitive Bid Quote is given in accordance with §2A.5 of the Fourth Amended and Restated Revolving Credit Agreement (as amended or modified from time to time, the “Credit Agreement”) dated as of July 16, 2013 by and among (a) Mack-Cali Realty, L.P. (the “Borrower”), (b) JPMorgan Chase Bank, N.A., Bank of America, N.A. and the other lending institutions listed on Schedule 1.2 thereto (collectively, the “Lenders”) (c) JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the Lenders, Swing Lender and Fronting Bank (the “Administrative Agent”) and (d) Bank of America, N.A., individually and as Syndication Agent.  Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

In response to the Competitive Bid Quote Request of the Borrower dated                                   , 20      , we hereby make the following [LIBOR][Absolute] Competitive Bid Quote on the following terms:

1.                                      Quoting Lender :

2.                                      Person to contact at Quoting Lender:

3.                                      Drawdown Date:(9)

4.                                      We hereby offer to make Competitive Bid Loan(s) in the following maximum principal amounts for the following Interest Period(s) and at the following rates:

Maximum Principal Amount(10)	Interest Period(11)	Competitive Bid Margin(12)	Competitive Bid Rate(13)

(9)                   As specified in the related Competitive Bid Quote Request.

(10)            The principal amount bid for each Interest Period may not exceed the principal amount requested.  Competitive Bid Quotes must be made for at least $1,000,000 or a larger multiple of $500,000, and in accord with the other provisions of §2A.5(b)(ii) of the Credit Agreement.

Exhibit J-1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) [is][are] accepted, in whole or in part.

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

Dated:

[We intend to fund this proposed Competitive Bid Loan through our Designated Bank, which is                                 .]

(11)            As specified in the related Competitive Bid Quote Request.

(12)            To be specified in the case of a LIBOR Competitive Bid Loan, in accord with the provisions of §2A.5(b)(iv) of the Credit Agreement.

(13)            To be specified in the case of an Absolute Competitive Bid Loan, in accord with the provisions of §2A.5(b)(v) of the Credit Agreement.

Exhibit J-2

Exhibit K

FORM OF NOTICE OF ACCEPTANCE OR

NON-ACCEPTANCE OF COMPETITIVE BID QUOTE(S)

MACK-CALI REALTY, L.P.

Under §2A.7 of the Fourth Amended and Restated Revolving Credit Agreement (the “Credit Agreement”)

dated as of July 16, 2013

Date of Competitive Bid Loan Quote:
Type of Competitive Bid Loan Requested:	[LIBOR][Absolute]
Requested Drawdown Date:

Mack-Cali Realty, L.P. hereby accepts the following Competitive Bid Quote(s):

Principal Amount of Quote	Interest Period(s)	Competitive Bid Rate/Competitive Bid Margin	Lender

Mack-Cali Realty, L.P. hereby rejects the following Competitive Bid Quote(s):

Principal Amount of Quote	Interest Period(s)	Competitive Bid Rate/Competitive Bid Margin	Lender

The accepted and rejected Competitive Bid Quotes described above constitute all Competitive Bid Quotes submitted by the Lenders in accordance with §2A.5 of the Credit Agreement.

Exhibit K-1

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation,
its General Partner

By:
Name:
Title:

[Chief Financial Officer/Chief Executive Officer/Chief Accounting Officer/Executive Vice President/President]

Date:

Exhibit K-2

Exhibit L

FORM OF NOTICE OF CONTINUATION/CONVERSION

                           , 20

JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue, 40th Floor

New York, New York  10179

Attention:                                         Marc E. Costantino                                      (Fax: 212-270-3513)

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the respective meanings assigned to those terms in the Credit Agreement) among Mack-Cali Realty, L.P. as the Borrower, the institutions from time to time party thereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Lender and Fronting Bank and Bank of America, N.A., as Syndication Agent.  The Borrower hereby gives you notice pursuant to §§2.6 or 2.1(b)(ii) of the Credit Agreement for the [Revolving Credit Loans/Swing Loans] specified below that they elect to:

1.                                      [Continue as Revolving Credit LIBOR Rate Loans $                         in aggregate principal amount of the outstanding Revolving Credit LIBOR Rate Loans, the current Interest Period of which ends on                             , 20      ].

2.                                      [Convert to [Alternate Base Rate Loans] [Revolving Credit LIBOR Rate Loans] $                             in aggregate principal amount of the outstanding [Revolving Credit LIBOR Rate Loans] [Alternate Base Rate Loans], the current Interest Period of which ends on                           ].

3.                                      [Convert to Alternate Base Rate Loans $                           in aggregate principal amount of the outstanding Swing Loans.]

4.                                      The date for such [continuation] [and] [conversion] shall be                               .

5.                                      [The Interest Period for such continued or converted (as applicable) Revolving Credit LIBOR Rate Loans is requested to be [a                                    month period].

Exhibit L-1

The Borrower hereby certifies to the Agent and each of the Lenders that on the date hereof there are no prohibitions under the Credit Agreement to the requested conversion/continuation, no such prohibitions will exist on the date of the requested conversion/continuation, the requested [conversion] [continuation] is in accordance with the provisions of §§2.6 or 2.1(b)(ii) of the Credit Agreement.

Executed as of this            day of                       , 20      .

MACK-CALI REALTY CORPORATION, as Borrower Representative

By:
Its:

[Chief Financial Officer/Chief Executive Officer/Chief Accounting Officer/Executive Vice President/President]

Exhibit L-2

Exhibit M

FORM OF DESIGNATED BANK NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned MACK-CALI REALTY, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of                                      (the “Designated Bank”) at the Administrative Agent’s Head Office (as defined in the Credit Agreement defined below):

(a)  on [insert applicable date, which is the last day of the Interest Period] (the “Bid Maturity Date”) the principal amount of                                                      Dollars ($                              ) or, if less, the aggregate unpaid principal amount of Competitive Bid Loans advanced by the Lender to the Borrower pursuant to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Lender and Fronting Bank, Bank of America, N.A., as Syndication Agent, and the other parties thereto; and

(b)  interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the Bid Maturity Date hereof at the times provided in the Credit Agreement and at the rate of     %.

This Designated Bank Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Designated Bank and any holder hereof pursuant to the Credit Agreement or by operation of law is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Designated Bank Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Designated Bank to make or cause to be made, at the time of receipt of any payment of principal of this Designated Bank Note, an appropriate notation on the grid attached to this Designated Bank Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Competitive Bid Loan or the receipt of such payment.  The outstanding amount of the Competitive Bid Loan set forth on the grid attached to this Designated Bank Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Designated Bank with respect to any Competitive Bid Loans shall be prima facie evidence of the principal amount thereof

Exhibit M-1

owing and unpaid to the Designated Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Designated Bank Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Designated Bank Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Designated Bank Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Designated Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Designated Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Designated Bank Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Designated Bank Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS DESIGNATED BANK NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS DESIGNATED BANK NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

Exhibit M-2

This Designated Bank Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Exhibit M-3

IN WITNESS WHEREOF, the undersigned has caused this Designated Bank Note to be sealed and signed in its partnership name by its duly authorized officer as of the day and year first above written.

MACK-CALI REALTY, L.P.

WITNESS:	By: Mack-Cali Realty Corporation,
its general partner

By:
Name:
Title:

Exhibit M-4

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

Exhibit M-5

Exhibit N

FORM OF DESIGNATION AGREEMENT

Dated                         , 20

Reference is made to that certain Fourth Amended and Restated Revolving Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of July 16, 2013 among Mack-Cali Realty, L.P. (the “Borrower”), JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Swing Lender and Fronting Bank (the “Administrative Agent”), Bank of America, N.A., individually and as Syndication Agent, and the other Lenders party thereto.  Capitalized terms used herein without being defined herein have the meanings assigned to them in the Credit Agreement.

[NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNEE] (the “Designee”), the Administrative Agent and the Borrower agree as follows:

1.                                      The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Loans pursuant to §2A.1 of the Credit Agreement.  Any assignment by Designor to Designee of its rights to make a Competitive Bid Loan pursuant to such §2A.1 shall be effective at the time of the funding of such Competitive Bid Loan and not before such time.

2.                                      Except as set forth in §7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto or (b) the financial condition of the Borrower or MCRC or the performance or observance by the Borrower or MCRC of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3.                                      The Designee (a) confirms that it has received a copy of each Loan Document or any other instrument or document furnished pursuant thereto, together with copies of the financial statements referred to in §6.4 of the Credit Agreement and delivered pursuant to §7.4 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement, (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document,

Exhibit N-1

(c) confirms that it is a Designated Lender, (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto, and (e) agrees to be bound by each and every provision of each Loan Document and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Lender, subject to §18.10 of the Credit Agreement.

4.                                      The Designee hereby appoints the Designor as the Designee’s agent and attorney in fact, and grants to the Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Credit Agreement, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on the Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the Credit Agreement or other Loan Documents, subject to §25 of the Credit Agreement.  Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee.  The Borrower, the Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.

5.                                      Following the execution of this Designation Agreement by the Designor and the Designee, it will be delivered to the Administrative Agent.  The effective date for this Designation Agreement (the “Effective Date”) shall be the date of receipt hereof by the Administrative Agent, unless otherwise specified on the signature page hereto.

6.                                      The Administrative Agent hereby agrees that it will not institute against the Designee or join any other Person in instituting against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by the Designee and (ii) the Maturity Date.

7.                                      The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee (except as set forth in § 8 below), in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder; provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.

Exhibit N-2

8.                                      Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right (subject to the provisions of §2A.5(b) of the Credit Agreement) to make Competitive Bid Loans as a Lender pursuant to §2A.5(b) of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however, that the Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designee which is not otherwise required to repay obligations of the Designee which are then due and payable.  Notwithstanding the foregoing, the Designor, as administrative agent for the Designee, shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every one of the obligations of the Designee and the Designor with respect to the Credit Agreement, including, without limitation, any indemnification obligations under §16 of the Credit Agreement and any sums otherwise payable to the Borrower by the Designee.

9.                                      This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.                               This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit N-3

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date:
, 20

[NAME OF DESIGNOR], as Designor

By:
Title:

[NAME OF DESIGNEE] as Designee

By:
Title:

[ADDRESS]
Accepted this day
of , 20

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

Exhibit N-4

EXHIBIT O-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Mack-Cali Realty, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto (each a “Lender” and collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.13(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit O-1-1

EXHIBIT O-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Mack-Cali Realty, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto (each a “Lender” and collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.13(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit O-2-1

EXHIBIT O-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Mack-Cali Realty, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto (each a “Lender” and collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.13(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit O-3-1

EXHIBIT O-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Credit Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Mack-Cali Realty, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto (each a “Lender” and collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.13(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit O-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit O-4-2